Registration Nos. 333-151912
                                                                       811-08868

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                 [ ]

Pre-Effective Amendment No.   1                                         [X]
                            -----

Post-Effective Amendment No. ___                                        [ ]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940         [ ]

Amendment No.  18                                                       [X]
               ---

                            ------------------------

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVL
                                  (Registrant)

                            ------------------------

                          AMERITAS LIFE INSURANCE CORP.
                                   (Depositor)
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-1122

                            ------------------------

                                 Robert G. Lange
              Vice President, General Counsel & Assistant Secretary
                          Ameritas Life Insurance Corp.
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-325-4249

                            ------------------------

Approximate Date of Proposed Public Offering: as soon as practicable after effective date.



    TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

     AMERITAS ADVISOR VUL Flexible Premium Variable Universal Life Insurance

PROSPECTUS:   [effective date]

                                            [Ameritas Life Insurance Corp. Logo]
                                                                 A UNIFI Company

Ameritas Advisor VUL (SM)

                                                   Ameritas Life Insurance Corp.
Individual Flexible Premium                                Separate Account LLVL
Variable Universal Life Insurance Policy

         This prospectus describes the Policy, especially its Separate Account. The Policy is designed to help you, the Policy Owner, provide life insurance protection while having flexibility, within limits, as to the amount and timing of premium payments, the amount of the death benefit, and how you invest your Account Value. The value of your Policy will increase or decrease based on the performance of the Investment Options you choose. The amount of the death benefit can also vary as a result of investment performance.

         You may allocate all or part of your Account Value among a variety of Subaccount variable Investment Options where you have the investment risk, including possible loss of principal. The Subaccounts are listed in the Investment Options section of this prospectus.

         You may also allocate all or part of your investment to a Fixed Account option, where we have the investment risk. We guarantee a fixed rate of interest on your investment in the Fixed Account.

     Please Read this Prospectus Carefully and Keep It for Future Reference. It provides information you should consider before investing in a Policy.

          Prospectuses for the portfolios that underlie the Subaccount variable Investment Options are available without
        charge from your sales representative or from our Service Center.


             The Securities and Exchange Commission ("SEC") does not
             pass upon the accuracy or adequacy of this prospectus,
               and has not approved or disapproved the Policy. Any
              representation to the contrary is a criminal offense.

           This prospectus may only be used to offer the Policy where the Policy may lawfully be sold. The Policy, and certain
           features described in this prospectus, may not be available in all states.

       No one is authorized to give information or make any representation about the Policy that is not in this prospectus. If anyone does so, you should not rely upon it as being accurate or adequate.


            NOT FDIC INSURED o MAY LOSE VALUE o NO BANK GUARANTEE

              Ameritas Life Insurance Corp. (we, us, our, Ameritas)
            Service Center, P.O. Box 81889, Lincoln, Nebraska 68501.
                     1-800-255-9678. www.ameritasdirect.com

Contacting Us. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                         Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 81889
                            Lincoln, Nebraska 68501
                                       Or
                                5900 "O" Street
                            Lincoln, Nebraska 68510
                           Telephone: 1-800-255-9678
                              Fax: 1-402-467-7335
                        Interfund Transfer Request Fax:
                                 1-402-467-7923
                           Email: direct@ameritas.com

Express mail packages should be sent to our street address, not our P.O. Box address.

Remember, the Correct Form of Written Notice "in good order" is important for us to accurately process your Policy elections and changes. Many forms can be found at the online services section of our Internet site. Or, call us at our toll-free number and we will send you the form you need and tell you the information we require.

Facsimile Written Notice. To provide you with timely service you want, we accept some Written Notices by facsimile. However, by not requiring your original signature, there is a greater risk unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge. We are entitled to act upon facsimile signatures that reasonably appear to us to be genuine.

Make checks payable to:
"Ameritas Life Insurance Corp."

TABLE OF CONTENTS                                             Begin on Page

POLICY SUMMARY........................................................3
     Policy Benefits                                             3
     Policy Risks                                                4
CHARGES...............................................................7
     Policy Charges                                              7
     Portfolio Company Operating Expenses                        8
CHARGES EXPLAINED.....................................................11
     Transaction Charges                                        11
     Periodic Charges:
     Monthly Deductions from Account Value                      11
     Periodic Charges:
     Daily Deductions from Separate Account Assets              12
INVESTMENT OPTIONS...................................................12
     Separate Account Variable Investment Options               12
     Fixed Account Option                                       15
     Transfers                                                  16
     Third Party Services                                       17
     Disruptive Trading Procedures                              17
     Systematic Transfer Programs                               19
     Model Asset Allocation                                     20
OTHER IMPORTANT POLICY INFORMATION...................................21
     Policy Application and Issuance                            21
     Account Value                                              22
     Telephone Transactions                                     23
     Electronic Delivery and Communications                     23
     Misstatement of Age or Gender                              23
     Suicide                                                    23
     Incontestability                                           24
     Assignment                                                 24
     Lapse and Grace Period                                     24
     Reinstatement                                              24
     Delay of Payments or Transfers                             25
     Beneficiary                                                25
     Minor Owner or Beneficiary                                 25
     Policy Changes                                             25
     "Right to Examine" Period                                  26
     Optional Features                                          26
     Nonparticipating                                           26
POLICY DISTRIBUTIONS.................................................26
     Death Benefit                                              26
     Policy Loans                                               28
     Cash Surrender                                             29
     Partial Withdrawal                                         29
     Payment of Policy Proceeds                                 29
TAX MATTERS..........................................................30
LEGAL PROCEEDINGS....................................................32
HOW TO GET FINANCIAL STATEMENTS......................................32
APPENDIX A: Optional Features........................................33
DEFINED TERMS........................................................34
     IMSA                                                     Last Page
     Illustrations
     Statement of Additional Information; Registration Statement
     Reports to You

POLICY SUMMARY

         The Ameritas Advisor VUL Policy is flexible premium variable universal life insurance offered and issued by Ameritas Life Insurance Corp. ("Ameritas" or "we"), 5900 "O" Street, Lincoln, Nebraska 68510. The Policy offers variable Investment Options through Subaccounts of Ameritas Life Insurance Corp. Separate Account LLVL (the "Separate Account"), a separate account operated by us under Nebraska law, and a fixed interest rate option through the Fixed Account. The Policy's primary purpose is to provide lifetime protection against economic loss due to the death of the insured person. We are obligated to pay all amounts promised under the Policy. Premium is used to create Account Value to cover Policy charges and to generate investment earnings. The amount we require as your first premium depends on the Policy benefits that you elect and the rate class of the Insured. The Policy is called a "flexible premium" policy because you may make any other premium payments you wish at any time. The Policy is referred to as a "variable" life insurance policy because the value of the amount you invest in the Policy may increase or decrease daily based on the investment results of the variable Investment Options that you choose. The amount we pay to the Policy's beneficiary upon the death of the Insured person (the "death benefit proceeds") may vary similarly. The Policy pays death benefit proceeds to the Policy beneficiary upon the Insured's death, or pays a Cash Surrender Value to you if you Surrender the Policy. The Insured cannot be over age 80 on the Insured's birthday nearest the Policy Date. We will issue the Policy only for an initial Specified Amount of insurance coverage of $100,000 or more. The Policy is subject to the laws of the state where the application is signed.

         POLICY BENEFITS

         You have flexibility under the Policy. Within certain limits, you can vary the amount and timing of premium payments, change the death benefit, and transfer amounts among the Investment Options. You can take out a Policy loan, make a partial withdrawal from the Account Value, or Surrender your Policy completely, subject to payment of any applicable charges and certain restrictions. We will pay Surrender amounts or death benefit proceeds in a lump sum.

Death Benefit.
     o We will pay the death benefit proceeds to the beneficiary when we receive satisfactory proof of death of the Insured while the Policy is in force.
     o    Three death benefit options are available.

Death benefit proceeds are reduced by any Policy Debt and any Monthly Deductions due but unpaid at death. See the POLICY DISTRIBUTIONS: Death Benefit section for details.

Surrender and Partial Withdrawals.
     o You can Surrender the Policy in full at any time for its Cash Surrender Value, or, within limits, withdraw part of the Account Value. Partial withdrawal charges are shown in the CHARGES section.
     o Restrictions include that we may defer payments from the Fixed Account for up to six months.

Loans.
     o    You may borrow a limited amount of Account Value.
     o    Interest accrues on outstanding loan amounts.
     o After five Policy years, a lower interest rate may be available for a portion of your Policy Debt.

Policy Riders.
         When you apply for the Policy, you can request any of the optional supplementary benefit riders that we make available. Charges for most riders will be deducted monthly from the Account Value. (See the CHARGES section on the next pages.) Availability of riders varies from state to state.

Investment Options.

     o Variable Investment Option allocations are invested in Subaccounts of the Separate Account, which in turn invest in corresponding underlying portfolios.
     o Fixed Account allocations are invested in our general account and we guarantee a fixed rate of interest.
     o You may transfer Account Value between Investment Options, subject to limits.
     o Model asset allocation, dollar cost averaging, portfolio rebalancing and earnings sweep systematic investment programs are available.

         Variable Investment Option returns vary, depending upon the investment results of the underlying portfolios. The Investment Options cover a broad spectrum of investment styles and strategies. Although the portfolios that underlie the Subaccounts operate like publicly traded mutual funds, there are important differences. You can transfer money from one investment account to another without tax liability. Also, any dividends and capital gains distributed by each underlying portfolio are automatically reinvested and reflected in the portfolio's value and create no taxable event for you. If and when Policy earnings are distributed (generally as a result of a Surrender or withdrawal), they will be treated as ordinary income instead of as capital gains.

         POLICY RISKS

Suitability, Investment Risks, and Underlying Portfolio Risks.
         The Policy is unsuitable for short-term savings or short-term life insurance needs. You should evaluate the Policy's long-term investment potential and risks before purchasing a Policy. You should purchase a Policy only if you have the financial capability and the intent to keep the Policy in force for a substantial period of time.

         Your Account Value (and in some circumstances your death benefit) will fluctuate with changes in interest rates and performance of the underlying portfolios. You assume the risk that your Account Value may decline or not perform to your expectations. Each underlying portfolio has various investment risks and some have greater risks than others.

         As mentioned above, the investment performance of any Investment Option may be good or bad. Your Policy value will rise or fall based on the investment performance of the underlying portfolios of the Subaccounts you select. The fund prospectuses accompanying this Policy prospectus provide comprehensive discussion of the risks of each underlying portfolio. There is no assurance that any underlying portfolio will meet its objectives.

Lapse Risks.
         If the Cash Surrender Value is not sufficient to pay charges when due, your Policy can terminate, or "lapse." This can happen if you have not paid enough premiums or if the Investment Options you selected experienced poor performance or because of a combination of both factors. You will be given a "grace period" within which to make additional premium payments to keep the Policy from lapsing. Even if the Policy does lapse, you may be given the opportunity to reinstate the Policy by making the required premium payments and satisfying certain other conditions.

         Since partial withdrawals reduce your Account Value, partial withdrawals increase the risk of lapse. Policy Debt also increases the risk of lapse.

Limitations on Access.
         As mentioned above, partial withdrawals may have certain limits and restrictions. As well, Policy Debt, partial withdrawals and Surrenders may be subject to income tax and penalty tax. Policy Debt and partial withdrawals will decrease death benefit protection and may cause the Policy to lapse, in which case you would have no coverage. Even if you pay Planned Periodic Premiums, your Policy could lapse if the Cash Surrender Value is not enough to pay the Monthly Deduction.

Transfer Risks.
         There is a risk that you will not be able to transfer your Account Value from one Investment Option to another because of limits on the dollar amount or frequency of transfers you can make. Limitations on transfers out of the Fixed Account are more restrictive than those that apply to transfers out of the Subaccounts.

Early Surrender Risks.
         Depending on the Account Value at the time you are considering Surrender, there may be little or no Cash Surrender Value payable to you.

Market Timing Risks.
         Investments in variable life insurance products can be a prime target for abusive transfer activity because these products value their Subaccounts on a daily basis and allow transfers among Subaccounts without immediate tax consequences. As a result, some investors may seek to frequently transfer into and out of Subaccounts in reaction to market news or to exploit a perceived pricing inefficiency. Whatever the reason, long-term investors in a Subaccount can be harmed by frequent transfer activity since such activity may expose the investment account's underlying portfolio to increased portfolio transaction costs and/or disrupt the portfolio manager's ability to effectively manage the portfolio's investments in accordance with the portfolio's investment objectives and policies, both of which may result in dilution with respect to interests held for long-term investment.

         To discourage disruptive frequent trading activity, we impose restrictions on transfers (See the Disruptive Trading Procedures section.) and reserve the right to change, suspend or terminate telephone, facsimile and Internet transaction privileges (See the Transfers section.). In addition, we reserve the right to take other actions at any time to restrict trading, including, but not limited to: (i) restricting the number of transfers made during a defined period, (ii) restricting the dollar amount of transfers, and
(iii) restricting transfers into and out of certain Subaccounts. We also reserve the right to defer a transfer at any time we are unable to purchase or redeem shares of the underlying portfolio.

         While we seek to identify and prevent disruptive frequent trading activity, it may not always be possible to do so. Therefore, no assurance can be given that the restrictions we impose will be successful in preventing all disruptive frequent trading and avoiding harm to long-term investors.

Tax Risks.
         Life insurance death benefits are ordinarily not subject to income tax. Other federal and state taxes may apply. In general, you will be taxed on the amount of a distribution if it exceeds the investment in the Policy (premiums paid). Any taxable distributions are treated as ordinary income (rather than as capital gains) for tax purposes.

         In order for you to receive the tax benefits extended to life insurance under the Internal Revenue Code (the "Code"), your Policy must comply with certain requirements of the Code. We will monitor your Policy for compliance with these requirements, but a Policy might fail to qualify as life insurance in spite of our monitoring. If this were to occur, you would be subject to income tax on the income credited to your Policy for the period of disqualification and all subsequent periods. The tax laws also contain a so-called "7 pay limit" that limits the amount of premium that can be paid in relation to the Policy's death benefit. If the limit is violated, the Policy will be treated as a "modified endowment contract," which can have adverse tax consequences. (See the Tax Matters section.) There are also certain Treasury Department rules referred to as the "investor control rules" that determine whether you would be treated as the "owner" of the assets underlying your policy. If that were determined to be the case, you would be taxed on any income or gains those assets generate. In other words, you would lose the value of the so-called "inside build-up" that is a major benefit of life insurance.

         There is a tax risk associated with Policy Debt. Although no part of a loan is treated as income to you when the loan is made (unless your Policy is a "modified endowment contract"), Surrender or lapse of the Policy would result in the loan being treated as a distribution at the time of lapse or Surrender. This could result in considerable taxable income. Under certain circumstances involving large amounts of outstanding loans and an insured person of advanced age, they might find they have to pay additional premium to keep their policy from lapsing and to avoid a significant tax burden if the policy should lapse.

         Tax consequences of ownership or receipt of Policy proceeds under federal, state and local estate, inheritance, gift and other tax laws can vary greatly depending upon the circumstances of each owner or beneficiary. There can also be unfavorable tax consequences on such things as the change of Policy ownership or assignment of ownership interests. For these and all the other reasons mentioned above, we recommend you consult with a qualified tax adviser before buying the Policy and before exercising certain rights under the Policy.

Buying a Policy might not be advisable if it is just replacing existing life insurance. You may wish to consult with your financial or insurance adviser.

CHARGES
         Some charges are rounded.  Charges may be less in certain states.

         POLICY CHARGES

         The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. The first table describes the fees and expenses that you will pay at the time that you pay a premium, Surrender the Policy, or transfer Account Value between Investment Options.

--------------------------------------------------- ----------------------- -------------------- --------------------
                                                                                   Guaranteed
   TRANSACTION FEES                                       When Deducted             Maximum              Current
--------------------------------------------------- ----------------------- -------------------- --------------------
PREMIUM CHARGE                                      When each premium is            5%                  3.5%
Calculated as a percentage of each premium          paid.
payment.
--------------------------------------------------- ----------------------- -------------------- --------------------
PARTIAL WITHDRAWAL FEE                              Upon each withdrawal.           $50                  $0
--------------------------------------------------- ----------------------- -------------------- --------------------
TRANSFER FEE (per transfer)                         First 15 transfers
                                                    per year:                       $0                   $0
                                                    Each additional
                                                    transfer:                       $10                  $0
--------------------------------------------------- ----------------------- -------------------- --------------------

         The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, to equal the annualized charges shown, not including Subaccount portfolio operating fees and expenses.

---------------------------------------------------- ---------------------- -------------------- --------------------
 PERIODIC CHARGES
(other than Subaccount portfolio operating             When Deducted              Guaranteed            Current
expenses)                                                                        Maximum (annual)       (annual)
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY DEDUCTIONS FROM ACCOUNT VALUE
     Several of the charges below vary based on individual characteristics. The cost shown for these charges may not be representative of the charge you will pay. Ask for a Policy illustration or see your Policy for the charge applicable to you.
---------------------------------------------------- ---------------------- -------------------- --------------------
COST OF INSURANCE                                           Monthly         Varies(1)            Varies (2)
                                                                            Minimum       $0.18  Minimum      $0.12
Rates are per $1,000 of the net amount at risk                              Maximum    $1000.00  Maximum   $1000.00
                                                                            Example (3)   $2.33  Example (3)  $1.42
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY ADMINISTRATIVE CHARGE                               Monthly
       Specified Amounts $100,000 - $249,999                                       $120                 $120
                Specified Amounts $250,000 +                                       $120                  $90
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY SPECIFIED AMOUNT CHARGE                                             Varies(2)            Varies(2)
                                                      Monthly during the    Policy year 2:       Policy year 2:
Rates are per $1,000 of Specified Amount.            first 10 Policy years  Minimum      $0.00   Minimum       $0.00
                                                    or the first 10 Policy  Maximum      $1.23   Maximum       $1.02
                                                   years after an increase  Examplez(4,5)$0.54   Example(4,6)  $0.45
                                                      in Specified Amount.
---------------------------------------------------------------------------------------------------------------------
DAILY DEDUCTIONS FROM SEPARATE ACCOUNT ASSETS
        (to equal the annual percentage stated of the Account Value in the Subaccounts )
---------------------------------------------------- ---------------------- -------------------- --------------------
RISK CHARGE (for mortality and expense risk)
                             Policy Years 1-15               Daily                 0.90%               0.70%
                                 Policy Years 16+                                  0.30%               0.10%
---------------------------------------------------- ---------------------- -------------------- --------------------

Periodic Charges Table Footnotes:

     (1) Rate varies by Insured's gender, risk class and Attained Age.
     (2) Rate varies by Insured's gender, Issue Age, risk class, Specified Amount, and the amount of time you have had your Policy.
     (3) "Example" charges assume an Insured who is male, best risk class, age 45 when the Policy is issued, a Specified Amount of $250,000, and that the Policy is in its first Policy year.
     (4) "Example" charges assume an Insured who is male, best risk class, age 25 when the Policy is issued, a Specified Amount of $100,000, and that the Policy is in its first Policy year.
     (5) The annual rate is $0.1980 in year 1, $0.5388 in years 2-6, $0.4308 in year 7, $0.3228 in year 8, $0.2160 in year 9, $0.1080 in year 10, and $0.00 thereafter. These same rates would apply for an increase in Specified Amount at Attained Age 25.
     (6) The annual rate is $0.1644 in year 1, $0.4488 in years 2-6, $0.3588 in year 7, $0.2688 in year 8, $0.1800 in year 9, $0.0900 in year 10, and $0.00 thereafter. These same rates would apply for an increase in Specified Amount at Attained Age 25.

---------------------------------------------------------------------------------------------------------------------
                                                                                 Guaranteed            Current
 COST OF OPTIONAL FEATURES                                 When Deducted      Maximum (annual)        (annual)
------------------------------------------------------ -------------------- -------------------- --------------------
 ACCELERATED BENEFIT RIDER                                     N/A                No Cost              No Cost
------------------------------------------------------ -------------------- -------------------- --------------------
 CHILDREN'S INSURANCE RIDER                                  Monthly               $5.76                $5.76
 Rate is per $1,000 of the rider benefit amount.
------------------------------------------------------ -------------------- -------------------- --------------------
 PAID-UP INSURANCE BENEFIT ENDORSEMENT                    When Benefit             3.5%                 3.5%
 Calculated as a percentage times the Account Value.         Elected
------------------------------------------------------ -------------------- -------------------- --------------------
 TERM INSURANCE RIDER                                        Monthly        Varies(1)            Varies(1)
 Rates are per $1,000 of the rider benefit amount.                          Minimum      $0.18   Minimum      $0.13
                                                                            Maximum   $1000.00   Maximum    $950.00
                                                                            Example(2)   $2.33   Example(2)   $1.74
------------------------------------------------------ -------------------- -------------------- --------------------
 WAIVER OF MONTHLY DEDUCTION RIDER                           Monthly        Varies (1)           Varies (1)
 Rates are per $100 of the Monthly Deduction.                               Minimum      $1.48   Minimum      $1.48
                                                                            Maximum     $17.28   Maximum     $17.28
                                                                            Example (2)  $4.10   Example (2)  $4.10
------------------------------------------------------ -------------------- -------------------- --------------------

Cost of Optional Features Table Footnotes:
    (1) Rate varies by Insured's gender, risk class and Attained Age.
    (2) "Example" charges assume an Insured who is male, best risk class, age 45 when the rider is issued, and that the rider coverage is in its first year.

         We currently do not assess a separate charge against our Separate Account or Fixed Account for any income taxes. We may, however, make such a charge in the future if income or gains within the Separate Account will incur any income tax liability, or if tax treatment of our company changes.

         The next table describes interest rates charged on amounts borrowed from the Policy, net of 3.0% annual credited interest rate.

--------------------------------------------------- ----------------------- -------------------- --------------------
                                                                                 Guaranteed
NET INTEREST CHARGED ON LOANS                            When Deducted             Maximum             Current
--------------------------------------------------- ----------------------- -------------------- --------------------
LOAN ACCOUNT  (effective annual rates)
   Regular Loan Interest Rate                               Upon each              1.0%                 1.0%
   Preferred Loan Interest Rate  (available only              Policy
   after five Policy years, on only a portion               Anniversary.           0.5%                 0.0%
   of the Policy Debt)
-------------------------------------------------------------- ---------------- ---------------- --------------------

         PORTFOLIO COMPANY OPERATING EXPENSES

         The next table shows the minimum and maximum total operating expenses of the underlying portfolios. Expenses before and after any waivers or reductions are expressed as a percentage of average net assets as of December 31, 2007. The chart below the table lists information for each Subaccount's underlying portfolio. Actual fees and expenses for the underlying portfolios vary daily, so expenses for any given day may be greater or less than listed. More detail concerning each portfolio's fees and expenses is contained in the prospectus for that portfolio.

---------------------------------------------------------------------------- -------------------- --------------------
TOTAL ANNUAL PORTFOLIO COMPANY OPERATING EXPENSES
     Expenses that are deducted from portfolio assets, including                    Minimum           Maximum
     management fees, distribution and/or service (12b-1) fees, and other expenses
------------------------------------------------------------------------------- ------------------ ------------------
Before any Waivers and Reductions                                                    0.14% (1)          1.61% (2)
------------------------------------------------------------------------------- ------------------ ------------------
After any Waivers and Reductions (explained in the footnotes to the Portfolio        0.14% (1)          1.61% (2)
Expenses Table at the end of this section)
------------------------------------------------------------------------------- ------------------ ------------------

(1) Vanguard Equity Index Portfolio
(2) CVS Social International Equity Portfolio and Rydex Sector Rotation
Portfolio

--------------------------------------------------------------------------------------------------------------------------

                                                                Acquired
                                                                Fund Fees      Total      Waivers       Total Expenses
Subaccount's underlying           Management   12b-1    Other      and       Portfolio     and        after waivers and
Portfolio Name*                      Fees      Fees**   Fees    Expenses***     Fees     Reductions    reductions if any
--------------------------------------------------------------------------------------------------------------------------
AIM VI, Series I (1)
---------------------------------------------------------------------------------------------------------------------
International Growth                0.71%       -       0.36%      0.01%        1.08%     0.01%(2)      1.07% (3)
---------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP, Class I
---------------------------------------------------------------------------------------------------------------------
Mid Cap Value                       1.00%(1)    -       0.01%(2)     -          1.01%        -          1.01%
---------------------------------------------------------------------------------------------------------------------
CALVERT VARIABLE SERIES (1,2)
---------------------------------------------------------------------------------------------------------------------
Ameritas Core Strategies            0.80%       -       0.13%        -          0.93%        -          0.93%(3)
---------------------------------------------------------------------------------------------------------------------
Social Balanced                     0.70%       -       0.20%        -          0.90%        -          0.90%
---------------------------------------------------------------------------------------------------------------------
Social Equity                       0.70%       -       0.41%        -          1.11%      0.03%        1.08% (3)
---------------------------------------------------------------------------------------------------------------------
Social International Equity         1.10%       -       0.51%        -          1.61%        -          1.61% (3)
---------------------------------------------------------------------------------------------------------------------

                                       8

--------------------------------------------------------------------------------------------------------------------------
                                                                Acquired
                                                                Fund Fees      Total      Waivers       Total Expenses
Subaccount's underlying           Management   12b-1    Other      and       Portfolio     and        after waivers and
Portfolio Name*                      Fees      Fees**   Fees    Expenses***     Fees     Reductions    reductions if any
--------------------------------------------------------------------------------------------------------------------------
DWS VS I, Class A
---------------------------------------------------------------------------------------------------------------------
Health Care VIP                     0.67%       -       0.23%(1)     -          0.90%        -          0.90%
---------------------------------------------------------------------------------------------------------------------
DWS VS II, Class A
---------------------------------------------------------------------------------------------------------------------
Dreman Small Mid Value VIP          0.64%       -       0.14%(4)     -          0.78%        -          0.78%
---------------------------------------------------------------------------------------------------------------------
Global Thematic VIP                 0.92%       -       0.40%(4)   0.01%        1.33%     0.27%(2)      1.06%(5)
---------------------------------------------------------------------------------------------------------------------
FIDELITY (R) VIP, Initial Class
---------------------------------------------------------------------------------------------------------------------
Contrafund (R)                      0.56%       -       0.09%        -          0.65%        -          0.65%(1)
---------------------------------------------------------------------------------------------------------------------
Equity-Income                       0.46%       -       0.09%        -          0.55%        -          0.55%(1)
---------------------------------------------------------------------------------------------------------------------
High Income                         0.57%       -       0.11%        -          0.68%        -          0.68%
---------------------------------------------------------------------------------------------------------------------
Investment Grade Bond               0.32%       -       0.11%        -          0.43%        -          0.43%
---------------------------------------------------------------------------------------------------------------------
Mid Cap                             0.56%       -       0.11%        -          0.67%        -          0.67%(1)
---------------------------------------------------------------------------------------------------------------------
Overseas                            0.71%       -       0.14%        -          0.85%        -          0.85%(1)
---------------------------------------------------------------------------------------------------------------------
Strategic Income                    0.56%       -       0.17%        -          0.73%        -          0.73%
---------------------------------------------------------------------------------------------------------------------
FTVIPT TEMPLETON, Class 2
---------------------------------------------------------------------------------------------------------------------
Global Income Securities(1)         0.50%     0.25%     0.14%        -          0.89%        -          0.89%
---------------------------------------------------------------------------------------------------------------------
MFS(R) VIT, Initial Class
---------------------------------------------------------------------------------------------------------------------
Research International              0.90%       -       0.66%(1)     -          1.56%(1)   0.46%(2)     1.10%(1)
---------------------------------------------------------------------------------------------------------------------
Utilities                           0.75%       -       0.10%(1)     -          0.85%(1)   0.03%(3)     0.82%(1)
---------------------------------------------------------------------------------------------------------------------
PIMCO VIT, Administrative Class
---------------------------------------------------------------------------------------------------------------------
CommodityRealReturnTM Strategy      0.64%       -       0.31%(1)   0.05%(2)     1.00%(3,4) 0.05%(5)     0.95%
---------------------------------------------------------------------------------------------------------------------
RYDEX
---------------------------------------------------------------------------------------------------------------------
Precious Metals                     0.75%       -       0.70%        -          1.45%        -          1.45%
---------------------------------------------------------------------------------------------------------------------
Sector Rotation                     0.90%       -       0.71%        -          1.61%        -          1.61%
---------------------------------------------------------------------------------------------------------------------
SUMMIT
---------------------------------------------------------------------------------------------------------------------
Natural Resources                   0.55%       -       0.20%(1)   0.56%        1.31%        -          1.31%
---------------------------------------------------------------------------------------------------------------------
T. ROWE PRICE
---------------------------------------------------------------------------------------------------------------------
Blue Chip Growth                    0.85%       -       -            -          0.85%        -          0.85%
---------------------------------------------------------------------------------------------------------------------
THIRD AVENUE
---------------------------------------------------------------------------------------------------------------------
Value                               0.90%       -       0.27%        -          1.17%        -          1.17%
---------------------------------------------------------------------------------------------------------------------
UIF, Class I
---------------------------------------------------------------------------------------------------------------------
Emerging Markets Equity             1.21%       -       0.37%      0.02%(1)     1.60%        -          1.60%
---------------------------------------------------------------------------------------------------------------------
VANGUARD(R) VIF
---------------------------------------------------------------------------------------------------------------------
Balanced                            0.21%       -       0.03%        -          0.24%        -          0.24%
---------------------------------------------------------------------------------------------------------------------
Diversified                         0.37%       -       0.03%        -          0.40%        -          0.40%
---------------------------------------------------------------------------------------------------------------------
Equity Income                       0.26%       -       0.03%        -          0.29%        -          0.29%
---------------------------------------------------------------------------------------------------------------------
Equity Index                        0.11%       -       0.03%        -          0.14%        -          0.14%
---------------------------------------------------------------------------------------------------------------------
Growth                              0.33%       -       0.03%        -          0.36%        -          0.36%
---------------------------------------------------------------------------------------------------------------------
High Yield Bond                     0.21%       -       0.03%        -          0.24%        -          0.24%
---------------------------------------------------------------------------------------------------------------------
International                       0.40%       -       0.05%        -          0.45%        -          0.45%
---------------------------------------------------------------------------------------------------------------------
Mid-Cap Index                       0.20%       -       0.04%        -          0.24%        -          0.24%
---------------------------------------------------------------------------------------------------------------------
Money Market                        0.12%       -       0.03%        -          0.15%        -          0.15%
---------------------------------------------------------------------------------------------------------------------
REIT Index                          0.26%       -       0.04%        -          0.30%        -          0.30%
---------------------------------------------------------------------------------------------------------------------
Small Company Growth                0.32%       -       0.04%        -          0.36%        -          0.36%
---------------------------------------------------------------------------------------------------------------------
Total Bond Market Index             0.12%       -       0.04%        -          0.16%        -          0.16%
---------------------------------------------------------------------------------------------------------------------
Total Stock Market Index                        -                  0.16%        0.16%        -          0.16%(1)
---------------------------------------------------------------------------------------------------------------------

AIM (1) Except as otherwise noted, figures shown in the table are for the year ended December 31, 2007 and are expressed as a percentage of the Fund's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table.
AIM (2) Effective July 1, 2007, through at least April 30, 2009, Invesco Aim contractually agreed to waive advisory fees in an amount equal to 100% of the advisory fee Invesco Aim receives from affiliated money market funds on investments by the fund in such affiliated money market funds. Fee Waiver reflects this agreement.
AIM (3) The Fund's advisor has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Portfolio Fees (excluding certain items discussed below) of Series I shares to 1.30% of average daily net assets. In determining the advisor's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Portfolio Fees to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items; (v) expenses related to a merger or reorganization, as approved by the Fund's Board of Trustees; and (vi) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Currently, the expense offset arrangements from which the Fund may benefit are in the form of credits that the Fund receives from banks where the Fund or its transfer agent has deposit accounts in which it holds uninvested cash. The expense limitation agreement is in effect through at least April 30, 2009.
American Century (1) The fund pays the advisor a single, unified management fee for arranging all services necessary for the fund to operate. The fee shown is based on assets during the fund's most recent fiscal year. The fund has a stepped fee schedule. As a result, the fund's management fee rate generally decreases as fund assets increase and increases as strategy assets decrease. American Century (2) Other expenses include the fees and expenses of the fund's independent directors and their legal counsel, interest and, if applicable, acquired fund fees and expenses.

Calvert (1) The Investment Advisor (Calvert Asset Management Company, Inc.) has contractually agreed to limit direct net annual portfolio operating expenses through April 30, 2009, as shown below. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes and extraordinary expenses.
                 Ameritas Core Strategies                        0.95%
                 Social Equity                                   1.08%
Each Portfolio has an expense offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits on the Portfolio's uninvested cash balances. These credits are used to reduce the Portfolio's expenses. Under those circumstances where the Advisor has provided to the Portfolio a contractual expense limitation, and to the extent any expense offset credits are earned, the Advisor may benefit from the expense offset arrangement and the Advisor's obligation under the contractual limitation may be reduced by the credits earned.
Calvert (2) Management fees for the Calvert Variable Series, Inc. Portfolios include both the investment advisory fee paid by each Portfolio to the Advisor and the administrative fee paid by the Portfolio to Calvert Administrative Services Company, an affiliate of the Advisor. The administrative fees (as a percentage of net assets) are as follows: 0.05% for each Ameritas Portfolio, 0.275% for Social Balanced, 0.20% for Social Equity and 0.35% for Social International Equity.
Calvert (3) "Total Portfolio Fees" reflect an indirect fee and fees before waivers. Indirect fees result from a Portfolio's offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits on the Portfolio's uninvested cash balances. These credits are used to reduce the Portfolio's expenses. Net operating expenses after reductions for fees paid indirectly and fee waivers would be as follows:
             Ameritas Core Strategies                        0.91%
             Social Equity                                   1.05%
             Social International Equity                     1.59%
DWS (1) "Other Fees" are based on estimated amounts for the current fiscal year. Actual expenses may be different.
DWS (2) Restated on an annual basis to reflect approved fee changes taking effect on May 1, 2008. Includes a 0.10% administrative services fee paid to the Advisor.
DWS (3) Through 4/30/2009, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay operating expenses of the fund to the extent necessary to maintain the fund's operating expenses at 1.06%, excluding certain expenses such as extraordinary expenses, taxes, brokerage and interest.
DWS (4) In addition to the expenses that the portfolio bears directly, the portfolio's shareholders indirectly bear the expenses of the underlying portfolios in which the portfolio invests. The portfolio's estimated indirect expense from investing in the underlying portfolios, based on its expected allocations to the underlying portfolios, is as shown in the table.
Fidelity (1) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. These offsets may be discontinued at any time. Including these reductions, the total class operating expenses would have been:
                 Contrafund                                     0.64%
                 Equity-Income                                  0.54%
                 Mid Cap                                        0.66%
                 Overseas                                       0.82%
FTVIPT (1) The Fund administration fee is paid indirectly through the management fee.
MFS (1) The fund has entered into an expense offset arrangement that reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian. Such fee reduction is not reflected in the table. Had this fee reduction been taken into account, "Total Expenses" would be lower.
MFS (2) MFS has agreed in writing to bear the funds' expenses such that "Total Portfolio Fees", determined without giving effect to the expense offset arrangements described above, do not exceed 1.10% annually. This written agreement excludes interest, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses and will continue until modified by the fund's Board of Trustees.
MFS (3) MFS has agreed in writing to reduce its management fee to 0.70% annually on average daily net assets in excess of $1 billion. This written agreement will remain in effect until modified by the fund's Board of Trustees.
PIMCO (1) "Other Fees" reflect an administrative fee of 0.25% and interest expense.
PIMCO (2) PIMCO Cayman Commodity Portfolio I LTD. (the Subsidiary) has entered into a separate contract with the advisor for the management of the Subsidiary's portfolio pursuant to which the Subsidiary pays the advisor at the annual rates of 0.49% for a management fee and 0.20% for an administration fee.
PIMCO (3)  Total Expenses excluding interest expense is 0.94%
PIMCO (4) The Total Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the fund prospectus Financial Highlights table, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.
PIMCO (5) The advisor has contractually agreed to waive the advisory fee and the administration fee, respectively, paid to the advisor by the Subsidiary. This waiver may not be terminated by the advisor and will remain in effect for as long as the advisor's contract with the Subsidiary is in place.
Summit (1) The fund does not bear any direct operating expenses above the amount disclosed; any additional direct operating expenses are borne by the adviser according to the terms of the advisory agreement. Expenses of Acquired Funds are not included in this arrangement.
UIF (1) The Portfolio may invest a portion of its assets in other investment companies (the "Acquired Funds"). The Portfolio's shareholders indirectly bear a pro rata portion of the expenses of the Acquired Funds in which the Portfolio invests. Actual Acquired Fund expenses incurred by the Portfolio may vary with changes in the allocation of Portfolio assets among the Acquired Funds and with other events that directly affect the expenses of the Acquired Funds. Since "Acquired Fund Fees and Expenses" are not directly borne by the Portfolio, they are not reflected in the Portfolio's financial statements, with the result that the information presented in the table will differ from that presented in the Financial Highlights section of the Portfolio prospectus.

* Short cites are used in this list. The "Investment Options" section uses complete Portfolio names.

**   Portfolios pay 12b-1 fees to us pursuant to Rule 12b-1 under the Investment
Company Act of 1940, which allows investment companies to pay fees out of portfolio assets to those who sell and distribute portfolio shares. Some portfolios may also pay 0.05 to 0.25 percent of annual portfolio assets for our providing shareholder support and marketing services.

*** Some portfolios invest in other investment companies (the "acquired portfolios"). In these instances, portfolio shareholders indirectly bear the fees and expenses of the acquired portfolios.

CHARGES EXPLAINED

         The following repeats and adds to information provided in the CHARGES section where the amount of each charge is shown. Please review both prospectus sections, and the Policy, for information on charges. For those Policies issued on a unisex basis in certain states or in certain cases, gender-distinct rates do not apply. Certain charges expressly permit you to designate the Investment Options from which the charge is to be deducted. If there are insufficient funds in such a designated Investment Option, and for all other charges deducted from total Account Value, charges are deducted Pro-Rata from your selected Subaccount and Fixed Account Investment Options.

         TRANSACTION CHARGES

o        Premium Charge
         We currently charge a percentage of each Policy premium payment we receive as a Premium Charge. This charge partially offsets premium taxes imposed by some states and local governments and federal taxes on certain capitalized acquisition expenses. We do not expect to profit from this charge. Our current charge is less than our guaranteed maximum amount for this charge.

o        Surrender Charge
         This Policy has no surrender charge.

o        Partial Withdrawal Charge
         Upon a partial withdrawal from your Policy, we may assess a partial withdrawal charge. This partial withdrawal charge will be allocated the same as the partial withdrawal itself. Taxes and tax penalties may apply.

o        Transfer Charge
         We may charge a transfer charge for any transfer in excess of 15 transfers per Policy year. You may tell us how to allocate the transfer charge.

         PERIODIC CHARGES:
         MONTHLY DEDUCTIONS FROM ACCOUNT VALUE

         On each Monthly Date, we will deduct an amount from your Account Value to pay us for providing the benefits of the Policy. This amount is called the Monthly Deduction. It equals the sum of monthly charges for the cost of insurance, administrative charge, specified amount charge, and the costs of any riders. You may tell us how to allocate the Monthly Deduction.

o        Cost of Insurance Charge
         The cost of insurance rate per $1,000 of Net Amount at Risk cannot exceed the guaranteed cost of insurance rate that is set forth in the Policy. The maximum cost of insurance each month can be determined by using the guaranteed cost of insurance rate in the formula for cost of insurance, below.

         The cost of insurance charge is for providing insurance protection under the Policy. Because the cost of insurance charge depends upon several variables, the cost for each Policy can vary from month to month. The cost of insurance rate for the Specified Amount of insurance coverage varies by the Insured's gender, Issue Age, risk class, Specified Amount and the length of time the Policy has been in force. The cost of insurance rate for an increase in Specified Amount varies by the Insured's gender, age and risk class at the time of the increase, Specified Amount and the length of time the Policy has been in force since the increase. We may use current cost of insurance rates less than those shown in the Policy, and reserve the right to change them so long as they do not exceed the maximum rates shown in the Policy. Changes will apply equally to similarly situated Policy Owners and be based on changes in future expectations of factors such as investment earnings, mortality, persistency, and expenses. We expect a profit from this charge. Ask for a Policy illustration or see your Policy for these charges applicable to you.

         The Cost of Insurance each month equals:
          -    The Net Amount at Risk for the month; multiplied by
          - The cost of insurance rate per $1,000 of Net Amount at Risk; divided by
          -    $1,000.

o        Administrative Charge
         This monthly charge partially compensates us for our costs in issuing and administering the Policy and operating the Separate Account. We do not anticipate making a profit from this charge. The maximum monthly administrative charge is shown on your Policy schedule.

o        Specified Amount Charge

         For certain risk classes and Issue Ages, the maximum cost of insurance rates and other Policy charges are insufficient to cover our costs in issuing and administering the Policy, operating the Separate Account, and providing the benefits under the Policy. The Specified Amount charge partially compensates us for these costs. We do not anticipate making a profit from this charge. The maximum monthly Specified Amount charge, if any, is shown on your Policy schedule. Any increase in Specified Amount will result in an additional monthly Specified Amount charge, unless the applicable rate at the time of the increase is zero.

o        Costs of Optional Features
         The cost for any optional features you select (sometimes called Policy "Riders") is also deducted monthly from Account Value. See the CHARGES section for information about the costs of these features, and refer to APPENDIX A for descriptions of these features. Optional features may not be available in all states.

         PERIODIC CHARGES:
         DAILY DEDUCTIONS FROM SEPARATE ACCOUNT ASSETS

         The following charges are applied daily to Separate Account assets in determining the daily Accumulation Unit value of each Subaccount.

o        Risk Charge
         The Risk Charge is for the mortality risks we assume - that Insureds may live for shorter periods of time than we estimate, and also compensates us for the Policy expense risks we assume. If this charge exceeds our actual costs to cover these risks, the excess goes to our general account. Conversely, if this charge is not enough, we bear the additional expense, not you. We expect a profit from this charge.

o        Policy Debt
         If you borrow from your Account Value, interest accrues on outstanding loan amounts. After five Policy years, a lower interest rate may be available for a portion of your Policy Debt. See the POLICY DEBT section for more information on applicable interest rates.

o        Portfolio Charges
         Each Subaccount's underlying portfolio has investment advisory expenses. These expenses, as of the end of each portfolio's last fiscal year, are stated in this prospectus' CHARGES section and described in more detail in each portfolio's prospectus. A portfolio's charges and expenses are not deducted from your Account Value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the daily Accumulation Unit value of the Subaccounts. These charges and expenses help to pay the portfolio's investment adviser and operating expenses.

INVESTMENT OPTIONS

         The Policy allows you to choose from a wide array of Investment Options
- each chosen for its potential to meet specific investment objectives.

         You may allocate all or a part of your premiums among the Separate Account variable Investment Options ("Subaccounts") or the Fixed Account option. Allocations must be in whole percentages and total 100%. The Subaccounts, which invest in underlying portfolios, are listed and described in this section of this prospectus.

         SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS

         The Separate Account provides you with variable Investment Options in the form of underlying portfolio investments. Each underlying portfolio is an open-end investment management company. When you allocate investments to an underlying portfolio, those investments are placed in a Subaccount of the Separate Account corresponding to that portfolio, and the Subaccount in turn invests in the portfolio. The Account Value of your Policy depends directly on the investment performance of the portfolios that you select.

     The underlying portfolios in the Separate Account are NOT publicly traded mutual funds, and are NOT the same as other publicly traded mutual funds with very similar names. The portfolios are only available as separate account Investment Options in life insurance or variable annuity policies issued by insurance companies, or through participation in certain qualified pension or retirement plans.
     Even if the investment objectives and policies of some underlying portfolios available under the Policy may be very similar to the investment objectives and policies of publicly traded mutual funds that may be managed by the same investment adviser, the investment performance and results of the portfolios available under the Policy may vary significantly from the investment results of such other publicly traded mutual funds.
    Read the prospectuses for the underlying portfolios together with this prospectus for more information

         The Separate Account is registered with the SEC as a unit investment trust. However, the SEC does not supervise the management or the investment practices or policies of the Separate Account or Ameritas. Under Nebraska law, we own the Separate Account assets, but they are held separately from our other assets and are not charged with any liability or credited with any gain of business unrelated to the Separate Account. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law,
(ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts.

         Any and all distributions made by the underlying portfolios, with respect to the shares held by the Separate Account, will be reinvested in additional shares at net asset value. We are responsible to you for meeting the obligations of the Policy, but we do not guarantee the investment performance of any of the variable Investment Options' underlying portfolios. We do not make any representations about their future performance.

                 You bear the risk that the variable Investment
                    Options you select may fail to meet their
                 objectives, that they could decrease in value,
                       and that you could lose principal.

         Each Subaccount's underlying portfolio operates as a separate variable Investment Option, and generally the income or loss of one has no effect on the investment performance of any other. Complete descriptions of each portfolio's investment objectives and restrictions and other material information related to an investment in the variable Investment Option are contained in the prospectuses for each of the underlying portfolios which accompany this prospectus. You should read the prospectus for an underlying portfolio for more information about that portfolio, including detailed information about the portfolio's fees and expenses, investment strategy and investment objectives, restrictions, and potential risks, such as those related to mixed and shared funding for portfolios that are also offered through individual variable annuities, other variable life insurance policies, and qualified pension and retirement plans (see the TRANSFERS section, Omnibus Orders). To get a copy of any portfolio prospectus, contact your representative or us as shown on the Table of Contents page or the last page of this prospectus.

The value of your Policy will go up () or down () based on the investment performance of the variable Investment Options you choose. The investment results of each variable Investment Option are likely to differ significantly, and vary over time. They do not earn a fixed interest rate. Please consider carefully, and on a continuing basis, which Investment Options best suit your long-term investment objectives and risk tolerance.

         The Subaccount underlying portfolios listed below are designed primarily as investments for variable annuity and variable life insurance policies issued by insurance companies. They are not publicly traded mutual funds available for direct purchase by you. There is no assurance the investment objectives will be met.

--------------------------------------------------------------------------------------------------------------------
                         FUND NAME                                             INVESTMENT ADVISER

Portfolio Name - Subadviser(s)                               Portfolio Type / Summary of Investment Strategy
--------------------------------------------------------------------------------------------------------------------
                AIM Variable Insurance Funds                               Invesco Aim Advisors, Inc.
--------------------------------------------------------------------------------------------------------------------
AIM V.I. International Growth Fund, Series I -               Long-term growth of capital.
--------------------------------------------------------------------------------------------------------------------

  - Subadvisers: Invesco Trimark Ltd., Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional
  (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management
  Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco
  Australia Limited

--------------------------------------------------------------------------------------------------------------------
                American Century Investments                      American Century Investment Management, Inc.
--------------------------------------------------------------------------------------------------------------------
American Century VP Mid Cap Value Fund, Class I              Long-term capital growth; income is secondary.
--------------------------------------------------------------------------------------------------------------------
               Calvert Variable Series, Inc.*                        Calvert Asset Management Company, Inc.
--------------------------------------------------------------------------------------------------------------------
Ameritas Core Strategies Portfolio - Thornburg Investment    Long-term capital appreciation; current income is
Management, Inc.                                             secondary.
--------------------------------------------------------------------------------------------------------------------
Social Balanced Portfolio - Equity Portion: New Amsterdam    Income and capital growth.
Partners LLC; Fixed Income Portion: No Subadvisor
--------------------------------------------------------------------------------------------------------------------
Social Equity Portfolio - Atlanta Capital Management         Capital growth.
Company, L.L.C.
--------------------------------------------------------------------------------------------------------------------
Social International Equity Portfolio - Acadian Asset        Growth.
Management, Inc.
--------------------------------------------------------------------------------------------------------------------
                   DWS Variable Series I                          Deutsche Investment Management Americas Inc.
--------------------------------------------------------------------------------------------------------------------
DWS Health Care VIP Portfolio, Class A                       Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
                   DWS Variable Series II                         Deutsche Investment Management Americas Inc.
--------------------------------------------------------------------------------------------------------------------
DWS Dreman Small Mid Cap Value VIP Portfolio, Class A        Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
DWS Global Thematic VIP Portfolio, Class A                   Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
           Fidelity(R) Variable Insurance Products                     Fidelity Management & Research Company
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio, Initial Class       Long-term growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Equity-Income Portfolio, Initial Class       Index:  S&P 500 Index.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP High Income Portfolio, Initial Class         Income and growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio,             Bond.
Initial Class
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Mid Cap Portfolio, Initial Class             Long-term growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Overseas Portfolio, Initial Class            Long-term growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Strategic Income Portfolio, Initial Class    Income.
--------------------------------------------------------------------------------------------------------------------
    Franklin Templeton Variable Insurance Products Trust                    Franklin Advisers, Inc.
--------------------------------------------------------------------------------------------------------------------
Templeton Global Income Securities Fund, Class 2             Current income, consistent with preservation of
                                                             capital, with capital appreciation as secondary.
--------------------------------------------------------------------------------------------------------------------
              MFS(R) Variable Insurance TrustSM                       Massachusetts Financial Services Company
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Research International Series, Initial Class      Capital appreciation.
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Utilities Series, Initial Class                   Total return.
--------------------------------------------------------------------------------------------------------------------
               PIMCO Variable Insurance Trust                      Pacific Investment Management Company LLC
--------------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturnTM Strategy Portfolio,              Real return.
Administrative Class
--------------------------------------------------------------------------------------------------------------------
                    Rydex Variable Trust                                       Rydex Investments
--------------------------------------------------------------------------------------------------------------------
Rydex Precious Metals Fund                                   Sector:  Capital appreciation.
--------------------------------------------------------------------------------------------------------------------
Rydex Sector Rotation Fund                                   Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------
     Summit Mutual Funds, Inc., Summit Pinnacle Series*                 Summit Investment Partners, Inc.
--------------------------------------------------------------------------------------------------------------------
Summit Natural Resources Portfolio                           Specialty.
--------------------------------------------------------------------------------------------------------------------
             T. Rowe Price Equity Series, Inc.                          T. Rowe Price Associates, Inc.
--------------------------------------------------------------------------------------------------------------------
T. Rowe Price Blue Chip Growth Portfolio                     Growth.
--------------------------------------------------------------------------------------------------------------------
             Third Avenue Variable Series Trust                           Third Avenue Management LLC
--------------------------------------------------------------------------------------------------------------------
Third Avenue Value Portfolio                                 Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
          The Universal Institutional Funds, Inc.              Morgan Stanley Investment Management Inc.,
                                                                           dba Van Kampen
--------------------------------------------------------------------------------------------------------------------
UIF Emerging Markets Equity Portfolio, Class I               Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------


                                       14

--------------------------------------------------------------------------------------------------------------------
             Vanguard(R) Variable Insurance Fund                        The Vanguard Group. Inc. (1)
                                                                 Wellington Management Company, LLP (2)
                                                             Barrow, Hanley, Mewhinney & Strauss, Inc. (3)
                                                                       AllianceBernstein L.P. (4)
                                                                  William Blair & Company, L.L.C. (5)
                                                                Granahan Investment Management, Inc.(8)
                                                               Grantham, Mayo, Van Otterloo & Co. LLC (9)
                                                         Schroder Investment Management North America, Inc. (6)
                                                                   Baillie Gifford Overseas Ltd. (7)
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Balanced Portfolio (2)                             Growth and Income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Diversified Value Portfolio (3)                    Growth and Income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Equity Income Portfolio (1,2)                      Growth and income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Equity Index Portfolio (1)                         Index - Growth and income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Growth Portfolio (4,5)                             Growth.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) High Yield Bond Portfolio (2)                      Income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) International Portfolio (6,7)                      Growth.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Mid-Cap Index Portfolio (1)                        Index - Growth and income.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Money Market Portfolio (1)                         Money Market.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) REIT Index Portfolio (1)                           Income and Growth.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Small Company Growth Portfolio (8,9)               Growth.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Total Bond Market Index Portfolio (1)              Index - Bonds.
--------------------------------------------------------------------------------------------------------------------
Vanguard(R) Total Stock Market Index Portfolio (1)             Index:  Dow Jones Wilshire 5000 Index.
--------------------------------------------------------------------------------------------------------------------

* These funds and their investment advisers are part of the UNIFI Mutual Holding Company, the ultimate parent of Ameritas. Also, Ameritas Investment Corp., a majority owned subsidiary of Ameritas, is the underwriter for the Summit Mutual Funds, Inc., Summit Pinnacle Series.

o We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. We retain the right to change the investments of the Separate Account, and to eliminate the shares of any Subaccount's underlying portfolio and substitute shares of another series fund portfolio if the shares of an underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account. New Separate Account underlying portfolios may be added, or existing underlying portfolios eliminated, when, in our sole discretion, conditions warrant a change. In all of these situations, we will first notify you and receive any necessary SEC and state approval before making any such change. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law, (ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts. Where permitted by applicable law, we reserve the right to remove, combine or add Subaccounts. Subaccounts may be closed to new or subsequent transfers or allocations. We will first notify you and receive any necessary SEC and state approval before making any such change.

o        Voting Rights
         As a Policy Owner, you may have voting rights in the portfolios whose shares underlie the Subaccounts in which you invest. You will receive proxy material, reports, and other materials relating to each underlying portfolio in which you have voting rights. If you send us written voting instructions, we will follow your instructions in voting the portfolio shares attributable to your Policy. If you do not send us written instructions, we will vote those shares in the same proportions as we vote the shares for which we have received instructions from other Policy owners. We will vote shares that we hold in the same proportions as we vote the shares for which we receive instructions from other Policy owners. It is possible that a small number of Policy owners can determine the outcome of a voting proposal. The underlying portfolios may not hold routine annual shareholder meetings.

         FIXED ACCOUNT OPTION
         The Policy has one fixed interest rate option ("Fixed Account"), where we bear the investment risk. We guarantee that you will earn a minimum interest rate that will yield at least 3.0% per year, compounded annually. We may declare a higher current interest rate. However, you bear the risk that interest will remain at the minimum guaranteed rate for the life of the Policy.

         Net Premiums allocated to and transfers to the Fixed Account under the Policy become part of our general account assets, which support annuity and insurance obligations. The general account includes all of our assets, except those assets segregated in separate accounts. We have sole discretion to invest the assets of the general account, subject to applicable law, and we bear the risk that assets in the Fixed Account will perform better or worse than the interest we pay. Since the focus of this prospectus is to disclose the Separate Account aspects of the Policy, please refer to the Policy for additional details regarding the Fixed Account.

All amounts allocated to the Fixed Account become assets of our general account. The general account has not been registered with the SEC and is not subject to SEC regulation. Therefore, SEC staff have not reviewed the Fixed Account disclosures in this prospectus.

         TRANSFERS

         The Policy is designed for long-term investment. Excessive transfers such as those triggered by market timing services or other large or frequent transfers could harm other Policy owners by having a detrimental effect on investment portfolio management. In addition to the right of each portfolio to impose redemption fees on short-term trading, we may reject any specific premium allocation or transfer request, if in the judgment of a Subaccount portfolio investment adviser, a Subaccount portfolio would be unable to invest effectively in accordance with its investment objectives and policies, or if Policy Owners would otherwise potentially be adversely affected.

         We consider any transfer of money out of a Subaccount within 60 days of a purchase to be evidence of possible market timing. We will not execute such a trade until we provide the underlying portfolio's investment adviser with information about it for an opportunity to evaluate the transfer pursuant to the investment adviser's own standards, as stated in the Subbacount's underlying portfolio prospectus. Ultimately the portfolio's investment adviser has the authority to make the determination whether or not to accept a transfer.

         Subject to restrictions prior to the Right to Examine Transfer Date, you may transfer Account Value from one Subaccount to another, from the Separate Account to the Fixed Account, or from the Fixed Account to any Subaccount, subject to these rules:

         Transfer Rules:
          o A transfer is considered any single request to move assets between one or more Investment Options.

          o We must receive notice of the transfer request by either Written Notice, an authorized telephone transaction, or by Internet when available. Our Trading Unit facsimile number is 402-467-7923. Transfers will be processed on the Business Day they are received by our Trading Unit before close of the New York Stock Exchange (usually 3:00 p.m. Central Time). Request for Rydex transfers must be received by 2:30 p.m. Central Time to be processed the same day. You must be available to receive a confirmation telephone call for any faxed transfer requests sent to us, or your trade may not be processed until it is confirmed.

          o The transferred amount must be at least $250, or the entire Subaccount or Fixed Account value if it is less. (If the Account Value remaining in a Subaccount after a transfer will be less than $100, we will include that Account Value in the amount transferred.)
               - If the Dollar Cost Averaging systematic transfer program is used, then the minimum transfer amount out of a Subaccount or the Fixed Account is the lesser of $100 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the value of the Fixed Account at the time the Dollar Cost Averaging program is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited.
               - The Portfolio Rebalancing and Earnings Sweep systematic transfer programs have no minimum transfer limits.
          o The first 15 transfers each Policy year are free. Thereafter, transfers may result in a $10 charge for each transfer. See the CHARGES section of this prospectus for information about how this charge is applied. This fee is not subtracted from the amount of the transfer. Transfers under any systematic transfer program do count toward the 15 free transfers limit.
          o A transfer from the Fixed Account (except made pursuant to a systematic transfer program):
               -    may be made only once each Policy year;
               -    may be delayed up to six months;
               -    is limited during any Policy year to the greatest of:
                    - 25% of the Account Value in the Fixed Account on the date of the transfer;
                    - the amount of any Fixed Account transfer that occurred during the prior 13 months; and,
                    -    $1,000.

          o We reserve the right to limit transfers, or to modify transfer privileges, and we reserve the right to change the transfer rules at any time. We and the investment advisers consider market timing strategies, programmed transfers or transfers that are large in relation to the total assets of an Investment Option's underlying portfolio as disruptive. We may react to disruptive transfers by, among other things, restricting the availability of personal telephone requests, facsimile transmissions, automated telephone services, Internet services or any electronic transfer service. We may also refuse to act on transfer instructions of an agent acting under a power of attorney or otherwise who is acting on behalf of one or more Owners. In making these determinations, we may consider the combined transfer activity of annuity contracts and life insurance policies that we believe are under common ownership, control or direction. Certain investment advisers, such as for Rydex, may permit short-term trading within their portfolios and will have disclosed this practice in their prospectuses.
          o Rydex Subaccount transfers received later than 2:30 p.m. Central Time are processed the next Business Day.

          o If the Account Value in any Subaccount falls below $100, we may transfer the remaining balance, without charge, to the Money Market Subaccount. We will notify you when such a transfer occurs. You may, within 60 days of the date of our notice, reallocate the amount transferred, without charge, to another investment option.

          o In the event you authorize telephone or Internet transfers, we are not liable for telephone or Internet instructions that we in good faith believe you authorized. We will employ reasonable procedures to confirm that instructions are genuine.

         Omnibus Orders
         Purchase and Redemption orders received by the portfolios generally are "omnibus" orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the ability of the portfolios to apply their respective disruptive trading policies and procedures. We cannot guarantee that the portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it will affect other owners of portfolio shares, as well as the owners of all variable life insurance or variable annuity contracts, including ours, whose variable investment options correspond to the affected portfolios. In addition, if a portfolio believes that an omnibus order that we submit may reflect one or more transfer requests from Owners engaged in disruptive trading, the portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

         Time Period for Special Transfer
         At any time within 24 months of the Policy Date, you may request a transfer of the entire Account Value in the Subaccounts to the Fixed Account without incurring a transfer charge.

         THIRD PARTY SERVICES
         Where permitted and subject to our rules (including those Transfer Rules above regarding rejection of a transfer request), we may accept your authorization to have a third party (such as your sales representative or someone else you name) exercise transfers or investment allocations on your behalf. Third-party transfers and allocations are subject to the same rules as all other transfers and allocations. You can make this election on the application or by sending us Written Notice on a form provided by us. Please note that any person or entity you authorize to make transfers or allocations on your behalf, including any investment advisory, asset allocation, money management or timing service, does so independently from any agency relationship they may have with us for the sale of the Policies. They are accountable to you alone for such transfers or allocations. We are not responsible for such transfers or allocations on your behalf, or recommendations to you, by such third-party services. You should be aware that charges charged by such third parties for their service are separate from and in addition to charges paid under the Policy.

         DISRUPTIVE TRADING PROCEDURES

Organizations or individuals that use market timing investment strategies and make frequent or other disruptive transfers should not purchase the Policy, unless such transfers are limited to Subaccounts whose underlying portfolio prospectus specifically permits such transfers.

         The Policy is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the market. Such frequent trading, programmed transfers, or transfers that are large in relation to the total assets of a Subaccount's underlying portfolio can disrupt management of a Subaccount's underlying portfolio and raise expenses. This in turn can hurt the performance of an affected Subaccount and therefore hurt your Policy's performance. The risks and harmful effects of disruptive trading include:

          o dilution of the interests of long-term investors in a separate account if market timers manage to transfer into a portfolio at prices that are below the true value or to transfer out of the portfolio at prices that are above the true value of the portfolio's investments (some market timers attempt to do this through methods known as "time-zone arbitrage" and "liquidity arbitrage");
          o Reduced investment performance due to adverse effects on portfolio management by:
               - impeding a portfolio investment adviser's ability to sustain an investment objective;
               - causing the portfolio to maintain a higher level of cash than would otherwise be the case;
               - causing a portfolio to liquidate investments prematurely (or otherwise at an inopportune time) in order to pay withdrawals or transfers out of the portfolio; and
          o increased costs to you in the form of increased brokerage and administrative expenses. These costs are borne by all Policy Owners invested in those separate accounts, not just those making the transfers.

         Policy Owners should be aware that we are contractually obligated to provide, at the portfolio investment adviser's request, Policy Owner transaction data relating to trading activities, including tax identification numbers and other identifying information contained in our records to assist in identifying any pattern or frequency of Subaccount transfers that may violate the portfolio's trading policies. We are obligated to follow each portfolio investment adviser's instructions regarding enforcement of their trading policy. On receipt of written instructions from a portfolio investment adviser, we will restrict or prohibit further purchases or transfers by Policy Owners identified as having engaged in transactions that violate the portfolio's trading policies. We are not authorized to grant exceptions to an underlying portfolio's trading policy. Please refer to each portfolio's prospectus for more information on its trading policies.

         We reserve the right to reject or restrict, in our sole discretion, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions. We further reserve the right to impose restrictions on transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Policy owners. Restrictions may include changing, suspending or terminating telephone, online and facsimile transfer privileges. We will enforce any Subaccount underlying portfolio investment adviser's restrictions imposed upon transfers considered by the portfolio investment adviser to be disruptive. Our disruptive trading procedures may vary from Subaccount to Subaccount, and may also vary due to differences in operational systems and contract provisions. However, any Subaccount restrictions will be uniformly applied; we do not make special arrangements or grant exceptions or waivers to accommodate any persons or class of persons with regard to these procedures.

          There is no assurance that the measures we take will be effective in preventing market timing or other excessive transfer activity. Our ability to detect and deter disruptive trading and to consistently apply our disruptive trading procedures may be limited by operational systems and technological limitations. The discretionary nature of our disruptive trading procedures may result in some Policy owners being able to market time, while other Policy owners bear the harm associated with timing. Also, because other insurance companies and retirement plans may invest in Subaccount underlying portfolios, we cannot guarantee that Subaccount underlying portfolios will not suffer harm from disruptive trading within contracts issued by them. Certain Subaccount underlying portfolios, such as the Rydex Subaccounts, may permit short-term trading and will have disclosed this practice in their portfolio's prospectus.

         Excessive Transfers
         We reserve the right to restrict transfers if we determine you are engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we will consider, among other things:
          o    the total dollar amount being transferred;
          o    the number of transfers you make over a period of time;
          o whether your transfers follow a pattern designed to take advantage of short term market fluctuations, particularly within certain Subaccount underlying portfolios;
          o whether your transfers are part of a group of transfers made by a third party on behalf of individual Policy Owners in the group; and
          o the investment objectives and/or size of the Subaccount underlying portfolio.

         Third Party Traders
         We reserve the right to restrict transfers by any firm or any other third party authorized to initiate transfers on behalf of multiple Policy Owners if we determine such third party trader is engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we may, among other things:
          o    reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Policy Owner, or
          o    reject the transfer or exchange instructions of individual Policy
               Owners who have executed transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Policy Owner.

We will notify affected Policy Owners before we limit transfers, modify transfer procedures or refuse to complete a transfer. Transfers made pursuant to participation in a dollar cost averaging, portfolio rebalancing, earnings sweep or asset allocation program are not subject to these rules. See the sections of the prospectus describing those programs for the rules of each program.

         SYSTEMATIC TRANSFER PROGRAMS
         Transfers under any systematic transfer program do count toward the 15 free transfers limit. We reserve the right to alter or terminate any systematic transfer program upon thirty days advance written notice. Only one systematic transfer program may be utilized at a time.

o        Dollar Cost Averaging Program
         Dollar Cost Averaging allows you to automatically transfer, on a periodic basis, a set dollar amount or percentage from the Money Market Subaccount or the Fixed Account to any other Subaccount(s) or the Fixed Account. Requested percentages are converted to a dollar amount. You can begin Dollar Cost Averaging when you purchase the Policy or later. You can increase or decrease the amount or percentage of transfers or discontinue the program at any time. Dollar Cost Averaging is intended to limit loss by resulting in the purchase of more Accumulation Units when a portfolio's value is low, and fewer units when its value is high. However, there is no guarantee that such a program will result in a higher Account Value, protect against a loss, or otherwise achieve your investment goals.

         Dollar Cost Averaging Rules:
          o There is no additional charge for the Dollar Cost Averaging program.
          o We must receive notice of your election and any changed instruction - either Written Notice, by telephone transaction instruction, or by Internet when available.
          o    Automatic transfers can only occur monthly.
          o The minimum transfer amount out of the Money Market Subaccount or the Fixed Account is the lesser of $250 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the Fixed Account value at the time Dollar Cost Averaging is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited. There is no maximum transfer amount limitation applicable to any of the Subaccounts.
          o Dollar Cost Averaging program transfers cannot begin before the Right to Examine Transfer Date.
          o You may specify that transfers be made on the 1st through the 28th day of the month. Transfers will be made on the date you specify (or if that is not a Business Day, then on the next Business Day). If you do not select a date, the program will begin on the next Monthly Date following the Right to Examine Transfer Date.
          o You can limit the number of transfers to be made, in which case the program will end when that number has been made. Otherwise, the program will terminate when the amount remaining in the Money Market Subaccount or the Fixed Account is less than $100.
          o Dollar Cost Averaging is not available when the Portfolio Rebalancing Program is elected.

o        Portfolio Rebalancing Program
         The Portfolio Rebalancing program allows you to rebalance your Account Value among designated Subaccounts only as you instruct. You may change your rebalancing allocation instructions at any time. Any change will be effective when the next rebalancing occurs.

         Portfolio Rebalancing Program Rules:
          o There is no additional charge for the Portfolio Rebalancing program.
          o    The Fixed Account is excluded from this program.
          o You must request the rebalancing program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have rebalancing occur quarterly, semi-annually or annually.
          o Portfolio Rebalancing is not available when the Dollar Cost Averaging Program is elected.

o        Earnings Sweep Program
         The Earnings Sweep program allows you to rebalance your Account Value by automatically allocating earnings from your Subaccounts among designated Investment Options (Subaccounts or the Fixed Account), either based on your original Policy allocation of premiums or pursuant to new allocation instructions. You may change your Earnings Sweep program instructions at any time. Any change will be effective when the next sweep occurs.

         Earnings Sweep Program Rules:
          o    There is no additional charge for the Earnings Sweep program.
          o    The Fixed Account is included in this program.
          o You must request the Earnings Sweep program, give us your allocation instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have your earnings sweep quarterly, semi-annually or annually.

         MODEL ASSET ALLOCATION

         We may offer a model asset allocation program. However, you always have the ability to construct your own asset allocation plan from among the Investment Options available in your Policy. Model asset allocation programs are intended to match model risk tolerance and investment objectives with the Investment Options available in your Policy.

         To assist you in your selection of an asset allocation model, our Model Asset Allocation program uses the Morningstar Asset Allocator. This tool was developed by Morningstar Associates, LLC ("Morningstar") and is offered to you through a license agreement between Morningstar and our affiliate Ameritas Investment Corp. ("AIC"). The Model Asset Allocation program consists of five models, ranging from aggressive to conservative. Morningstar provides AIC with ongoing recommendations and monitoring of the portfolios that comprise the models.

         To participate in the asset allocation program:
          o AIC will serve as your investment adviser fiduciary for the program solely for purposes of development of the models and periodic updates to the models. You must give AIC your written consent and discretionary authority for AIC to give us instructions to allocate your premiums (or, for an existing Policy, Account Value) pursuant to the allocations of the model you select. AIC will also periodically instruct us to change your allocations consistent with any changes to the model made by AIC as recommended by Morningstar. AIC has no discretionary authority to execute any other transfers for your Policy.
          o    You must complete the Morningstar Asset Allocator Questionnaire.
          o You must allocate all of your Account Value to one asset allocation model. We must receive notice of your asset allocation model election either by Written Notice or Internet (when available) before we can begin a program for you. Only you can select which model is best for you. The Asset Allocator Questionnaire can be an aid, but neither it nor AIC will make this decision for you. You may wish to consult with your own financial professional to determine whether participation in the program is best for you, and if so, which model is most suitable.
          o Each quarter we will automatically rebalance the Subaccount values to be consistent with the allocation percentages for the program model that you elected. Such rebalancing will be disclosed in quarterly statements to you. Performance of each model is updated daily on our Internet site and is available upon request.
          o Annually, AIC will re-evaluate and may make changes to each investment level model based upon Morningstar's recommendations. When AIC updates the models, we will send you Written Notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Account Value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Model Asset Allocation program.
          o If you are currently participating in a Model Asset Allocation model and you make changes to your allocations outside the model, you will not receive future notifications of model changes. You will then be considered as having withdrawn from the Model Asset Allocation program and as having cancelled your relationship with
               AIC for purposes of implementing the program with your Policy.
          o    AIC is compensated by us as principal underwriter for the Policy.
               We and AIC may receive fees for administrative services from other portfolios in the models. This additional compensation and related responsibilities may create conflicts of interest as AIC determines what portfolios should be in the models. Also, Calvert Variable Series, Inc. and Summit Mutual Funds, Inc., which are part of the UNIFI Mutual Holding Company and therefore are affiliated with us, have portfolios offered through the Policy (these portfolios may or may not be included in the models). We believe any potential risk of a conflict of interest in these arrangements may be reduced by contracting with Morningstar to independently evaluate and recommend the selection, allocation weighting, and periodic updates regarding portfolios in the models.

         There is no additional charge for selecting the Model Asset Allocation program. Although asset allocation programs are intended to mitigate investment risk, there is a risk that investing pursuant to a model will still lose value. For information about risks of participating in the Model Asset Allocation program and more detail about the program, including more information about conflicts of interest, ask for a copy of this prospectus' Statement of Additional Information. More information about AIC's role as investment adviser for the program is available on AIC's Form ADV Part II which is delivered to you at the time you subscribe to the program. We may modify or discontinue the Model Asset Allocation program at any time.

OTHER IMPORTANT POLICY INFORMATION

         POLICY APPLICATION AND ISSUANCE

         The Insured must not be older than age 80 on the Insured's birthday nearest to the Policy Date. The minimum initial Specified Amount (or "face amount") of life insurance is $100,000. To purchase a Policy, you must submit an application, at least the Initial Premium (see below), and provide evidence of the proposed Insured's insurability satisfactory to us. Before accepting an application, we conduct underwriting to determine insurability. We reserve the right to reject any application or premium. If we issue a Policy, insurance coverage will be effective as of the Policy Date.

Replacing an existing life insurance policy is not always your best choice. Evaluate any replacement carefully

         When you apply for your Policy, you will choose one of three death benefit options, which will be used to determine the death benefit.

o      Application in Good Order
          o All application questions must be answered, but particularly note these requirements:
          o The Owner's and Insured's full name(s), Social Security number (tax identification number for a business or trust Owner), date of birth, and certain other required information must be included.
          o Your premium allocations must be complete, be in whole percentages, and total 100%.
          o    Initial Premium requirements must be met (see below).
          o Your signature and your agent's signature (if applicable) must be on the application.
          o City, state and date the application was signed must be completed.
          o You must provide all information required for us to underwrite your application (including health and medical information about the Insured, and other information we consider relevant).
          o Please give us your e-mail address to facilitate receiving updated Policy information by electronic delivery.
          o There may be forms in addition to the application required by law or regulation, especially when a replacement of other coverage is involved.
          o Your agent (if applicable) must be both properly licensed and appointed with us.

o      Premium Requirements
         Your premium checks should be made payable to "Ameritas Life Insurance Corp." We may postpone crediting payment of your initial premium made by personal check until the check has been honored by your bank. Payment by certified check, banker's draft, or cashier's check will be promptly applied. Under our electronic fund transfer program, you may select a monthly payment schedule for us to automatically deduct premiums from your bank account or other sources.

         Initial Premium
          o At least the Monthly Deduction times the number of months between the Policy Date and the date the Policy is issued plus one month.

         Additional Premiums
          o Payment of additional premiums is flexible, but must be enough to cover Policy charges.
          o If a premium increases the Net Amount at Risk, it is subject to evidence of the Insured's continued insurability and our underwriting requirements as to the amount of the increase.
          o    Planned Periodic Premiums may be paid annually, semi-annually, quarterly, or monthly. You may change your Planned Periodic
               Premium, subject to our approval. Because Account Value can fluctuate depending upon the performance of your selected variable Investment Options, payment of your Planned Periodic Premiums does not guarantee that your Policy will remain in force. Your Policy can lapse even if you pay all Planned Periodic Premiums on time.
          o If there is a Policy loan, you should identify any payment intended to reduce a loan as a loan repayment; otherwise it will be treated as a premium and added to the Account Value.

          o We reserve the right to limit premiums or refund any values so the Policy qualifies as life insurance under the federal Internal Revenue Code.

o      Allocating Premium
         You may allocate your premiums among the variable Investment Options (the Subaccounts) and the Fixed Account option. The initial allocation instructions in your Policy application will be used for additional premiums until you change your allocation instructions.
          o    Allocations must be in whole percentages, and total 100%.
          o You may change your allocation by sending us Written Notice or through an authorized telephone transaction. The change will apply to premiums received on or after the date we receive your Written Notice or authorized telephone transaction.
          o All premiums will be allocated pursuant to your instructions on record with us, except your initial premium and any additional premiums received prior to your Policy's Right to Examine Transfer Date.

         Prior to the Right to Examine Transfer Date, we will hold your initial Net Premium and any additional Net Premiums in the Money Market Subaccount. On the Right to Examine Transfer Date, we will invest your Account Value, which will include performance results, in the Investment Options pursuant to your application allocation instructions. If, by the Right to Examine Transfer Date, you decide to cancel your Policy, we will refund the premiums paid minus Policy Debt and partial withdrawals.

         Until your Policy is issued, premium payments we receive are held in our general account and are credited with interest at a rate we determine.

         ACCOUNT VALUE

         On your Policy's Issue Date, Account Value (or "policy value" or "accumulation value") equals your initial Net Premium (premium less the Percent of Premium Charge) minus any Monthly Deductions since the Policy Date. On any Business Day thereafter, your total Account Value equals the sum of Account Value in the Separate Account variable Investment Options, the Fixed Account, and the loan account, plus any Net Premium received that Business Day, but not yet allocated.

         Separate Account Value
         Premiums or transfers allocated to Subaccounts are accounted for in Accumulation Units. The Account Value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's unit value by the number of Accumulation Units held in that Subaccount. We will determine the value of the assets of each Subaccount at the close of trading on the New York Stock Exchange on each Business Day.

         The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value of each Subaccount on any Business Day equals the unit value of the Subaccount on the previous Business Day multiplied by the net investment factor for the Subaccount. The net investment factor for each Subaccount can be determined on any Business Day by using the following calculation:
          o the net asset value per share of the Subaccount's underlying portfolio as of the end of the current Business Day, plus the per share amount of any dividend or capital gain distribution paid by that underlying portfolio since the previous Business Day, plus the per share amount of any taxes payable by the Separate Account; divided by
          o the net asset value per share of the Subaccount's underlying portfolio as of the end of the previous Business Day, minus
          o    the daily risk charge.

         When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is equal to the dollar amount of the transaction divided by the Accumulation Unit value on that Business Day. Each transaction described below will increase or decrease your Accumulation Units.

         The number of Accumulation Units in a Subaccount will increase when:
          o    Net Premiums are credited to it; or
          o amounts are transferred to it from other Subaccounts, the Fixed Account, or the loan account.

         The number of Accumulation Units in a Subaccount will decrease when:
          o partial withdrawals (and any partial withdrawal fees) are taken from it;
          o    Monthly Deductions are taken from it;
          o    transfer charges are taken from it; or
          o amounts are transferred out of it into other Subaccounts, the Fixed Account, or the loan account.

o        Fixed Account Value
         The Account Value of the Fixed Account on any Business Day equals:
          o    Net Premiums credited to the Fixed Account; plus
          o any transfers from the Subaccounts or the loan account to the Fixed Account; plus
          o    interest credited to the Fixed Account; minus
          o any partial withdrawal (and partial withdrawal charge) taken from the Fixed Account; minus
          o the Fixed Account's share of any Monthly Deductions from Account Value; minus
          o    any transfer fees taken from the Fixed Account; minus
          o amounts transferred from the Fixed Account to the Subaccounts or the loan account.

Loan Account Value
         The Account Value in the loan account on any Business Day equals:
          o    amounts transferred to the loan account from the Investment
               Options (the Subaccounts and the Fixed Account); plus
          o    interest credited to the loan account; minus
          o amounts transferred from it into the Investment Options. (Also see DEFINED TERMS for the definition of "Policy Debt.")

         TELEPHONE TRANSACTIONS

Telephone Transactions Permitted
o    Transfers among Investment Options.
o    Establish systematic transfer programs.
o    Change premium allocations.

How to Authorize Telephone Transactions
o Upon your authorization on the Policy application or in Written Notice to us, you, your registered representative or a third person named by you may do telephone transactions on your behalf. You bear the risk of the accuracy of any designated person's instructions to us.

Telephone Transaction Rules
o Must be received by close of the New York Stock Exchange ("NYSE") (usually 3 p.m. Central Time); if later, the transaction will be processed the next day the NYSE is open. Rydex Subaccount transactions must be received by 2:30 p.m. Central Time for same day processing.
o    Calls will be recorded for your protection.
o For security, you or your authorized designee must provide your Social Security number and/or other identification information.
o    May be discontinued at any time as to some or all Owners.

We are not liable for following telephone transaction instructions we reasonably believe to be genuine.

         ELECTRONIC DELIVERY AND COMMUNICATIONS

         You may access certain documents relating to the Policy and Subaccounts electronically. Current prospectuses and reports for the Policy and Subaccounts are available on our Website, and updated prospectuses are posted on or about May 1 of each year. Prospectuses may be supplemented throughout the year, and copies of all supplements are also available on our Website. We post annual reports on our Website shortly after March 1 each year.

         We may make other documents available to you electronically through the email address that you provide to us. When electronic delivery becomes available, and upon your election to receive information online, we will notify you when a transaction pertaining to your Policy has occurred or a document impacting your Policy or the Subaccounts has been posted. In order to receive your Policy documents online you should have regular and continuous Internet access.

         MISSTATEMENT OF AGE OR GENDER

         If an Insured's age or gender has been misstated on the application, an adjustment will be made to reflect the correct age and gender. If the misstatement is discovered at death, the Policy death benefit and any additional benefits provided will be adjusted based on what the cost of insurance rate as of the most recent Monthly Date would have purchased at the Insured's correct age and gender. If the misstatement is discovered prior to death, the Cash Surrender Value will be adjusted, based on the Insured's correct age and gender, to reflect the expense charges, and cost of insurance rates from the Policy Date.

         SUICIDE

         We will terminate the Policy and give back the premiums received, less any partial withdrawals and Policy Debt, if the Insured, while sane or insane, commits suicide within two years (one year in Colorado, Missouri, and North Dakota) after the date the Policy was issued. In Montana, the amount we will return will be the premiums received, less any partial withdrawals and Policy Debt, as stated above, or if greater, we will return the reserve determined according to the commissioner's reserve valuation method on the basis of the mortality and interest rate specified in the Policy schedule. We will pay only the Monthly Deductions for an increase in Specified Amount of insurance if the Insured, while sane or insane, commits suicide within two years (one year in Colorado, Missouri, and North Dakota) after the effective date of any increase.

INCONTESTABILITY

         We will not contest the Policy, in the absence of fraud, after it has been in force while the Insured is alive for two years from the Issue Date, nor will we contest any increased benefits later than two years after the effective date of such increase. If you did not request the increase or if evidence of insurability was not required, we will not contest the increase. Increased benefits, for the purposes of this provision, shall include any favorable Policy changes you request. If the Policy is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement. Riders to the Policy may have separate incontestability provisions.

ASSIGNMENT

         You may assign your Policy by giving Written Notice. We will not be responsible for the validity of an assignment. We will not be liable for any payments we make or actions we take before we receive Written Notice of an assignment. An assignment is subject to any Policy Debt.

         LAPSE AND GRACE PERIOD

o        Lapse

         Because Account Value can fluctuate depending upon the performance of your selected variable Investment Options, your Policy can lapse, even if you pay all Planned Periodic Premiums on time.

           Lapse of the Policy may result in adverse tax consequences. See discussion at TAX TREATMENT OF LOANS AND OTHER DISTRIBUTIONS.

         This Policy will lapse with no value when the Policy's Cash Surrender Value is not enough to cover any due but unpaid charges.

o        Grace Period

         If the Cash Surrender Value on any Monthly Date is less than the Monthly Deduction for the next Policy month, you will have a 61-day grace period to make a premium payment to continue your Policy. The minimum premium to continue the Policy is the amount which will result in the Cash Surrender Value on the date the grace period began being equal to the current Monthly Deduction plus the next two Monthly Deductions. At the start of the grace period, we will mail a notice of the minimum premium necessary to keep the Policy in force to you at your current address on record with us and to any assignee on record. Insurance coverage continues during the grace period. If sufficient premium is not paid by the end of the grace period, the Policy will terminate without value as of the first day of the grace period. If the Insured dies during the grace period, we will deduct outstanding Policy Debt and Policy charges due but not paid from the death benefit proceeds payable.

         REINSTATEMENT

         If the Policy lapses because a grace period ended without a sufficient payment being made, you may reinstate it within five years of the date of lapse, so long as the Insured is Attained Age 80 or less. To reinstate, we must receive:
          o    Written application signed by you and the Insured;
          o Evidence of the Insured's insurability satisfactory to us, and the insurability of any insured covered under an optional benefit rider;
          o    Premium at least equal to (a + b - c) divided by (d) where:
               (a) is the sum of all due and unpaid monthly deductions during the grace period;
               (b) is the sum of monthly deductions for three months from the date of reinstatement;
               (c)  is the account value at the beginning of the grace period;
                    and
               (d)  is one minus the premium charge.
          o    Repayment or reinstatement of any outstanding Policy Debt.

         The effective date of reinstatement will be the Monthly Date on or next following the date the reinstatement is approved.

         The Account Value on the date of reinstatement will equal the Net Premium paid to reinstate the Policy; plus the Account Value at the beginning of the grace period; minus the sum of the due and unpaid Monthly Deductions during the grace period.

         The Policy cannot be reinstated once it has been fully Surrendered.

         DELAY OF PAYMENTS OR TRANSFERS

         We will usually pay any amounts from the Separate Account requested as a partial withdrawal or Surrender within seven days after we receive your Written Notice. We can postpone such payments or any transfers out of a Subaccount if:
          o the NYSE is closed for other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC; or
          o    the SEC permits delay for the protection of security holders; or
          o an emergency exists as determined by the SEC, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the subaccounts.
The applicable rules of the SEC will govern as to whether these conditions exist.

         We may defer payments of a Policy loan, partial withdrawal or full Surrender from the Fixed Account for up to six months from the date we receive your Written Notice requesting the loan, withdrawal or Surrender.

         BENEFICIARY

         The beneficiary will receive the death benefit proceeds when the Insured dies. You name the primary beneficiary and any contingent beneficiaries in your application. If no primary beneficiary is living when the Insured dies, we will pay to the contingent beneficiary. If no contingent beneficiary is living when the Insured dies, we will pay you or your estate. Unless otherwise provided, if any beneficiary dies within 30 days after the Insured dies as the result of a common disaster, we will pay the death benefit proceeds as if that beneficiary died first.

         Unless your beneficiary designation provides otherwise, we will follow these rules:
          o We will pay equal shares when more than one beneficiary of the same class is to share the funds.
          o No revocable beneficiary has rights in this Policy until the Insured dies.
          o An irrevocable beneficiary cannot be changed without his or her consent.
          o The interest of any beneficiary is subject to the rights of any assignee shown on our records.
          o When beneficiaries are not shown by name (such as "children"), we may find who they are from sworn statements and not wait for court records.

         You may change your beneficiary at any time while the Insured is living by sending Written Notice to us. We must approve any change. If approved, the change will be effective as of the date you signed the Written Notice. We will not be liable for any payments we make or actions we take before the change is approved.

         MINOR OWNER OR BENEFICIARY

         Generally, a minor may not own the Policy solely in the minor's name and cannot receive payments directly as a Policy beneficiary. In most States parental status does not automatically give parents the power to provide an adequate release to us to make beneficiary payments to the parent for the minor's benefit. A minor can "own" a Policy through the trustee of a trust established for the minor's benefit, or through the minor's named and court appointed guardian, who owns the Policy in his or her capacity as trustee or guardian. Where a minor is a named beneficiary, we may be able to pay the minor's beneficiary payments to the minor's trustee or guardian. Some States allow us to make such payments up to a limited amount directly to parents. Parents seeking to have a minor's interest made payable to them for the minor's benefit are encouraged to check with their local court to determine the process to claim proceeds on behalf of the minor; it is often a very simple process that can be accomplished without the assistance of an attorney. If there is no adult representative able to give us an adequate release for payment of the minor's beneficiary interest, we will retain the minor's interest on deposit until the minor attains the age of majority.


         POLICY CHANGES

         You may request to change your Specified Amount, death benefit option, or riders. Any change to your Policy is effective only if by Written Notice on a form acceptable to us, and then only when recorded on our records.

Information on how to contact us to determine what information is needed and where you can get various forms for Policy changes is shown on this prospectus' first two pages and last page. When a Policy change is made, we will send you a revised Policy schedule that will show the updated coverage and any new charges.

         "RIGHT TO EXAMINE" PERIOD

         You may cancel your Policy for a refund during your "right to examine" or "free look" period. This period expires 10 days after you receive your Policy (30 days after if it is a replacement for another policy), or 45 days after your application is signed, whichever is later. (The "right to examine" period is longer in some states, ranging from 15 to 30 days.) If you decide to cancel the Policy, you must return it by mail or delivery to the home office or to the Ameritas selling agent by the date the "right to examine" period expires. Your Policy will be void from the beginning. We will refund the premiums paid minus Policy Debt and partial withdrawals, unless otherwise required by state law.

OPTIONAL FEATURES

         Subject to certain requirements, one or more of the optional insurance benefits described in APPENDIX A may be added to your Policy by rider. The cost of any optional insurance benefit will be deducted monthly from Account Value as stated in this prospectus' CHARGES section.

         NONPARTICIPATING

         The Policy is nonparticipating. No dividends will be paid under the Policy.

POLICY DISTRIBUTIONS
         The principle purpose of the Policy is to provide a death benefit upon the Insured's death, but before then you may also borrow against the Policy's Cash Surrender Value, take a partial withdrawal, or fully Surrender it for its Cash Surrender Value. Tax penalties may apply to amounts taken out of your Policy. The Policy will terminate and all insurance will stop when the Insured dies.

         DEATH BENEFIT

         Upon the Insured's death, we will pay to the Policy beneficiary:
          o the death benefit on the Insured's life under the death benefit option in effect; plus
          o any additional life insurance proceeds provided by any optional benefit or rider; minus
          o    any Policy Debt; minus
          o any overdue Monthly Deductions, including the Monthly Deduction for the month of death.

         We will pay the death benefit proceeds after we receive satisfactory proof that the Insured died while the Policy was in force and other proof that we may require in order to investigate the claim. We will pay the death benefit proceeds in a lump-sum payment to the beneficiary. We will include interest from the Insured's date of death to the payment date. The rate of interest will be at least the amount required by law. Full payment of the death benefit proceeds discharges us from any and all claims.

o        Death Benefit Options
         When you apply for your Policy, you will choose one of three death benefit options, which will be used to determine the death benefit.

Death Benefit Option A
         Under Option A, the death benefit is the greater of:
          o    the Specified Amount of insurance coverage; and
          o    the Account Value multiplied by the corridor factor.

Death Benefit Option B
         Under Option B, the death benefit is the greater of:
          o    the Specified Amount of insurance coverage plus the Account
               Value; and
          o    the Account Value multiplied by the corridor factor.

Death Benefit Option C
         Under Option C, the death benefit is the greater of:
          o the Specified Amount of insurance coverage plus the sum of premiums paid minus the sum of partial withdrawals taken; and
          o    the Account Value multiplied by the the corridor factor.

         If you select Option C and the sum of partial withdrawals taken is greater than the sum of premiums paid, the death benefit may be less than the Specified Amount.

         When you apply for your Policy, you will also choose one of two alternative tests to evaluate whether your Policy qualifies as a life insurance contract under the Internal Revenue Code. Once you have chosen a test for tax qualification, you cannot change it. If you choose the guideline premium test, total premium payments may not exceed the guideline premium payment limitations for life insurance set forth under the Internal Revenue Code. If you choose the cash value accumulation test, the guideline premium limitations do not apply. The corridor factors are higher for the cash value accumulation test than for the guideline premium test. The corridor factors are shown in the Policy schedule.

Changes in Death Benefit Option

         You select the death benefit option when you apply for the Policy. You also may change the death benefit option after the first Policy year, as discussed below.

Changes in Death Benefit Option Rules
o    Your request for a change must be by Written Notice.
o You can only change your Policy death benefit option once each Policy year. The change will be effective on the Monthly Date after we receive (or, if evidence of insurability is necessary, after we approve) your Written Notice.
o    There is no fee to change your Policy death benefit option.
o Changing from Option B to Option A, or from Option C to Option A: The Specified Amount will not change, and the death benefit will be reduced to equal the Specified Amount.
o Changing from Option A to Option B, or from Option C to Option B: The Specified Amount will be adjusted so that the Net Amount at Risk is unchanged.
o The change is allowed only if the new Specified Amount of insurance meets the requirements stated in the Changes in Specified Amount section, below.

o        Changes in Specified Amount

         The initial Specified Amount is set at the time we issue your Policy. The Specified Amount may change from time to time, as discussed below. A change in Specified Amount could have federal tax consequences (See the TAX MATTERS section.).

         Under the Scheduled Increase Rider for the Insured, we will automatically increase the Specified Amount on Annual Dates. The amount of the increase is shown on the Policy schedule. Total increases from the rider may not exceed two times the initial Specified Amount. No increase will be made after the Annual Date nearest the Insured's 65th birthday. We will mail to you a revised Policy schedule for each increase, Acceptance is automatic. You may reject the increase by Written Notice to us and return of the revised Policy schedule within 30 days of the increase date. There is no charge for the rider.

         In addition, on or after one year from the Policy Date, you may change the current Specified Amount of insurance coverage by Written Notice on a form provided by us, and subject to our approval.

INCREASE () in Coverage Rules
o The minimum amount of an increase in Specified Amount of insurance coverage is $25,000.
o An increase of the Specified Amount will require evidence of insurability satisfactory to us and be subject to our underwriting limits in place at that time. (Underwriting requirements do not apply to requested increases if certain riders are part of your Policy.)
o Any increase of the Specified Amount will be subject to increased cost of insurance charges and monthly Specified Amount charges, based on the Insured's gender and the Issue Age and rate class for the increase. You will receive a revised Policy schedule stating the increased charges.

DECREASE () in Coverage Rules
o    The amount of any decrease may be no less than $1,000.
o    Any reduction in the Specified Amount will be in the following order:
     -    first, reduce the most recent increase of the Specified Amount;
     -    then, the next most recent increases; and
     -    finally, the Policy's initial Specified Amount.

o Any decrease of the Specified Amount you request will not reduce the monthly Specified Amount charges in effect at the time of the decrease.
o The Specified Amount of coverage after the decrease must be at least $50,000. We may limit any requested decrease to the amount necessary to keep the Policy in compliance with maximum premium limits under federal tax law.

No Maturity Date

         This Policy does not have a maturity date. There are no cost of insurance charges after the Insured reaches Attained Age 121.

POLICY LOANS

         You may obtain a loan from the Cash Surrender Value of your Policy. Any loan transaction will permanently affect your Account Value. We may require you to sign a loan agreement. You may ask your sales representative or us to provide illustrations giving examples of how a loan might affect your Account Value, Cash Surrender Value and death benefit.

         Surrender or lapse of a Policy while a loan is outstanding could result in significant tax consequences. See the discussion at TAX TREATMENT OF LOANS AND OTHER DISTRIBUTIONS.

                  Amount You Can Borrow                                          Loan Interest Rate
--------------------------------------------------------------- ------------------------------------------------------
Standard Policy Loan.  You may borrow no more than:             Standard  Loan  Interest  Rate.  Current  net  annual
o      the Cash Surrender Value; minus                          loan  interest  rate of 1.0%:  we  charge  a  current
o      loan interest on Policy Debt  including the requested    interest  rate  with a 4.0%  effective  annual  yield
       loan to the next Annual Date; minus                      (guaranteed  not to exceed 4.0%),  but we also credit
o      the sum of the next three Monthly Deductions.            an interest  rate with an  effective  annual yield of
                                                                3.0% to any amounts in the loan account.
--------------------------------------------------------------- ------------------------------------------------------
                   Amount You Can Borrow                                          Loan Interest Rate
--------------------------------------------------------------- ------------------------------------------------------
Preferred  Rate Policy Loan.  After  five (5) Policyyears,  a   Preferred  Loan  Interest  Rate.  Current  net annual
portion of the Policy Debt may qualify for the preferred loan   loan  interest  rate of 0.0%:  we  charge  a  current
interest rate. The portion  eligible for  the  preferred loan   interest  rate  with a 3.0%  effective  annual  yield
interest rate is:                                               (guaranteed  not to exceed 3.5%),  but we also credit
o      the Account Value; plus                                  an interest  rate with an  effective  annual yield of
o      the sum of partial withdrawals taken, minus              3.0% to any amounts in the loan account.
o      the sum of premiums paid.


Loan Rules
o    The Policy must be assigned to us as security for the loan.
o We will accept a loan request signed by you on our form of Written Notice by mail or facsimile. However, when accepting a request by a method not requiring an original signature, there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.
o We will transfer all loan amounts from the Subaccounts and the Fixed Account to a loan account. The amounts will be transferred on a Pro-Rata basis, unless you instruct us otherwise. If the value of an Investment Option after a transfer pursuant to your instructions is less than $100, the amounts will be transferred on a Pro-Rata basis.
o Loan interest is due on each Annual Date. If the interest is not paid when due, we will transfer an amount equal to the unpaid loan interest only from the Policy Investment Options you designate; if that is not possible (due to insufficient value in an Investment Option you elect) or you have not provided such instructions, we will deduct loan interest on a Pro-Rata basis from balances in all Subaccounts and the Fixed Account.
o If Policy Debt exceeds Account Value minus accrued expenses and charges, you must pay the excess or your Policy will lapse.
o You may repay Policy Debt in full or in part any time while the Policy is in force. We will deduct the amount of the loan repayment from the loan account and allocate that amount among the Subaccounts and the Fixed Account in the same percentages as Net Premium is allocated on the date of repayment. You must instruct us to treat your payment as a loan repayment; otherwise, we will treat any unspecified payment as premium.
o The death benefit will be reduced by the amount of any Policy Debt on the date of the Insured's death.
o We may defer making a loan from the Fixed Account for up to six months unless the loan is to pay premiums to us.

         CASH SURRENDER

         While the Insured is alive, you may terminate the Policy for its Cash Surrender Value. After a full Surrender, all your rights in the Policy end, and you may not reinstate the Policy.

         Cash Surrender Rules
          o We will accept a full Surrender request signed by you on our form of Written Notice by mail or facsimile. However, when accepting a request by a method not requiring an original signature, there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.
          o    The Policy has no surrender charge.
          o We may defer Surrender payments from the Fixed Account for up to six months from the date we receive your request.

PARTIAL WITHDRAWAL

         While the Insured is alive, you may withdraw part of the Account Value. The amount requested and any partial withdrawal charge will usually be deducted from the Account Value on the date we receive your request if received before 3 p.m. Central Time.

         If Death Benefit Option A (described above) is in effect, then the Specified Amount will be reduced by the partial withdrawal amount plus any fee.

         If Death Benefit Option B or Option C (described above) is in effect, the Account Value will be reduced by the amount of the partial withdrawal, but the Specified Amount of insurance coverage will not change.

Partial Withdrawal Rules
o We will accept a partial withdrawal request signed by you on our form of Written Notice by mail or facsimile.
o The applicable Partial Withdrawal Charge is stated in your Policy and the CHARGES section of this prospectus.
     - The minimum partial withdrawal amount is $100; the maximum is an amount such that the remaining Cash Surrender Value is at least an amount sufficient to maintain the Policy in force for the next three months.
o    A partial withdrawal is irrevocable.
o For tax purposes, partial withdrawals are treated as made first from premiums paid and then from earnings, beginning with the most recent premium payment, unless the Policy is a modified endowment contract.
o Partial withdrawals will be deducted from your Policy Investment Options on a Pro-Rata basis, unless you instruct us otherwise. If the value of an Investment Option after a withdrawal pursuant to your instructions is less than $100, the amounts will be deducted on a Pro-Rata basis.
o Partial withdrawals result in cancellation of Accumulation Units from each applicable Subaccount.
o We reserve the right to defer withdrawal payments from the Fixed Account for up to six months from the date we receive your request.
o Depending upon the circumstances, a partial withdrawal may have tax consequences.

         PAYMENT OF POLICY PROCEEDS

         A primary function of a life insurance policy is to provide payment of Policy proceeds. Policy proceeds are payable upon the Insured's death, a full Surrender or partial withdrawal of Account Value, or upon any other benefit where certain proceeds are payable. We will make payment in a lump sum to the beneficiary.

Rules for Payment of Policy Proceeds
o Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us.
o We may require proof of your age or survival or the age or survival of the payee.
o No payee may commute, encumber or alienate any proceeds under this Policy before they are due. No proceeds are subject to attachment for any debt or obligation of any payee.

o      Payment of Death Benefit Proceeds

         We may pay death benefit proceeds in a lump sum by establishing an interest bearing account for the beneficiary, in the amount of the death benefit proceeds payable. The same interest rate schedule and other account terms will apply to all beneficiary accounts in place at any given time. We will send the beneficiary a checkbook within seven days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The account is part of our general account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our general account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the general account.

TAX MATTERS

         The following is only general information about federal tax law and is not intended as tax advice to any individual. Tax laws affecting the Policy are complex, may change and are affected by your facts and circumstances. We cannot guarantee the tax treatment of the Policy or any transaction involving the Policy. You should consult your own tax adviser as to how these general rules and any applicable taxes will apply to you if you purchase a Policy.

o      Life Insurance Qualification; Tax Treatment of Death Benefit

         The Internal Revenue Code, as amended (the "Code") defines a life insurance contract for federal income tax purposes. This definition can be met if an insurance contract satisfies either one of two tests set forth in that section. The Code and related regulations do not directly address the manner in which these tests should be applied to certain features of the Policy. Thus, there is some uncertainty about how those tests apply to the Policy.

         Nevertheless, we believe the Policy qualifies as a life insurance contract for federal tax purposes, so that:
          o the death benefit should be fully excludable from the beneficiary's gross income; and
          o you should not be considered in constructive receipt of the Cash Surrender Value, including any increases in Cash Surrender Value, unless and until it is distributed from the Policy. However, Congress has recently enacted new statutory provisions relating to employer owned life insurance. The death benefit of life insurance owned by an employer is taxable unless the Insured is a certain class of employee and has been given notice and has consented to coverage on his life. Specific statutory requirements must be satisfied for the death benefit of employer owned life insurance to be excluded from taxable income. Any employer contemplating the purchase of a life insurance contract should consult a tax advisor.

         We reserve the right to make such changes in the Policy as we deem necessary to assure it qualifies as a life insurance contract under the Code and continues to provide the tax benefits of such qualification.

         Modified Endowment Contracts. The Code establishes a class of life insurance contracts designated as modified endowment contracts. Distributions from a modified endowment contract are taxed under different rules, most notably distributions are treated as from income first (to the extent of any gain in the contract) then from cost basis. There are other differences related to modified endowment contracts, such as loans being treated as a distribution (see Tax Treatment of Loans and Other Distributions below). The Code rules governing whether a Policy will be treated as a modified endowment contract are extremely complex. In general, a Policy is a modified endowment contract if the accumulated premium payments made at any time during the first seven Policy years exceed the sum of the net level premium payments which would have been paid on or before such time if the Policy provided for paid-up future benefits after the payment of seven level annual premiums. A Policy may also become a modified endowment contract because of a material change. The determination of whether a Policy is a modified endowment contract after a material change generally depends upon the relationship of the Policy's death benefit and Account Value at the time of such change and the additional premium payments made in the seven years following the material change. A Policy may also become a modified endowment contract if the death benefit is reduced.

This Policy's flexibility and how you tailor it to meet your needs could cause it to be a modified endowment contract. We recommend you consult with a tax adviser to determine if desired Policy transactions may cause such treatment. When a premium payment is credited which we believe causes the Policy to become a modified endowment contract, we will notify you and offer you the opportunity to request a refund of that premium in order to avoid such treatment. You have 30 days after receiving such a notice to request the refund.

         A Policy issued in exchange for a modified endowment contract is also treated as a modified endowment contract. However, we believe that a Policy issued in exchange for a life insurance Policy that is not a modified endowment contract will generally not be treated as a modified endowment contract if the death benefit of the Policy is greater than or equal to the death benefit of the Policy being exchanged. The payment of any premiums at the time of or after the exchange may, however, cause the Policy to become a modified endowment contract. You may, of course, choose to not make additional payments in order to prevent a Policy from being treated as a modified endowment contract.

o      Special Considerations for Corporations and Employers

         Premium paid by a business for a life insurance Policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the Policy. For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from the Policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the Policy's Cash Surrender Value are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes. In 2006, Congress adopted new rules relating to Employer Owned Life Insurance. Any employer contemplating the purchase of a new life insurance contract or a change in an existing contract should consult a tax advisor regarding the Employee Notice and Consent requirements to avoid the income taxation of the life insurance death benefits.

o      Tax Treatment of Loans and Other Distributions

         Upon a Surrender or lapse of the Policy, if the amount received plus any outstanding Policy Debt exceeds the total cost basis in the Policy, the excess will generally be treated as ordinary income subject to tax, regardless of whether a Policy is or is not a modified endowment contract. However, the tax consequences of distributions from, and loans taken from or secured by, a Policy depend on whether the Policy is classified as a modified endowment contract.

"Cost Basis in the Policy" means:
o the total of any premium payments or other consideration paid for the Policy, minus
o    any withdrawals previously recovered that were not taxable.

Distributions from Policies Classified as Modified Endowment Contracts are subject to the following tax rules:
     o All distributions, including Surrenders and partial withdrawals, are treated as ordinary income subject to tax up to the amount equal to the excess (if any) of the Account Value immediately before the distribution over the cost basis in the Policy at such time.
     o Loans from or secured by the Policy are treated as distributions and taxed accordingly. If you do not repay loan interest, the loan interest itself is treated as a distribution.
     o A 10% additional income tax is imposed on the portion of any distribution from, or loan taken from or secured by, the Policy that is included in income except where the distribution or loan is made on or after the Owner attains age 59 1/2, is attributable to the Owner's becoming disabled, or is part of a series of substantially equal periodic payments for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and the Owner's beneficiary.

Distributions from Policies Not Classified as Modified Endowment Contracts are generally treated as first recovering the cost basis in the Policy and then, only after the return of all such cost basis in the Policy, as distributing taxable income. An exception to this general rule occurs in the case of a decrease in the Policy's death benefit or any other change that reduces benefits under the Policy in the first 15 years after the Policy is issued and that results in a cash distribution to the Owner in order for the Policy to continue complying with the Code's definition of life insurance. Such a cash distribution will be taxed in whole or in part as ordinary income (to the extent of any gain in the Policy).

         Loans from, or secured by, a Policy that is not a modified endowment contract are not treated as distributions. However, it is possible that reduced rate loans could be treated as distributions rather than loans.

         Distributions (including upon Surrender) and loans from, or secured by, a Policy that is not a modified endowment contract are not subject to the 10% additional income tax rule. If a Policy is not now but later becomes a modified endowment contract, then any distributions made from the Policy within two years prior to the change will become taxable pursuant to modified endowment contract rules.

o      Other Policy Owner Tax Matters

         Depending on the circumstances, the exchange of a Policy, a change in the Policy's death benefit option, a Policy loan, a partial or full Surrender, a lapse, a change in ownership, or an assignment of the Policy may have federal income tax consequences. In addition, federal, state and local transfer and other tax consequences of ownership or receipt of distributions from a Policy depend on the circumstances of each Owner or beneficiary.

         Interest paid on Policy loans generally is not tax deductible.

         Aggregation of modified endowment contracts. Pre-death distributions (including a loan, partial withdrawal, collateral assignment or full Surrender) from a Policy that is treated as a modified endowment contract may require a special aggregation to determine the amount of income recognized on the Policy. If we or any of our affiliates issue more than one modified endowment contract to the same Policy Owner within any 12-month period, then for purposes of measuring the income on the Policy with respect to a distribution from any of those Policies, the income for all those Policies will be aggregated and attributed to that distribution.

         Federal and state estate, inheritance and other tax consequences of ownership or receipt of proceeds under the Policy depend upon your or the beneficiary's individual circumstance.

         Diversification requirements. Investments of the Separate Account must be "adequately diversified" for the Policy to qualify as a life insurance contract under the Code. Any failure to comply with diversification requirements could subject you to immediate taxation on the incremental increases in Account Value plus the cost of insurance protection for the year. However, we believe the Policy complies fully with such requirements.

         Owner control. The Treasury Department stated that it anticipates the issuance of regulations or rulings prescribing the circumstances in which your control of the investments of the Separate Account may cause you, rather than us, to be treated as the owner of the assets in the Separate Account. To date, no such regulations or guidance has been issued. If you are considered the Owner of the assets of the Separate Account, income and gains from the Separate Account would be included in your gross income.

         The ownership rights under the Policy are similar to, but different in certain respects from, those described by the IRS in rulings in which it determined that owners were not owners of separate account assets. For example, you have additional flexibility in allocating Policy premium and Account Value. These differences could result in you being treated as the owner of a Pro-Rata share of the assets of the Separate Account. In addition, we do not know what standards will be set forth in the regulations or rulings which the Treasury may issue. We therefore reserve the right to modify the Policy as necessary to attempt to prevent you from being considered the Owner of the assets of the Separate Account.

         Paid-Up Life Insurance Benefit Endorsement. Electing this benefit may have adverse tax consequences. The Internal Revenue Service has not ruled on the use of this endorsement. We strongly urge you to consult legal counsel and your personal tax adviser before electing this benefit.

         Tax-advantaged arrangements. The Policy may be used in various arrangements, including non-qualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, tax exempt and nonexempt welfare benefit plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. If you are contemplating the use of the Policy in any arrangement the value of which depends in part on its tax consequences, you should be sure to consult a qualified tax advisor regarding the tax attributes of the particular arrangement and the suitability of this Policy for the arrangement.

LEGAL PROCEEDINGS

         As of the date of this prospectus, there are no proceedings affecting the Separate Account, or that are material in relation to our total assets.

HOW TO GET FINANCIAL STATEMENTS

         Our financial statements are included in a Statement of Additional Information ("SAI"). For information on how to obtain copies of these financial statements, at no charge, see the STATEMENT OF ADDITIONAL INFORMATION; REGISTRATION STATEMENT provision on the last page of this prospectus.

APPENDIX A: Optional Features

         This Appendix is intended to provide only a very brief overview of additional benefits available to be added to your Policy by rider. Some of these features are only available at the time the Policy is issued, and may not be added later. For more information, contact your registered representative or us. Certain riders may not be available in all States. The cost for each rider, if any, is explained in the CHARGES section.

o    Accelerated Benefit Rider
     This rider provides the ability to accelerate the death benefit to be a living benefit, allowing you to withdraw value from the Policy, as defined in the rider, in the event of diagnosis of terminal illness. The amount available as a living benefit is less than the total death benefit payable under the Policy.

o    Children's Insurance Rider
     This rider provides term life insurance protection, as defined in the rider, for the Insured's children.

o    Paid-Up Insurance Benefit Endorsement
     This endorsement protects your Policy from lapsing under certain conditions when your outstanding Policy Debt is large relative to your Account Value and Specified Amount.

o    Term Insurance Rider
     This rider provides term insurance upon an individual other than the insured.

o    Waiver of Monthly Deduction Rider
     This rider provides that during periods of the Insured's total disability, as defined in the rider, certain Policy charges and charges for any Policy riders will be waived.

DEFINED TERMS
Defined terms, other than "we, us, our," "you and your," are shown using initial capital letters in this prospectus.

Account Value / Accumulation Value / Policy Value means the sum of Net Premiums paid, minus partial withdrawals, minus Policy charges, plus interest credited to the Fixed Account and the loan account, adjusted for gains or losses in the Subaccounts. The Account Value is comprised of amounts in the Subaccounts, the Fixed Account, and the loan account.

Accumulation Unit means an accounting unit of measure used to calculate the Account Value allocated to a Subaccount of the Separate Account. It is similar to a share of a mutual fund.

Annual Date means the same date each year as the Policy Date.

Attained Age means the Issue Age plus the number of completed Policy years. With respect to any increase in Specified Amount, Attained Age means the Issue Age for the increase plus the number of complete years since the increase.

Business Day means each day that the New York Stock Exchange is open for trading.

Cash Surrender Value means the Account Value minus any Policy Debt.

Fixed Account is an account that credits a fixed rate of interest guaranteed by us and is not affected by the experience of the variable Investment Options of the Separate Account. The Fixed Account is part of our general account.

Insured means the person shown on the Policy schedule upon whose life this Policy is issued.

Investment Options means collectively the Subaccounts and the Fixed Account. You may allocate Net Premiums and reallocate Account Value among the Investment Options.

Issue Age means the Insured's age as of the birthday nearest to the Policy Date. With respect to any increase in Specified Amount, Issue Age means the Insured's age as of the birthday nearest to the date of the increase.

Issue Date means the date on which the suicide and incontestability periods begin. If we have received the initial premium from you, the Issue Date will also be the date when you have life insurance coverage with us. If we have not received the initial premium from you, you WILL NOT have coverage until the date on which we receive the initial premium from you.

Monthly Date means the same date of each month as the Policy Date.

Monthly Deduction means a charge made against the Account Value on each Monthly Date for the coverage provided by this Policy and any attached riders.

Net Amount at Risk means the death benefit on the Monthly Date, discounted at the Fixed Account minimum credited rate for one month, minus the Account Value on the Monthly Date, after the Monthly Deduction has been taken except for the cost of insurance.

Net Premium means the premium paid reduced by the premium charge, which will not exceed the maximum premium charge shown on the Policy schedule.

Planned Periodic Premium means a level premium you intend to pay at a fixed interval. The Planned Periodic Premium is shown on the Policy schedule.

Policy Date means the date from which Policy months, years and anniversaries are measured. The Policy Date will be determined by us unless you request a different Policy Date that we approve. If the Issue Date is after the Policy Date or we have not received the initial premium from you, you WILL NOT have life insurance coverage on the Policy Date.

Policy Debt means the sum of all unpaid Policy loans and accrued interest on Policy loans.

Pro-Rata means allocating a dollar amount among the Investment Options in proportion to the Account Value in those Investment Options.

Right to Examine Transfer Date means 13 days after the Issue Date, or if later, the date all requirements necessary to place the Policy in force are delivered to us.

Specified Amount means a dollar amount used to determine the death benefit of your Policy. It is shown on the Policy schedule. You may increase or decrease it as provided in your Policy.

Subaccounts means the divisions within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio.

Surrender means termination of this Policy at your request for its Cash Surrender Value while the Insured is alive.

We, Us, Our, Ameritas means Ameritas Life Insurance Corp.

Written Notice means information we have received at Ameritas, Service Center, P.O. Box 81889, Lincoln, NE 68501 (or 5900 "O" Street, Lincoln, NE 68510), fax 1-402-467-7335. A Written Notice must be signed by you, in good order, and on a form approved by or acceptable to us. Call us if you have questions about what form or information is required. When notice is permitted and sent to us by facsimile, we have the right to implement the request if the copied or facsimile signature appears to be a copy of a your genuine original signature.

You, Your, Owner means the Owner as shown on the Policy schedule, unless changed. The Insured may or may not be the Owner.

         IMSA

         We are a member of the Insurance Marketplace Standards Association ("IMSA"). IMSA is a voluntary membership organization created by the life insurance industry to promote ethical market conduct for individual life insurance and annuity products. Our membership in IMSA applies to us only and not to our products or affiliates.

                                    THANK YOU
            for reviewing this prospectus. You should also review the
                  fund prospectuses for the Subaccount variable
           Investment Option underlying portfolios you wish to select.

                             IF YOU HAVE QUESTIONS,
          for marketing assistance or other product questions prior to issue (without charge), telephone us at:
                          Ameritas Life Insurance Corp.
                            Telephone: 1-800-255-9678

                for all other matters, write or telephone us at:
                          Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 81889
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                       Toll-Free Telephone: 1-800-255-9678
                               Fax: 1-402-467-7335
                 Interfund Transfer Request Fax: 1-402-467-7923
                        Internet: www.direct@ameritas.com


                           REMEMBER, THE CORRECT FORM
is important for us to process your Policy elections and changes accurately. Many service forms can be found in the "Products & Services" section of our Internet site. Or, call us at our toll-free number and we will send you the form you need.

ILLUSTRATIONS

         Illustrations are tools that can help demonstrate how the Policy operates, given the Policy's charges, Investment Options and any optional features selected, how you plan to accumulate or access Account Value over time, and assumed rates of return. Illustrations may also be able to assist you in comparing the Policy's death benefits, Cash Surrender Values and Account Values with those of other variable life insurance policies based upon the same or similar assumptions. You may ask your sales representative or us (at our toll-free telephone number) to provide an illustration, without charge, based upon your specific situation.

         STATEMENT OF ADDITIONAL INFORMATION;
         REGISTRATION STATEMENT

         A Statement of Additional Information ("SAI") with the same date as this prospectus contains other information about the Separate Account and the Policy. You may obtain a copy by calling our toll-free telephone number, at the left. Within three Business Days after we receive your request for an SAI, we will send your copy, without charge, by first class mail or e-mail. Information about the Separate Account (including the SAI), is available on the SEC's Internet site at www.sec.gov, or can be reviewed and, for a fee, copied at or ordered from the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549-0102. (You may direct questions to the SEC at 202-551-8090.)

         REPORTS TO YOU

         We will send a statement to you at least annually showing your Policy's death benefit, Account Value and any Policy Debt. If your Policy activity is limited to scheduled periodic premiums automatically deducted from your bank or investment account, the annual report will also be the only confirmation you have of premium payments and regular Monthly Deductions. We will confirm any other premium payments, Policy Debt, transfers between Investment Options, lapses, Surrender, partial withdrawals, and other Policy transactions as they occur. You will receive additional periodic reports that the SEC may require.

(R) Ameritas Life Insurance Corp.

                      [Ameritas Life Insurance Corp. Logo]
                                           A UNIFI Company

Advisor VUL           Last Page                   SEC Registration #: 811-08868

Statement of Additional Information: [effective date] to accompany Policy Prospectuses dated: [effective date]

                                            [Ameritas Life Insurance Corp. Logo]
                                                                 A UNIFI Company

LOW-LOAD VARIABLE LIFE INSURANCE POLICIES offered through
AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL

TABLE OF CONTENTS                       Page

About Our Company                         1

Underwriter                               2
Distribution of the Policy
More Information on Charges
         Waiver of Certain Charges
         Underwriting Procedure

Distribution of Materials                 3
Advertising
Performance Data

Morningstar Asset Allocator Program       4

Financial Statements                      5


Contacting Us. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                          Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 81889
                             Lincoln, Nebraska 68501
                                       Or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-255-9678
                               Fax: 1-402-467-7335
                             www.ameritasdirect.com

Express mail packages should be sent to our street address, not our P.O. Box address.

         This Statement of Additional Information is not a prospectus. It contains information in addition to that set forth in the Policy prospectus and should be read together with the prospectus. The Policy prospectus may be obtained from our Service Center by writing us at P.O. Box 81889, Lincoln, Nebraska 68501, by e-mailing us or accessing it through our Web Site at www.ameritasdirect.com or by calling us at 1-800-255-9678. Defined terms used in the current prospectus for the Policy are incorporated in this Statement.

         ABOUT OUR COMPANY

         Ameritas Life Insurance Corp. Separate Account LLVL was established as a separate investment account of Ameritas Life Insurance Corp. ("we, us, our, Ameritas") on August 24, 1994. The Separate Account is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust. We issue the Policy described in the prospectus and are responsible for providing each Policy's insurance benefits. We are a stock life insurance company - Nebraska's first life insurance company - organized under the laws of the State of Nebraska in 1887. We are an indirect wholly-owned subsidiary of UNIFI Mutual Holding Company ("UNIFI"), which is also the ultimate parent company of Acacia Life Insurance Company, a District of Columbia domiciled company chartered by an Act of the United States Congress in 1869, and The Union Central Life Insurance Company, an Ohio stock life insurance company organized under the laws of the State of Ohio in 1867.

         We are engaged in the business of issuing life and health insurance and annuities throughout the United States (except New York). Through our Ameritas Advisor Services division, we specialize in low-load life insurance and no-load annuity products, offered directly to investors and through fee-based professionals. The UNIFI companies are a diversified family of financial services businesses offering the above listed products and services as well as mutual funds and other investments, financial planning, retirement plans and 401(k) plans, group dental and vision insurance, banking and public financing.

ALIC Separate Account LLVL       SAI: 1     Statement of Additional Information

UNDERWRITER

         The Policies are offered continuously and are distributed by Ameritas Investment Corp. ("AIC"), 5900 "O" Street, Lincoln, Nebraska 68510. We are the majority owner of AIC. AIC enters into contracts with various broker-dealers ("Distributors") to distribute the Policies.

                                                                       -------------- --------------- ---------------
                                                                YEAR:      2005            2006            2007
---------------------------------------------------------------------- -------------- --------------- ---------------
Variable life insurance compensation we paid to AIC that was paid to       $68,474         $33,187         $31,501
other broker-dealers and representatives (not kept by AIC).
---------------------------------------------------------------------- -------------- --------------- ---------------
Variable life insurance compensation earned and kept by AIC.                     0               0             $72
---------------------------------------------------------------------- -------------- --------------- ---------------
Fees we paid to AIC for variable life insurance Principal                   $1,807            $991               0
Underwriter services.
---------------------------------------------------------------------- -------------- --------------- ---------------

         DISTRIBUTION OF THE POLICY

         Our underwriter, AIC, enters into contracts with various broker-dealers ("Distributors") to distribute Policies. These Distributors are registered with the SEC and are members of the Financial Industry Regulatory Authority. All persons selling the Policy must be registered representatives of the Distributors, and also must be licensed as insurance agents to sell variable insurance products. There is no premium load to cover sales and distribution expenses. All compensation or expense reimbursement received by AIC for serving as principal underwriter of the Policies will be paid by us from our other assets or surplus in our general account, which may include profits derived from other charges made under the Policies. Policies can be purchased directly from us through our direct consumer services, with salaried employees who are registered representatives of AIC and who will not receive compensation related to the purchase.

     o Ameritas Advisor VUL: During the first Policy year, compensation may equal an amount up to 15% of first year target premium paid plus the first year costs of any riders and 9% of excess first year premium.
     o Low-Load Survivorship Variable Universal Life: During the first Policy Year, compensation may equal an amount up to 15% of first year target premium paid plus the first year costs of any riders and 2% of excess first year premium.
     o Low-Load Variable Life: During the first Policy Year, compensation may equal an amount up to 9% of first year target premium paid plus the first year costs of any riders and 2% of excess first year premium. In years thereafter, we may pay the broker-dealer asset-based compensation at an annualized rate of 0.1% per Policy Year of the net Cash Surrender Value.

         Compensation arrangements may vary among broker-dealers. Also, we may pay other distribution expenses such as production incentive bonuses. These distribution expenses do not result in any additional charges under the Policy other than those described in the prospectus CHARGES sections.

         MORE INFORMATION ON CHARGES

o        Waiver of Certain Charges
         When the Policy is sold in a manner that results in savings of sales or administrative expenses, we reserve the right to waive all or part of any fee we charge under the Policy (excluding charges charged by the portfolios). Factors we consider include one or more of the following: size and type of group to whom the Policy is issued; amount of expected premiums; relationship with us (employee of us or an affiliated company, receiving distributions or making transfers from other policies we or one of our affiliates issue, or transferring amounts held under qualified retirement plans we or one of our affiliates sponsor); type and frequency of administrative and sales services provided; or level of annual maintenance fee and withdrawal charges. Any fee waiver will not discriminate unfairly against protected classes of individuals and will be done according to our rules in effect at the time the Policy is issued. We reserve the right to change these rules. The right to waive any charges may be subject to state approval.

                                     SAI:2

o        Underwriting Procedure
         The Policy's cost of insurance depends upon the insured's sex, issue age, risk class, and length of time the Policy has been in force. The rates will vary depending upon tobacco use and other risk factors. Guaranteed cost of insurance rates are based on the insured's attained age and are equal to the 2001 Commissioners Standard Ordinary Age Nearest Birthday Ultimate Mortality Table. The maximum rates for the table-rated substandard insureds are based on a multiple (shown in the schedule pages of the Policy) of the above rates. We may add flat extra ratings to reflect higher mortality risk. Any change in the cost of insurance rates will apply to all insureds of the same age, gender, risk class and whose Policies have been in effect for the same length of time.

         The cost of insurance rates, Policy charges, and payment options for Policies issued in Montana, and perhaps other states or in connection with certain employee benefit arrangements, are issued on a gender-neutral (unisex) basis. The unisex rates will be higher than those applicable to females and lower than those applicable to males.

         If the rating class for any increase in the specified amount of insurance coverage is not the same as the rating class at issue, the cost of insurance rate used after such increase will be a composite rate based upon a weighted average of the rates of the different rating classes. Decreases may be reflected in the cost of insurance rate, as discussed earlier.

         The actual charges made during the Policy Year will be shown in the annual report delivered to Policy Owners.

         DISTRIBUTION OF MATERIALS

         We will distribute proxy statements, updated prospectuses and other materials to you from time to time. In order to achieve cost savings, we may send consolidated mailings to several Owners with the same last name who share a common address or post office box.

         ADVERTISING

         From time to time, we may advertise performance information for the Subaccounts and their underlying portfolios. We may also advertise ratings, rankings or other information related to us, the Subaccounts or the underlying portfolios.

         We may provide hypothetical illustrations of Policy value, Cash Surrender Value and death benefit based on historical investment returns of the underlying portfolios for a sample Policy based on assumptions as to age, sex and risk class of the insured, and other Policy-specific assumptions.

         We may also provide individualized hypothetical illustrations calculated in the same manner as stated above but based upon factors particular to your Policy.

         PERFORMANCE DATA

         From time to time, we may advertise performance for the Subaccount variable investment options. Performance data is available on our Web Site and is authorized for use with prospective investors only when accompanied or preceded by current product and fund prospectuses containing detailed information about the Policy, investment, limitations and risks.

         Performance returns reflect fees and charges assessed by the fund companies and current mortality and expenses and administrative risk charges deducted from Separate Account assets. Some portfolio advisors have agreed to limit their expenses; without these limits, performance would have been lower. The returns shown on our website do not reflect the Policy's transaction fees and periodic charges. If these fees and charges were deducted, the performance quoted would be lower. Yields shown are typically "annualized" yields. This means the income generated during the measured seven days is assumed to be generated each week over a 52-week period, and not reinvested, and is shown as a percentage of the investment.

                                     SAI:3

         We encourage you to obtain a personalized illustration which reflects all charges of the Policy and the impact of those charges upon performance; contact your registered representative or us to obtain an illustration, without charge, based upon your specific situation. See the Policy prospectus for detailed information about Policy charges and portfolio prospectuses for each portfolio's expenses.

         For periods prior to the date the Policy Subaccount began operation, performance data will be calculated based on the performance of the underlying portfolio and the assumption that the Subaccounts were in existence for the same periods as those indicated for the underlying portfolio with the level of Policy charges that were in effect at the inception of the Subaccount.

         Past performance is no guarantee of future results. The return and principal value of an investment will fluctuate so that investor's shares, when redeemed, may be worth more or less than their original cost.

         MORNINGSTAR(R) ASSET ALLOCATOR
         Model Asset Allocation Program offered through
         AMERITAS INVESTMENT CORP. ("AIC")

The Service
Ameritas Investment Corp. ("AIC"), an affiliate of ours, has developed several asset allocation models, each based on different profiles of an investor's willingness to accept investment risk, and marketed exclusively through our Policies as the "Morningstar Asset Allocator" program. AIC periodically (typically annually) evaluates and updates the models. In developing and periodically updating the models, AIC currently relies on the recommendations of Morningstar Associates, LLC. AIC may change the firm it uses, or, may use no independent firm at all.

If you choose to subscribe to the Morningstar Asset Allocator program, AIC will serve as your investment adviser for the service solely for purposes of development of the program models and periodic updates of the models.

If you choose to subscribe to the Morningstar Asset Allocator program, AIC instructs us to allocate your initial premium (in the case of a new application) or accumulated value, as applicable, to the investment options according to the model you select, to similarly allocate subsequent premium, and to periodically automatically reallocate your accumulated value or premium payments. Your Policy value will be rebalanced quarterly consistent with your selected model.

The Morningstar Asset Allocator Models
Development of the Morningstar Asset Allocator models is a two-step process. First, an optimization analysis is performed to determine the breakdown of asset classes. Next, after the asset class exposures are known, a determination is made of how available investment options can be used to implement the asset class level allocations. The investment options are selected by evaluating the asset classes represented by the underlying portfolios and combining investment options to arrive at the desired asset class exposure. Investment options are selected in a way intended to optimize potential returns for each model, given a particular level of risk tolerance. This process could, in some cases, result in the inclusion of an investment option in a model based on its specific asset class exposure or other specific optimization factors, even where another investment option may have better historical performance.

Periodic Updates of the Models and Notices of Updates
Each model is evaluated periodically (generally, annually) to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result, each model may change, and the investment options used within a model may change.

When your selected model is updated, AIC instructs us to automatically reallocate your accumulated value and any subsequent premium payments in accordance with any changes to the model you have selected. This means the allocation of your accumulated value, and potentially the investment options in which you are invested, will automatically change and your accumulated value and any subsequent premium payments will be automatically reallocated among the investment options in your updated model (independently of the automatic quarterly rebalancing). AIC requires that you give it discretionary investment authority to periodically instruct us to reallocate your accumulated value and any subsequent premium payments in accordance with the updated version of the model you have selected, if you wish to participate in the Morningstar Asset Allocation program.

                                     SAI:4

When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Morningstar Asset Allocator program.

Risks
Although asset allocation models are designed to optimize returns given the various levels of risk, there is no assurance that a model portfolio will not lose money or that investment results will not experience volatility. Investment performance of your accumulated value could be better or worse by participating in a Morningstar Asset Allocator model than if you had not participated. A model may perform better or worse than any single investment option or asset class or other combinations of investment options or asset classes. Model performance is dependent upon the performance of the component investment options (and their underlying portfolios). The timing of your investment and the automatic quarterly rebalancing may affect performance. Your accumulated value will fluctuate, and when redeemed, may be worth more or less than the original cost.

Periodic updating of the models can cause the underlying portfolios to incur transaction expenses to raise cash for money flowing out of the portfolios or to buy securities with money flowing into the portfolios. These expenses can adversely affect performance of the pertinent portfolios and the models.

AIC, an affiliate of ours, may be subject to competing interests that have the potential to influence its decision making with regard to the models. In addition to its limited role as investment advisor under the Morningstar Asset Allocator program, AIC is also compensated by us as principal underwriter for the Policies. In addition, AIC receives fees as distributor for the Summit Mutual Funds, Inc., Summit Pinnacle Series. We and AIC may receive revenue sharing from other portfolios that are available as investment options. AIC may have an incentive to use certain portfolios in the models that provide higher revenue sharing or distribution fees. AIC may believe that certain portfolios may benefit from additional assets or could be harmed by redemptions. All our model investment options and their underlying portfolios are analyzed by Morningstar Associates, LLC, an independent analytical firm. Neither AIC nor we dictate to Morningstar the number of portfolios in a model, the percent that any portfolio represents in a model, or which portfolios may be selected (other than to require exclusion of any portfolio that is expected to be liquidated, merged into another portfolio, or otherwise closed). AIC and we believe reliance on recommendations of Morningstar to develop and update the models reduces the potential for AIC and us to be influenced by these competing interests, but there can be no assurance of this.

AIC and we are under no obligation to continue the Morningstar Asset Allocator program, or any asset allocation program, and have the right to terminate or change such services at any time.

        FINANCIAL STATEMENTS

The statutory statements of admitted assets, liabilities and surplus of Ameritas Life Insurance Corp., a wholly owned subsidiary of Ameritas Holding Company, as of December 31, 2007 and 2006, and the related statutory statements of operations, changes in surplus, and cash flows for each of the three years in the period ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and the statements of net assets of each of the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVL as of December 31, 2007, and the related statements of operations for the period then ended, the statements of changes in net assets for each of the periods in the two years then ended and the financial highlights for each of the periods in the five years then ended, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 1248 "O" Street, Suite 716, Lincoln, Nebraska 68508.

Our financial statements follow this page of this Statement. They only bear on our ability to meet our obligations under the Policy, and should not be considered as bearing on the investment performance of the assets held in the Separate Account.

ALIC Separate Account LLVL      SAI:5        Statement of Additional Information

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA

                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007
             AND FOR EACH OF THE PERIODS IN THE TWO YEARS THEN ENDED
           AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ameritas Life Insurance Corp.
Lincoln, Nebraska

We have audited the accompanying statements of net assets of each of the subaccounts listed in Note 1 which comprise Ameritas Life Insurance Corp. Separate Account LLVA as of December 31, 2007 and the related statements of operations for the period then ended, the statements of changes in net assets for each of the periods in the two years then ended, and the financial highlights for each of the periods in the five years then ended for each of the subaccounts which comprise the Account. These financial statements and financial highlights are the responsibility of management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The subaccounts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of each of the subaccounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2007, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of each of the subaccounts constituting Ameritas Life Insurance Corp. Separate Account LLVA as of December 31, 2007, and the results of their operations for the period then ended and changes in their net assets for each of the periods in the two years then ended, and the financial highlights for each of the periods in the five years then ended for each of the subaccounts which comprise the Account, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 6, 2008

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2007

ASSETS
INVESTMENTS AT FAIR VALUE:
     Calvert Variable Series, Inc. Calvert Social Portfolios (Calvert):
        CVS Social Balanced Portfolio (Balanced) -
            589,465.193 shares at $1.918 per share (cost $1,141,021)                               $     1,130,594
        CVS Social International Equity Portfolio (International Equity) -
            78,964.729 shares at $18.88 per share (cost $1,714,407)                                      1,490,854
        CVS Social Mid Cap Growth Portfolio (Mid Cap) -
            32,094.980 shares at $30.54 per share (cost $909,069)                                          980,181
        CVS Social Equity Portfolio (Social Equity) -
            45,157.594 shares at $20.38 per share (cost $847,993)                                          920,312
     Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas):
        Ameritas Income & Growth Portfolio (Income and Growth) -
            13,384.235 shares at $13.80 per share (cost $175,129)                                          184,702
        Ameritas Index 500 Portfolio (Index 500) -
            1,816.914 shares at $158.07 per share (cost $292,546)                                          287,200
        Ameritas MidCap Growth Portfolio (MidCap) -
            25,221.523 shares at $38.97 per share (cost $1,075,171)                                        982,883
        Ameritas Small Capitalization Portfolio (Small Cap) -
            6,217.311 shares at $37.43 per share (cost $230,537)                                           232,714
     DWS Investments VIT Funds (Scudder):
        DWS Small Cap Index VIP Portfolio - Class A (Small Cap) -
            70,372.214 shares at $14.71 per share (cost $1,032,615)                                      1,035,175
     Fidelity Variable Insurance Products (Fidelity):
        VIP Overseas Portfolio: Initial Class (Overseas IC) -
            227,634.729 shares at $25.32 per share (cost $5,101,574)                                     5,763,711
        VIP Investment Grade Bond Portfolio: Initial Class (Inv. Grade Bond IC) -
            522,849.047 shares at $12.76 per share (cost $6,504,293)                                     6,671,554
        VIP Equity Income Portfolio: Initial Class (Equity Income IC) -
            138,086.190 shares at $23.91 per share (cost $3,556,680)                                     3,301,641
        VIP Growth Portfolio: Initial Class (Growth IC) -
            107,786.204 shares at $45.12 per share (cost $3,939,751)                                     4,863,314
        VIP High Income Portfolio: Initial Class (High Income IC) -
            206,830.579 shares at $5.98 per share (cost $1,325,542)                                      1,236,847
        VIP High Income Portfolio: Service Class (High Income SC) -
            367,077.249 shares at $5.95 per share (cost $2,339,109)                                      2,184,110


The accompanying notes are an integral part of these financial statements.

                                      FS-2

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2007

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

     Fidelity Variable Insurance Products (Fidelity), continued:
        VIP Contrafund Portfolio: Initial Class (Contrafund IC) -
            726,674.984 shares at $27.90 per share (cost $22,454,898)                              $    20,274,232
        VIP Contrafund Portfolio: Service Class (Contrafund SC) -
            319,247.483 shares at $27.80 per share (cost $9,861,233)                                     8,875,080
        VIP Mid Cap Portfolio: Initial Class (Mid Cap IC) -
            234,210.277 shares at $36.16 per share (cost $7,742,422)                                     8,469,044
        VIP Mid Cap Portfolio: Service Class (Mid Cap SC) -
            45,839.639 shares at $35.98 per share (cost $1,521,664)                                      1,649,310
     AIM Variable Insurance Funds (AIM):
        AIM V.I. Financial Services Portfolio - Series I (Financial) -
            3,181.334 shares at $12.26 per share (cost $49,584)                                             39,003
        AIM V.I. Global Health Care Portfolio - Series I (Health) -
            3,234.481 shares at $24.06 per share (cost $73,068)                                             77,822
        AIM V.I. Technology Portfolio - Series I (Technology) -
            7,376.009 shares at $15.10 per share (cost $111,175)                                           111,378
     Janus Aspen Series - Institutional Funds (Janus):
        Growth Portfolio (Growth) -
            4,269.630 shares at $26.42 per share (cost $82,416)                                            112,804
     Neuberger Berman Advisers Management Trust (Neuberger Berman):
        AMT Balanced Portfolio - Class I (Balanced) -
            42,894.778 shares at $13.08 per share (cost $431,291)                                          561,064
        AMT Growth Portfolio - Class I (Growth) -
            19,669.967 shares at $19.30 per share (cost $339,796)                                          379,630
        AMT Lehman Brothers Short Duration Bond Portfolio - Class I (Limited Maturity Bond) -
            18,154.103 shares at $13.00 per share (cost $236,592)                                          236,003
        AMT Partners Portfolio - Class I (Partners) -
            34,035.421 shares at $20.77 per share (cost $687,793)                                          706,916
     Rydex Variable Trust (Rydex):
        Nova Portfolio (Nova) -
            93,451.818 shares at $10.06 per share (cost $965,597)                                          940,125
        OTC Portfolio (OTC) -
            76,855.333 shares at $18.12 per share (cost $1,342,758)                                      1,392,619
        Precious Metals Portfolio (Precious Metals) -
            331,771.696 shares at $15.04 per share (cost $4,760,642)                                     4,989,846
        Inverse S&P 500 Strategy Portfolio (Inv. S&P 500) -
            20,778.636 shares at $42.21 per share (cost $880,782)                                          877,066
        Government Long Bond 1.2x Strategy Portfolio (Gov. Long Bond) -
            138,085.894 shares at $12.24 per share (cost $1,600,584)                                     1,690,171

The accompanying notes are an integral part of these financial statements.


                                      FS-3

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2007

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

     Rydex Variable Trust (Rydex), continued:
        Inverse OTC Strategy Portfolio (Inverse OTC) -
            5,656.629 shares at $16.99 per share (cost $100,555)                                   $        96,106
        Inverse Government Long Bond Strategy Portfolio (Inv. Long Bond) -
            7,599.845 shares at $19.58 per share (cost $166,276)                                           148,805
        Russell 2000 1.5x Strategy Portfolio (Russell) -
            23,859.488 shares at $34.20 per share (cost $907,921)                                          815,994
        Sector Rotation Portfolio (Sector Rotation) -
            127,799.743 shares at $15.33 per share (cost $1,854,746)                                     1,959,170
     Third Avenue Variable Series Trust (Third Avenue):
        Third Avenue Value Portfolio (Value) -
            572,033.858 shares at $25.92 per share (cost $16,605,955)                                   14,827,118
     Vanguard Variable Insurance Fund (Vanguard):
        VIF Money Market Portfolio (Money Market) -
            54,415,617.340 shares at $1.00 per share (cost $54,415,617)                                 54,415,617
        VIF Equity Index Portfolio (Equity Index) -
            901,340.943 shares at $29.54 per share (cost $25,119,579)                                   26,625,611
        VIF Total Bond Market Index Portfolio (Total Bond) -
            2,106,586.035 shares at $11.54 per share (cost $23,198,833)                                 24,310,003
        VIF REIT Index Portfolio (REIT Index) -
            655,608.795 shares at $18.92 per share (cost $14,283,859)                                   12,404,118
        VIF Mid-Cap Index Portfolio (Mid-Cap) -
            973,421.711 shares at $18.58 per share (cost $17,634,322)                                   18,086,175
        VIF Total Stock Market Index Portfolio (Stock Market Index) -
            346,877.090 shares at $31.09 per share (cost $9,989,801)                                    10,784,409
        VIF Equity Income Portfolio (Equity Income) -
            640,907.559 shares at $19.79 per share (cost $12,381,861)                                   12,683,561
        VIF Growth Portfolio (Growth) -
            656,893.425 shares at $14.39 per share (cost $8,322,382)                                     9,452,696
        VIF High Yield Bond Portfolio (High Yield Bond) -
            742,980.076 shares at $8.21 per share (cost $6,191,352)                                      6,099,866
        VIF Balanced Portfolio (Balanced) -
            518,126.351 shares at $20.76 per share (cost $9,916,379)                                    10,756,303
        VIF International Portfolio (International) -
            1,760,186.638 shares at $23.84 per share (cost $33,739,112)                                 41,962,849
        VIF Diversified Value Portfolio (Diversified) -
            1,210,569.160 shares at $16.33 per share (cost $18,518,976)                                 19,768,594
        VIF Small Company Growth Portfolio (Small Company Growth) -
            634,797.066 shares at $18.15 per share (cost $11,565,808)                                   11,521,567

The accompanying notes are an integral part of these financial statements.

                                      FS-4

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2007

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

     Wells Fargo Variable Trust (Wells Fargo):
        Advantage VT Discovery Portfolio (Discovery) -
            18,680.981 shares at $20.11 per share (cost $293,828)                                  $       375,675
        Advantage VT Opportunity Portfolio (Opportunity) -
            31,784.040 shares at $22.03 per share (cost $653,248)                                          700,202
     Classic ProFunds VP (ProFunds):
        Bull Portfolio (Bull) -
            22,563.114 shares at $30.90 per share (cost $699,776)                                          697,200
        Europe 30 Portfolio (Europe) -
            34,868.862 shares at $35.53 per share (cost $1,250,553)                                      1,238,891
        Mid-Cap Value Portfolio (Mid-Cap) -
            1,060.614 shares at $31.51 per share (cost $36,725)                                             33,420
        VP NASDAQ-100 Portfolio (OTC) -
            14,713.255 shares at $18.62 per share (cost $278,811)                                          273,961
        Small-Cap Portfolio (Small-Cap) -
            349.090 shares at $30.71 per share (cost $10,782)                                               10,721
        Small-Cap Value Portfolio (Small-Cap Value) -
            1,078.949 shares at $28.81 per share (cost $34,490)                                             31,085
        Dow 30 Portfolio (Classic Dow) -
            7,845.997 shares at $38.60 per share (cost $313,498)                                           302,855
     Inverse ProFunds VP (ProFunds):
        Bear Portfolio (Bear) -
            850.368 shares at $24.92 per share (cost $20,858)                                               21,191
        VP Short NASDAQ-100 Portfolio (Short OTC) -
            11,770.347 shares at $14.18 per share (cost $165,034)                                          166,904
        Short Small-Cap Portfolio (Short Small-Cap) -
            20,516.708 shares at $14.85 per share (cost $299,927)                                          304,673
        Short Dow 30 Portfolio (Short Dow) -
            95.047 shares at $26.69 per share (cost $2,459)                                                  2,537
     Ultra ProFunds VP (ProFunds):
        Ultra Mid-Cap Portfolio (UltraMid) -
            178.518 shares at $34.47 per share (cost $6,286)                                                 6,154
        Ultra NASDAQ-100 Portfolio (UltraOTC) -
            27,979.893 shares at $26.93 per share (cost $764,205)                                          753,499
        Ultra Small-Cap Portfolio (UltraSmall) -
            10,849.873 shares at $23.23 per share (cost $256,500)                                          252,043
        Ultra Bull Portfolio (UltraBull) -
            85,783.037 shares at $21.04 per share (cost $1,828,429)                                      1,804,875


The accompanying notes are an integral part of these financial statements.


                                      FS-5

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2007

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

     Bond Benchmarked ProFunds VP (ProFunds):
        U.S. Government Plus Portfolio (U.S. Gov. Plus) -
            30,242.660 shares at $32.10 per share (cost $934,496)                                  $       970,789
        Rising Rates Opportunity Portfolio (Opportunity) -
            962.994 shares at $18.52 per share (cost $18,330)                                               17,835
     Sector ProFunds VP (ProFunds):
        Oil & Gas Portfolio (Oil & Gas) -
            6,171.555 shares at $66.69 per share (cost $382,939)                                           411,581
        Precious Metals Portfolio (Precious Metals) -
            31,546.521 shares at $51.82 per share (cost $1,574,083)                                      1,634,741
        Real Estate Portfolio (Real Estate) -
            3,436.942 shares at $49.44 per share (cost $185,050)                                           169,922
     Access VP (ProFunds):
        High Yield Fund Portfolio (High Yield) -
            850.569 shares at $28.94 per share (cost $24,507)                                               24,615
     Money Market ProFunds VP (ProFunds):
        Money Market Portfolio (Money Market) -
            11,403,573.530 shares at $1.00 per share (cost $11,403,574)                                 11,403,574
     PIMCO Variable Insurance Trust (Pimco):
        CommodityRealReturn Strategy Portfolio (Commodity) -
            668,014.010 shares at $13.35 per share (cost $7,915,381)                                     8,917,987

                                                                                                  ------------------

     NET ASSETS REPRESENTING EQUITY OF POLICYOWNERS                                                $   389,893,397


The accompanying notes are an integral part of these financial statements.

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Calvert
                                                                            ----------------------------------------

                                                                                Balanced
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $        27,774
   Mortality and expense risk charge                                                  (6,360)
                                                                            ------------------
Net investment income(loss)                                                           21,414
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    63,559
   Net realized gain(loss) on sale of fund shares                                     22,837
                                                                            ------------------
Net realized gain(loss)                                                               86,396
                                                                            ------------------

Change in unrealized appreciation/depreciation                                       (80,311)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        27,499
                                                                            ==================


                                                                                           Balanced
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        21,414       $        20,725
   Net realized gain(loss)                                                            86,396                30,060
   Net change in unrealized appreciation/depreciation                                (80,311)               23,813
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    27,499                74,598
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                44,747               201,224
   Subaccounts transfers (including fixed account), net                              116,254               485,607
   Transfers for policyowner benefits and terminations                              (148,603)             (120,488)
   Policyowner maintenance charges                                                      (391)                 (170)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                  12,007               566,173
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                                39,506               640,771
Net assets at beginning of period                                                  1,091,088               450,317
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     1,130,594       $     1,091,088
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                        Calvert
--------------------------------------------------------------------------------------------------------------------
  International
      Equity                                 Mid Cap                             Social Equity
-------------------                    -------------------                    -------------------

       2007                                   2007                                  2007
-------------------                    -------------------                    ------------------

 $        16,884                        $          ----                        $          ----
          (8,838)                                (4,148)                                (4,374)
-------------------                    -------------------                    ------------------
           8,046                                 (4,148)                                (4,374)
-------------------                    -------------------                    ------------------


         218,566                                 19,803                                 45,262
         117,457                                  7,374                                 11,438
-------------------                    -------------------                    ------------------
         336,023                                 27,177                                 56,700
-------------------                    -------------------                    ------------------

        (339,402)                                30,895                                 18,371
-------------------                    -------------------                    ------------------


 $         4,667                        $        53,924                        $        70,697
===================                    ===================                    ==================

        International Equity                          Mid Cap                             Social Equity
-------------------------------------- -------------------------------------- --------------------------------------

       2007               2006                2007               2006               2007                2006
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

 $         8,046     $         2,497    $        (4,148)   $        (1,961)    $        (4,374)   $        (1,810)
         336,023             132,494             27,177              3,165              56,700                561
        (339,402)             68,391             30,895             21,216              18,371             52,641
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           4,667             203,382             53,924             22,420              70,697             51,392
------------------- ------------------ ------------------ ------------------- ------------------ -------------------


         119,414             417,392             63,950            162,253              65,587            245,231
          31,069             196,392            369,261            121,701             145,050            264,455
         (86,102)            (59,277)           (47,311)            (2,094)            (14,730)            (4,975)
            (463)               (154)              (167)               (48)               (103)                (8)
------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          63,918             554,353            385,733            281,812             195,804            504,703
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          68,585             757,735            439,657            304,232             266,501            556,095
       1,422,269             664,534            540,524            236,292             653,811             97,716
------------------- ------------------ ------------------ ------------------- ------------------ -------------------
 $     1,490,854     $     1,422,269    $       980,181    $       540,524     $       920,312    $       653,811
=================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Ameritas
                                                                            ----------------------------------------
                                                                               Income and
                                                                                 Growth
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $         2,962
   Mortality and expense risk charge                                                  (1,056)
                                                                            ------------------
Net investment income(loss)                                                            1,906
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                     9,106
   Net realized gain(loss) on sale of fund shares                                      1,663
                                                                            ------------------
Net realized gain(loss)                                                               10,769
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (8,977)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $         3,698
                                                                            ==================


                                                                                       Income and Growth
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $         1,906       $           431
   Net realized gain(loss)                                                            10,769                 7,303
   Net change in unrealized appreciation/depreciation                                 (8,977)               17,144
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                     3,698                24,878
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   600                11,498
   Subaccounts transfers (including fixed account), net                                6,259                 8,915
   Transfers for policyowner benefits and terminations                                (6,718)               (7,752)
   Policyowner maintenance charges                                                       (78)                  (72)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                      63                12,589
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                                 3,761                37,467
Net assets at beginning of period                                                    180,941               143,474
                                                                            ------------------    ------------------
Net assets at end of period                                                  $       184,702       $       180,941
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                         Ameritas
--------------------------------------------------------------------------------------------------------------------

    Index 500                                 MidCap                               Small Cap
-------------------                    -------------------                    -------------------

       2007                                   2007                                  2007
-------------------                    -------------------                    ------------------

 $         4,984                        $          ----                        $          ----
          (2,051)                                (2,854)                                (1,107)
-------------------                    -------------------                    ------------------
           2,933                                 (2,854)                                (1,107)
-------------------                    -------------------                    ------------------


            ----                                193,272                                   ----
          41,244                                 18,212                                 13,333
-------------------                    -------------------                    ------------------
          41,244                                211,484                                 13,333
-------------------                    -------------------                    ------------------

         (43,865)                               (80,869)                                (4,164)
-------------------                    -------------------                    ------------------


 $           312                        $       127,761                        $         8,062
===================                    ===================                    ==================

              Index 500                               MidCap                                Small Cap
-------------------------------------- -------------------------------------- --------------------------------------

       2007               2006                2007               2006               2007                2006
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

 $         2,933     $         5,413    $        (2,854)   $        (1,358)    $        (1,107)   $          (534)
          41,244              33,584            211,484             21,075              13,333              3,640
         (43,865)             32,867            (80,869)           (15,743)             (4,164)             3,491
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

             312              71,864            127,761              3,974               8,062              6,597
------------------- ------------------ ------------------ ------------------- ------------------ -------------------


           2,873               2,471              3,436              3,968                ----               ----
        (258,451)            (86,948)           731,121           (157,710)            146,067             70,130
            (483)            (10,508)           (63,512)            (4,085)            (37,787)              ----
            (149)               (178)              (184)              (104)                (50)               (20)
------------------- ------------------ ------------------ ------------------- ------------------ -------------------
        (256,210)            (95,163)           670,861           (157,931)            108,230             70,110
------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        (255,898)            (23,299)           798,622           (153,957)            116,292             76,707
         543,098             566,397            184,261            338,218             116,422             39,715
------------------- ------------------ ------------------ ------------------- ------------------ -------------------
 $       287,200     $       543,098    $       982,883    $       184,261     $       232,714    $       116,422
=================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Scudder
                                                                            ----------------------------------------

                                                                               Small Cap
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                             ------------------
Investment income:
   Dividend distributions received                                           $         9,917
   Mortality and expense risk charge                                                  (6,550)
                                                                            ------------------
Net investment income(loss)                                                            3,367
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    72,679
   Net realized gain(loss) on sale of fund shares                                     43,386
                                                                            ------------------
Net realized gain(loss)                                                              116,065
                                                                            ------------------

Change in unrealized appreciation/depreciation                                      (162,265)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       (42,833)
                                                                            ==================


                                                                                           Small Cap
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $         3,367       $         2,387
   Net realized gain(loss)                                                           116,065               103,507
   Net change in unrealized appreciation/depreciation                               (162,265)               75,275
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   (42,833)              181,169
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 1,727                10,197
   Subaccounts transfers (including fixed account), net                             (147,026)             (199,706)
   Transfers for policyowner benefits and terminations                               (55,590)              (90,345)
   Policyowner maintenance charges                                                      (230)                 (285)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                (201,119)             (280,139)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                              (243,952)              (98,970)
Net assets at beginning of period                                                  1,279,127             1,378,097
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     1,035,175       $     1,279,127
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                        Fidelity
 -------------------------------------------------------------------------------------------------------------------
                                            Inv. Grade                           Equity Income
    Overseas IC                               Bond IC                                 IC
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $       171,136                       $       212,727                        $        62,558
          (27,831)                              (32,324)                               (19,843)
 ------------------                    -------------------                    -------------------
          143,305                               180,403                                 42,715
 ------------------                    -------------------                    -------------------


          302,674                                  ----                                275,893
          115,977                                 3,351                                 67,948
 ------------------                    -------------------                    -------------------
          418,651                                 3,351                                343,841
 ------------------                    -------------------                    -------------------

          165,382                                40,299                               (365,464)
 ------------------                    -------------------                    -------------------


  $       727,338                       $       224,053                        $        21,092
 ==================                    ===================                    ===================

              Overseas IC                       Inv. Grade Bond IC                      Equity Income IC
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $       143,305     $        (9,123)   $       180,403    $         56,149    $        42,715    $        43,877
          418,651               1,459              3,351             (20,465)           343,841            224,254
          165,382             496,647             40,299             138,419           (365,464)           109,917
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          727,338             488,983            224,053             174,103             21,092            378,048
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          418,506           2,146,515            507,860           2,331,624            359,832          1,936,388
          563,258           1,615,543          1,316,409             893,458           (180,033)         1,296,516
         (200,427)            (40,051)          (265,198)            (77,930)          (375,995)          (161,156)
           (1,133)                 (9)              (717)               (342)              (594)                (8)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          780,204           3,721,998          1,558,354           3,146,810           (196,790)         3,071,740
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        1,507,542           4,210,981          1,782,407           3,320,913           (175,698)         3,449,788
        4,256,169              45,188          4,889,147           1,568,234          3,477,339             27,551
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     5,763,711     $     4,256,169    $     6,671,554    $      4,889,147    $     3,301,641    $     3,477,339
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------

                                                                               Growth IC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $        30,405
   Mortality and expense risk charge                                                 (20,267)
                                                                            ------------------
Net investment income(loss)                                                           10,138
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                     3,975
   Net realized gain(loss) on sale of fund shares                                     85,931
                                                                            ------------------
Net realized gain(loss)                                                               89,906
                                                                            ------------------

Change in unrealized appreciation/depreciation                                       706,243
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       806,287
                                                                            ==================


                                                                                           Growth IC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        10,138       $        (6,917)
   Net realized gain(loss)                                                            89,906                 9,444
   Net change in unrealized appreciation/depreciation                                706,243               217,196
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   806,287               219,723
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                               341,266             1,835,214
   Subaccounts transfers (including fixed account), net                              875,186             1,106,591
   Transfers for policyowner benefits and terminations                              (245,646)              (86,999)
   Policyowner maintenance charges                                                      (995)                   (5)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 969,811             2,854,801
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                             1,776,098             3,074,524
Net assets at beginning of period                                                  3,087,216                12,692
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     4,863,314       $     3,087,216
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                         Fidelity
 -------------------------------------------------------------------------------------------------------------------
    High Income                             High Income                            Contrafund
        IC                                      SC                                    IC
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $       102,584                       $       180,694                        $       181,441
           (6,794)                              (12,310)                               (99,870)
 ------------------                    -------------------                    -------------------
           95,790                               168,384                                 81,571
 ------------------                    -------------------                    -------------------


             ----                                  ----                              4,832,349
           10,381                               116,458                                201,665
 ------------------                    -------------------                    -------------------
           10,381                               116,458                              5,034,014
 ------------------                    -------------------                    -------------------

          (76,259)                             (105,308)                            (2,270,786)
 ------------------                    -------------------                    -------------------


  $        29,912                       $       179,534                        $     2,844,799
 ==================                    ===================                    ===================

            High Income IC                        High Income SC                          Contrafund IC
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $        95,790     $        70,155    $       168,384    $       269,196     $       81,571     $       83,332
           10,381               5,391            116,458           (290,441)         5,034,014          1,151,535
          (76,259)            (10,438)          (105,308)           413,731         (2,270,786)            64,442
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           29,912              65,108            179,534            392,486          2,844,799          1,299,309
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          290,167             337,656                743                318            933,737          8,208,843
           34,356             589,254         (1,893,350)        (4,029,623)         2,502,318          5,735,655
         (104,531)            (37,200)           (14,972)          (319,238)        (1,712,425)          (239,102)
             (164)               ----                (90)              (112)            (3,575)               (71)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          219,828             889,710         (1,907,669)        (4,348,655)         1,720,055         13,705,325
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          249,740             954,818         (1,728,135)        (3,956,169)         4,564,854         15,004,634
          987,107              32,289          3,912,245          7,868,414         15,709,378            704,744
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     1,236,847     $       987,107    $     2,184,110    $     3,912,245     $   20,274,232     $   15,709,378
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------
                                                                                Contrafund
                                                                                    SC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $        73,159
   Mortality and expense risk charge                                                 (51,032)
                                                                            ------------------
Net investment income(loss)                                                           22,127
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                 2,201,730
   Net realized gain(loss) on sale of fund shares                                    (36,658)
                                                                            ------------------
Net realized gain(loss)                                                            2,165,072
                                                                            ------------------

Change in unrealized appreciation/depreciation                                      (892,219)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $     1,294,980
                                                                            ==================


                                                                                         Contrafund SC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
 Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        22,127       $        63,946
   Net realized gain(loss)                                                         2,165,072             1,289,478
   Net change in unrealized appreciation/depreciation                               (892,219)             (434,910)
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                 1,294,980               918,514
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 6,221                90,586
   Subaccounts transfers (including fixed account), net                           (3,962,849)            9,162,202
   Transfers for policyowner benefits and terminations                            (1,424,050)             (536,637)
   Policyowner maintenance charges                                                    (1,010)               (1,027)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                              (5,381,688)            8,715,124
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                            (4,086,708)            9,633,638
Net assets at beginning of period                                                 12,961,788             3,328,150
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     8,875,080       $    12,961,788
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                  Fidelity                                                     AIM
 ---------------------------------------------------------------------------- --------------------------------------

    Mid Cap IC                             Mid Cap SC                             Financial
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $        70,648                       $        14,948                        $           758
          (42,951)                              (12,181)                                  (424)
 ------------------                    -------------------                    -------------------
           27,697                                 2,767                                    334
 ------------------                    -------------------                    -------------------


          647,197                               221,953                                  2,863
           58,068                                85,737                                  2,521
 ------------------                    -------------------                    -------------------
          705,265                               307,690                                  5,384
 ------------------                    -------------------                    -------------------

          296,338                                 9,815                                (17,685)
 ------------------                    -------------------                    -------------------


  $     1,029,300                       $       320,272                        $       (11,967)
 ==================                    ===================                    ===================

              Mid Cap IC                            Mid Cap SC                              Financial
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $        27,697     $       (15,110)   $         2,767    $        (8,198)    $           334    $         1,092
          705,265              50,971            307,690             824,460              5,384              7,134
          296,338             415,106              9,815            (308,490)           (17,685)               370
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        1,029,300             450,967            320,272             507,772            (11,967)             8,596
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          683,039           4,353,088              6,482              74,314                180                880
          403,492           1,660,085           (597,881)         (4,342,245)           (47,301)            (4,709)
         (309,158)            (93,096)          (137,331)           (145,584)           (19,097)              (263)
           (1,669)                (55)              (427)               (617)              (108)               (96)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          775,704           5,920,022           (729,157)         (4,414,132)           (66,326)            (4,188)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        1,805,004           6,370,989           (408,885)         (3,906,360)           (78,293)             4,408
        6,664,040             293,051          2,058,195           5,964,555            117,296            112,888
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     8,469,044     $     6,664,040    $     1,649,310    $      2,058,195    $        39,003    $       117,296
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                              AIM
                                                                            ----------------------------------------

                                                                                 Health
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $          ----
   Mortality and expense risk charge                                                    (511)
                                                                            ------------------
Net investment income(loss)                                                             (511)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                      3,732
                                                                            ------------------
Net realized gain(loss)                                                                3,732
                                                                            ------------------

Change in unrealized appreciation/depreciation                                         1,137
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $         4,358
                                                                            ==================


                                                                                            Health
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $          (511)      $          (712)
   Net realized gain(loss)                                                             3,732                 8,267
   Net change in unrealized appreciation/depreciation                                  1,137                (5,033)
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                     4,358                 2,522
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   123                   823
   Subaccounts transfers (including fixed account), net                              (14,448)               (3,484)
   Transfers for policyowner benefits and terminations                                  (616)              (21,403)
   Policyowner maintenance charges                                                       (35)                  (55)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 (14,976)              (24,119)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                               (10,618)              (21,597)
Net assets at beginning of period                                                     88,440               110,037
                                                                            ------------------    ------------------
Net assets at end of period                                                  $        77,822       $        88,440
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                  AIM                                  Janus                            Neuberger Berman
 ----------------------------- ---------------------------------------------- --------------------------------------
    Technology                               Growth                                Balanced
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $          ----                       $           783                        $         6,213
             (595)                                 (610)                                (2,886)
 ------------------                    -------------------                    -------------------
             (595)                                  173                                  3,327
 ------------------                    -------------------                    -------------------


             ----                                  ----                                   ----
           11,259                                 3,133                                 15,244
 ------------------                    -------------------                    -------------------
           11,259                                 3,133                                 15,244
 ------------------                    -------------------                    -------------------

           (9,912)                               10,828                                 51,249
 ------------------                    -------------------                    -------------------


  $           752                       $        14,134                        $        69,820
 ==================                    ===================                    ===================

              Technology                              Growth                                Balanced
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------

  $          (595)   $          (777)    $           173    $          (678)   $         3,327    $         1,545
           11,259             11,833               3,133             80,142             15,244             22,083
           (9,912)             5,831              10,828            (90,608)            51,249             27,368
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------

              752             16,887              14,134            (11,144)            69,820             50,996
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------


              100              1,850               ----                ----              3,942              2,627
          (25,574)           (82,665)           (16,012)         (1,272,910)           (21,569)            (1,305)
           (1,628)            (2,670)            (2,342)            (29,999)            (9,725)           (25,880)
              (71)               (66)               (50)               (127)              (249)              (279)
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------
          (27,173)           (83,551)           (18,404)         (1,303,036)           (27,601)           (24,837)
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------

          (26,421)           (66,664)            (4,270)         (1,314,180)            42,219             26,159
          137,799            204,463            117,074           1,431,254            518,845            492,686
 ------------------ ------------------- ------------------ ------------------ ------------------ -------------------
  $       111,378    $       137,799     $      112,804     $       117,074    $       561,064    $       518,845
 ================== =================== ================== ================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                       Neuberger Berman
                                                                            ----------------------------------------

                                                                                 Growth
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $          ----
   Mortality and expense risk charge                                                  (1,885)
                                                                            ------------------
Net investment income(loss)                                                           (1,885)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                     57,677
                                                                            ------------------
Net realized gain(loss)                                                               57,677
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (3,480)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        52,312
                                                                            ==================


                                                                                            Growth
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (1,885)      $        (1,233)
   Net realized gain(loss)                                                            57,677                21,942
   Net change in unrealized appreciation/depreciation                                 (3,480)                2,080
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    52,312                22,789
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 1,590                 4,583
   Subaccounts transfers (including fixed account), net                              187,823               (44,939)
   Transfers for policyowner benefits and terminations                               (59,968)              (18,498)
   Policyowner maintenance charges                                                      (168)                 (212)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 129,277               (59,066)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                               181,589               (36,277)
Net assets at beginning of period                                                    198,041               234,318
                                                                            ------------------    ------------------
Net assets at end of period                                                  $       379,630       $       198,041
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                              Neuberger Berman                                                Rydex
 ---------------------------------------------------------------------------- --------------------------------------
       Limited
    Maturity Bond                           Partners                                 Nova
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $         6,458                       $         4,563                        $         7,893
           (1,300)                               (4,208)                                (9,632)
 ------------------                    -------------------                    -------------------
            5,158                                   355                                 (1,739)
 ------------------                    -------------------                    -------------------


             ----                                71,402                                   ----
              229                                32,918                                183,040
 ------------------                    -------------------                    -------------------
              229                               104,320                                183,040
 ------------------                    -------------------                    -------------------

            4,452                               (33,705)                              (303,635)
 ------------------                    -------------------                    -------------------


  $         9,839                       $        70,970                        $      (122,334)
 ==================                    ===================                    ===================

         Limited Maturity Bond                       Partners                                 Nova
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $         5,158     $        8,049     $          355    $          1,998     $       (1,739)    $       37,191
              229             (4,384)           104,320             184,976            183,040            167,293
            4,452              6,928            (33,705)            (92,662)          (303,635)           203,014
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

            9,839             10,593             70,970              94,312           (122,334)           407,498
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


            2,072                 72              1,025              11,337             21,119             19,386
          (16,534)          (111,977)          (111,393)           (442,583)        (3,674,264)           479,468
           (3,119)           (14,170)          (141,352)            (60,779)          (613,886)          (725,151)
              (40)               (56)              (327)               (419)              (333)              (440)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          (17,621)          (126,131)          (252,047)           (492,444)        (4,267,364)          (226,737)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           (7,782)          (115,538)          (181,077)           (398,132)        (4,389,698)           180,761
          243,785            359,323            887,993           1,286,125          5,329,823          5,149,062
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $       236,003     $      243,785     $      706,916     $       887,993     $      940,125    $     5,329,823
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Rydex
                                                                            ----------------------------------------

                                                                                  OTC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $         1,218
   Mortality and expense risk charge                                                 (10,102)
                                                                            ------------------
Net investment income(loss)                                                           (8,884)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                    425,260
                                                                            ------------------
Net realized gain(loss)                                                              425,260
                                                                            ------------------

Change in unrealized appreciation/depreciation                                      (304,337)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       112,039
                                                                            ==================


                                                                                              OTC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (8,884)      $       (12,339)
   Net realized gain(loss)                                                           425,260               (21,524)
   Net change in unrealized appreciation/depreciation                               (304,337)              328,734
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   112,039               294,871
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                37,759               245,874
   Subaccounts transfers (including fixed account), net                           (3,057,205)             (165,064)
   Transfers for policyowner benefits and terminations                              (556,465)             (415,450)
   Policyowner maintenance charges                                                      (304)                 (295)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                              (3,576,215)             (334,935)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                            (3,464,176)              (40,064)
Net assets at beginning of period                                                  4,856,795             4,896,859
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     1,392,619       $     4,856,795
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                       Rydex
 -------------------------------------------------------------------------------------------------------------------
       Precious                                                                      Gov.
        Metals                             Inv. S&P 500                            Long Bond
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $          ----                       $        21,802                        $        41,157
          (21,428)                               (4,266)                                (6,281)
 ------------------                    -------------------                    -------------------
          (21,428)                               17,536                                 34,876
 ------------------                    -------------------                    -------------------


             ----                                  ----                                   ----
          585,893                              (114,544)                               (10,786)
 ------------------                    -------------------                    -------------------
          585,893                              (114,544)                               (10,786)
 ------------------                    -------------------                    -------------------

           34,335                                41,702                                 58,685
 ------------------                    -------------------                    -------------------


  $       598,800                       $       (55,306)                       $        82,775
 ==================                    ===================                    ===================

            Precious Metals                        Inv. S&P 500                          Gov. Long Bond
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $       (21,428)    $      (13,340)    $       17,536     $        32,384     $       34,876     $       21,928
          585,893            373,805           (114,544)           (320,854)           (10,786)           (13,884)
           34,335             61,793             41,702             (49,990)            58,685             21,794
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          598,800            422,258            (55,306)           (338,460)            82,775             29,838
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          132,559            998,690             38,145              99,282             44,053             93,725
          753,586          1,017,351            450,444             (47,773)           432,622            696,858
         (235,460)          (162,507)           (20,434)           (175,583)           (73,921)          (114,097)
             (850)              (418)              (220)               (274)              (248)               (45)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          649,835          1,853,116            467,935            (124,348)           402,506            676,441
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        1,248,635          2,275,374            412,629            (462,808)           485,281            706,279
        3,741,211          1,465,837            464,437             927,245          1,204,890            498,611
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     4,989,846     $    3,741,211     $      877,066     $       464,437     $    1,690,171     $    1,204,890
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Rydex
                                                                            ----------------------------------------

                                                                              Inverse OTC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $         3,119
   Mortality and expense risk charge                                                    (591)
                                                                            ------------------
Net investment income(loss)                                                            2,528
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                    (40,083)
                                                                            ------------------
Net realized gain(loss)                                                              (40,083)
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (1,446)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       (39,001)
                                                                            ==================


                                                                                          Inverse OTC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $         2,528       $           829
   Net realized gain(loss)                                                           (40,083)              (12,077)
   Net change in unrealized appreciation/depreciation                                 (1,446)               (3,004)
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   (39,001)              (14,252)
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 8,656                59,643
   Subaccounts transfers (including fixed account), net                               66,159                15,680
   Transfers for policyowner benefits and terminations                                  (141)                 (616)
   Policyowner maintenance charges                                                       (22)                 ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                  74,652                74,707
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                                35,651                60,455
Net assets at beginning of period                                                     60,455                  ----
                                                                            ------------------    ------------------
Net assets at end of period                                                  $        96,106       $        60,455
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                         Rydex
 -------------------------------------------------------------------------------------------------------------------
      Inv. Long                                                                      Sector
         Bond                                Russell                                Rotation
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $         7,162                       $        20,622                        $          ----
           (1,110)                               (5,606)                                (8,417)
 ------------------                    -------------------                    -------------------
            6,052                                15,016                                 (8,417)
 ------------------                    -------------------                    -------------------


             ----                                69,218                                151,692
          (12,199)                               74,122                                 80,842
 ------------------                    -------------------                    -------------------
          (12,199)                              143,340                                232,534
 ------------------                    -------------------                    -------------------

           (8,992)                             (209,757)                                49,538
 ------------------                    -------------------                    -------------------


  $       (15,139)                      $       (51,401)                       $       273,655
 ==================                    ===================                    ===================

            Inv. Long Bond                            Russell                            Sector Rotation
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $         6,052     $        8,444     $       15,016     $           124     $       (8,417)    $       (4,015)
          (12,199)              (108)           143,340              19,717            232,534             61,384
           (8,992)            (8,480)          (209,757)            119,343             49,538             50,327
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          (15,139)              (144)           (51,401)            139,184            273,655            107,696
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


           11,778            111,480            203,763             481,445             67,608            513,904
          (65,899)           128,363           (332,901)            351,828            402,982            586,100
          (16,601)            (4,988)           (48,583)             (8,500)           (68,606)           (34,756)
              (40)                (5)              (192)                (19)              (231)                (4)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          (70,762)           234,850           (177,913)            824,754            401,753          1,065,244
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          (85,901)           234,706           (229,314)            963,938            675,408          1,172,940
          234,706               ----          1,045,308              81,370          1,283,762            110,822
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $       148,805     $      234,706     $      815,994     $     1,045,308     $    1,959,170     $    1,283,762
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                         Third Avenue
                                                                            ----------------------------------------

                                                                                 Value
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $       363,294
   Mortality and expense risk charge                                                 (86,724)
                                                                            ------------------
Net investment income(loss)                                                          276,570
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                 1,047,039
   Net realized gain(loss) on sale of fund shares                                    173,432
                                                                            ------------------
Net realized gain(loss)                                                            1,220,471
                                                                            ------------------

Change in unrealized appreciation/depreciation                                    (2,276,748)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      (779,707)
                                                                            ==================


                                                                                             Value
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       276,570       $        89,896
   Net realized gain(loss)                                                         1,220,471             1,497,821
   Net change in unrealized appreciation/depreciation                             (2,276,748)             (198,702)
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  (779,707)            1,389,015
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                               987,941             3,213,158
   Subaccounts transfers (including fixed account), net                            2,804,499              (558,691)
   Transfers for policyowner benefits and terminations                              (803,921)             (420,930)
   Policyowner maintenance charges                                                    (2,378)               (1,369)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                               2,986,141             2,232,168
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                             2,206,434             3,621,183
Net assets at beginning of period                                                 12,620,684             8,999,501
                                                                            ------------------    ------------------
Net assets at end of period                                                  $    14,827,118       $    12,620,684
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                      Vanguard
 ------------------------------------------------------------------------------------------------------------------

   Money Market                           Equity Index                           Total Bond
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $     2,626,967                       $       379,349                        $       681,200
         (282,033)                             (136,270)                              (109,386)
 ------------------                    -------------------                    -------------------
        2,344,934                               243,079                                571,814
 ------------------                    -------------------                    -------------------


             ----                               944,336                                   ----
             ----                               312,933                                 14,948
 ------------------                    -------------------                    -------------------
             ----                             1,257,269                                 14,948
 ------------------                    -------------------                    -------------------

             ----                              (368,692)                               731,361
 ------------------                    -------------------                    -------------------


  $     2,344,934                       $     1,131,656                        $     1,318,123
 ==================                    ===================                    ===================

             Money Market                          Equity Index                            Total Bond
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $     2,344,934     $    1,993,859     $      243,079     $         1,659     $      571,814     $      158,030
             ----               ----          1,257,269             223,594             14,948              1,283
             ----               ----           (368,692)          1,738,482            731,361            365,339
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        2,344,934          1,993,859          1,131,656           1,963,735          1,318,123            524,652
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


       29,775,621         94,094,016          3,409,871           9,459,405          3,491,604          6,431,073
      (12,629,040)       (61,493,335)         2,631,135           6,705,828          4,655,283          4,518,600
      (11,423,610)       (10,095,623)        (1,335,951)           (291,456)        (1,100,567)          (407,815)
           (4,911)            (3,896)            (2,701)               (665)            (1,682)              (605)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
        5,718,060         22,501,162          4,702,354          15,873,112          7,044,638         10,541,253
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        8,062,994         24,495,021          5,834,010          17,836,847          8,362,761         11,065,905
       46,352,623         21,857,602         20,791,601           2,954,754         15,947,242          4,881,337
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $    54,415,617     $   46,352,623     $   26,625,611     $    20,791,601     $   24,310,003     $   15,947,242
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Vanguard
                                                                            ----------------------------------------

                                                                               REIT Index
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $       344,125
   Mortality and expense risk charge                                                 (91,639)
                                                                            ------------------
Net investment income(loss)                                                          252,486
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                 1,406,425
   Net realized gain(loss) on sale of fund shares                                    128,993
                                                                            ------------------
Net realized gain(loss)                                                            1,535,418
                                                                            ------------------

Change in unrealized appreciation/depreciation                                    (4,590,154)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $    (2,802,250)
                                                                            ==================


                                                                                          REIT Index
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       252,486       $        15,338
   Net realized gain(loss)                                                         1,535,418               298,115
   Net change in unrealized appreciation/depreciation                             (4,590,154)            2,544,279
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                (2,802,250)            2,857,732
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                             1,593,768             8,870,756
   Subaccounts transfers (including fixed account), net                           (3,747,473)            4,859,473
   Transfers for policyowner benefits and terminations                            (1,093,371)             (416,100)
   Policyowner maintenance charges                                                    (3,181)                 (530)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                              (3,250,257)           13,313,599
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                            (6,052,507)           16,171,331
Net assets at beginning of period                                                 18,456,625             2,285,294
                                                                            ------------------    ------------------
Net assets at end of period                                                  $    12,404,118       $    18,456,625
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                      Vanguard
 -------------------------------------------------------------------------------------------------------------------
                                            Stock Market                            Equity
      Mid-Cap                                  Index                                Income
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $       221,488                       $       101,220                        $       308,792
         (101,296)                              (56,304)                               (67,621)
 ------------------                    -------------------                    -------------------
          120,192                                44,916                                241,171
 ------------------                    -------------------                    -------------------


        1,865,614                               413,809                                825,426
          150,324                                96,199                                280,114
 ------------------                    -------------------                    -------------------
        2,015,938                               510,008                              1,105,540
 ------------------                    -------------------                    -------------------

       (1,257,615)                             (171,411)                              (763,716)
 ------------------                    -------------------                    -------------------


  $       878,515                       $       383,513                        $       582,995
 ==================                    ===================                    ===================

                Mid-Cap                         Stock Market Index                        Equity Income
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $       120,192     $      (23,217)    $       44,916     $       (18,446)    $      241,171     $       54,805
        2,015,938            141,894            510,008              53,929          1,105,540            170,499
       (1,257,615)         1,520,642           (171,411)            963,878           (763,716)         1,032,352
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          878,515          1,639,319            383,513             999,361            582,995          1,257,656
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


        1,479,682          9,160,178            774,679           5,200,731             60,347          2,962,619
          292,946          4,387,847            962,555           2,694,016          2,430,502          3,336,019
         (959,682)          (395,177)          (321,676)            (64,477)          (603,383)          (150,592)
           (3,053)              (448)            (1,639)               ----             (1,449)              (429)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          809,893         13,152,400          1,413,919           7,830,270          1,886,017          6,147,617
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

        1,688,408         14,791,719          1,797,432           8,829,631          2,469,012          7,405,273
       16,397,767          1,606,048          8,986,977             157,346         10,214,549          2,809,276
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $    18,086,175     $   16,397,767     $   10,784,409     $     8,986,977     $   12,683,561     $   10,214,549
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Vanguard
                                                                            ----------------------------------------

                                                                                 Growth
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $        63,260
   Mortality and expense risk charge                                                 (48,721)
                                                                            ------------------
Net investment income(loss)                                                           14,539
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                    235,137
                                                                            ------------------
Net realized gain(loss)                                                              235,137
                                                                            ------------------

Change in unrealized appreciation/depreciation                                       533,282
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       782,958
                                                                            ==================


                                                                                            Growth
                                                                             ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        14,539       $       (18,389)
   Net realized gain(loss)                                                           235,137                96,725
   Net change in unrealized appreciation/depreciation                                533,282               516,312
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   782,958               594,648
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                               918,252             4,676,630
   Subaccounts transfers (including fixed account), net                              492,520               817,686
   Transfers for policyowner benefits and terminations                              (882,103)             (122,931)
   Policyowner maintenance charges                                                    (1,929)                 (169)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 526,740             5,371,216
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                             1,309,698             5,965,864
Net assets at beginning of period                                                  8,142,998             2,177,134
                                                                            ------------------    ------------------
Net assets at end of period                                                  $     9,452,696       $     8,142,998
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                       Vanguard
 -------------------------------------------------------------------------------------------------------------------
  High Yield
     Bond                                     Balanced                           International
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $       406,586                       $       289,183                        $       603,471
          (33,292)                              (58,299)                              (206,423)
 ------------------                    -------------------                    -------------------
          373,294                               230,884                                397,048
 ------------------                    -------------------                    -------------------


             ----                               436,226                              1,357,810
           (9,979)                              197,461                                777,280
 ------------------                    -------------------                    -------------------
           (9,979)                              633,687                              2,135,090
 ------------------                    -------------------                    -------------------

         (296,786)                              (73,927)                             2,932,877
 ------------------                    -------------------                    -------------------


  $        66,529                       $       790,644                        $     5,465,015
 ==================                    ===================                    ===================

            High Yield Bond                          Balanced                             International
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $       373,294     $      123,073     $      230,884     $        (7,880)    $      397,048     $       (2,131)
           (9,979)            (6,732)           633,687              44,360          2,135,090            203,643
         (296,786)           233,983            (73,927)            913,193          2,932,877          4,452,060
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           66,529            350,324            790,644             949,673          5,465,015          4,653,572
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          651,771          2,351,668          1,838,065           5,438,392          3,074,987         15,243,450
          230,875          1,352,661           (840,763)          3,777,142          3,823,755          6,616,070
         (590,661)          (238,442)        (1,074,553)           (299,885)        (2,255,375)          (918,722)
             (961)              (274)            (1,766)                (51)            (5,114)            (1,226)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          291,024          3,465,613            (79,017)          8,915,598          4,638,253         20,939,572
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          357,553          3,815,937            711,627           9,865,271         10,103,268         25,593,144
        5,742,313          1,926,376         10,044,676             179,405         31,859,581          6,266,437
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     6,099,866     $    5,742,313     $   10,756,303     $    10,044,676     $   41,962,849     $   31,859,581
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Vanguard
                                                                             ----------------------------------------

                                                                              Diversified
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $       345,577
   Mortality and expense risk charge                                                (106,578)
                                                                            ------------------
Net investment income(loss)                                                          238,999
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                   590,825
   Net realized gain(loss) on sale of fund shares                                    403,588
                                                                            ------------------
Net realized gain(loss)                                                              994,413
                                                                            ------------------

Change in unrealized appreciation/depreciation                                      (646,204)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       587,208
                                                                            ==================


                                                                                          Diversified
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       238,999       $        37,196
   Net realized gain(loss)                                                           994,413               188,493
   Net change in unrealized appreciation/depreciation                               (646,204)            1,577,972
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   587,208             1,803,661
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                             1,271,045             5,484,941
   Subaccounts transfers (including fixed account), net                            4,307,536             4,064,070
   Transfers for policyowner benefits and terminations                            (1,032,770)             (499,613)
   Policyowner maintenance charges                                                    (2,690)                 (831)
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                               4,543,121             9,048,567
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                             5,130,329            10,852,228
Net assets at beginning of period                                                 14,638,265             3,786,037
                                                                            ------------------    ------------------
Net assets at end of period                                                  $    19,768,594       $    14,638,265
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

               Vanguard                                                 Wells Fargo
 -------------------------------------- ----------------------------------------------------------------------------
    Small Company
       Growth                               Discovery                             Opportunity
 ------------------                     ------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                     ------------------                    -------------------

  $        58,835                        $          ----                       $         4,024
          (65,346)                                (1,947)                               (3,677)
 ------------------                     ------------------                    -------------------
           (6,511)                                (1,947)                                  347
 ------------------                     ------------------                    -------------------


        1,038,641                                   ----                                94,294
           73,908                                 54,726                                 1,267
 ------------------                     ------------------                    -------------------
        1,112,549                                 54,726                                95,561
 ------------------                     ------------------                    -------------------

         (760,184)                                11,486                               (58,866)
 ------------------                     ------------------                    -------------------


  $       345,854                        $        64,265                       $        37,042
 ==================                     ==================                    ===================

         Small Company Growth                        Discovery                             Opportunity
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $        (6,511)    $      (24,095)    $       (1,947)    $        (1,556)    $          347     $       (3,623)
        1,112,549            209,759             54,726               2,940             95,561            127,298
         (760,184)           614,070             11,486              37,309            (58,866)           (44,868)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          345,854            799,734             64,265              38,693             37,042             78,807
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


          917,784          6,592,586              2,391               2,280              8,953              6,775
           74,311          2,365,244            (20,055)             50,999             34,214           (235,742)
         (745,257)          (269,696)            (1,099)             (3,634)               (50)           (27,197)
           (2,167)              (341)              (193)               (192)              (239)              (243)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          244,671          8,687,793            (18,956)             49,453             42,878           (256,407)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          590,525          9,487,527             45,309              88,146             79,920           (177,600)
       10,931,042          1,443,515            330,366             242,220            620,282            797,882
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $    11,521,567     $   10,931,042     $      375,675     $       330,366     $      700,202     $      620,282
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------

                                                                                  Bull
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $         3,749
   Mortality and expense risk charge                                                  (7,229)
                                                                            ------------------
Net investment income(loss)                                                           (3,480)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                     8,248
   Net realized gain(loss) on sale of fund shares                                     33,160
                                                                            ------------------
Net realized gain(loss)                                                               41,408
                                                                            ------------------

Change in unrealized appreciation/depreciation                                       (39,483)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        (1,555)
                                                                            ==================


                                                                                             Bull
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (3,480)      $        (5,444)
   Net realized gain(loss)                                                            41,408               103,379
   Net change in unrealized appreciation/depreciation                                (39,483)               31,700
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    (1,555)              129,635
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 3,175               220,840
   Subaccounts transfers (including fixed account), net                             (707,622)              606,427
   Transfers for policyowner benefits and terminations                               (50,727)              (39,638)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                (755,174)              787,629
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                              (756,729)              917,264
Net assets at beginning of period                                                  1,453,929               536,665
                                                                            ------------------    ------------------
Net assets at end of period                                                  $       697,200       $     1,453,929
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                      ProFunds
 -------------------------------------------------------------------------------------------------------------------

      Europe                                Mid-Cap                                  OTC
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $        10,030                       $           254                        $          ----
           (7,763)                               (2,086)                                (2,781)
 ------------------                    -------------------                    -------------------
            2,267                                (1,832)                                (2,781)
 ------------------                    -------------------                    -------------------


            4,088                                 1,376                                   ----
           98,521                                11,918                                 67,592
 ------------------                    -------------------                    -------------------
          102,609                                13,294                                 67,592
 ------------------                    -------------------                    -------------------

          (59,272)                               (7,730)                               (27,681)
 ------------------                    -------------------                    -------------------


  $        45,604                       $         3,732                        $        37,130
 ==================                    ===================                    ===================

                Europe                                Mid-Cap                                  OTC
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $         2,267     $       (2,326)    $       (1,832)    $        (3,680)    $       (2,781)    $       (2,645)
          102,609              5,549             13,294              31,148             67,592              3,618
          (59,272)            47,447             (7,730)             (3,690)           (27,681)            37,552
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           45,604             50,670              3,732              23,778             37,130             38,525
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


           27,078            182,543             16,706                ----                 58             21,550
          308,373            784,265           (214,774)           (228,391)          (692,140)           325,799
         (133,526)           (31,880)           (23,066)            (30,046)           (39,859)           (16,585)
             ----               ----               ----                ----               ----               ----
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          201,925            934,928           (221,134)           (258,437)          (731,941)           330,764
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          247,529            985,598           (217,402)           (234,659)          (694,811)           369,289
          991,362              5,764            250,822             485,481            968,772            599,483
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $     1,238,891     $      991,362     $       33,420     $       250,822     $      273,961     $      968,772
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------

                                                                               Small-Cap
                                                                            -----------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $           256
   Mortality and expense risk charge                                                  (1,555)
                                                                            ------------------
Net investment income(loss)                                                           (1,299)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                     4,979
   Net realized gain(loss) on sale of fund shares                                     (6,708)
                                                                            ------------------
Net realized gain(loss)                                                               (1,729)
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (8,979)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       (12,007)
                                                                            ==================


                                                                                           Small-Cap
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (1,299)      $        (5,112)
   Net realized gain(loss)                                                            (1,729)              113,591
   Net change in unrealized appreciation/depreciation                                 (8,979)               12,508
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   (12,007)              120,987
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  ----                21,550
   Subaccounts transfers (including fixed account), net                             (271,138)             (168,725)
   Transfers for policyowner benefits and terminations                               (53,006)              (44,851)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                (324,144)             (192,026)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                              (336,151)              (71,039)
Net assets at beginning of period                                                    346,872               417,911
                                                                            ------------------    ------------------
Net assets at end of period                                                  $        10,721       $       346,872
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                         ProFunds
 -------------------------------------------------------------------------------------------------------------------
      Small-Cap
        Value                               Classic Dow                               Bear
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $          ----                       $         3,340                        $         3,787
           (1,277)                               (6,119)                                (1,309)
 ------------------                    -------------------                    -------------------
           (1,277)                               (2,779)                                 2,478
 ------------------                    -------------------                    -------------------


            2,398                                  ----                                   ----
          (13,500)                               49,128                                (21,163)
 ------------------                    -------------------                    -------------------
          (11,102)                               49,128                                (21,163)
 ------------------                    -------------------                    -------------------

           (8,513)                              (14,611)                                (1,025)
 ------------------                    -------------------                    -------------------


  $       (20,892)                      $        31,738                        $       (19,710)
 ==================                    ===================                    ===================

            Small-Cap Value                         Classic Dow                               Bear
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $        (1,277)    $         (935)    $       (2,779)    $        (1,769)    $        2,478     $         (251)
          (11,102)            35,461             49,128               3,477            (21,163)             4,052
           (8,513)             5,115            (14,611)              3,968             (1,025)           (17,241)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          (20,892)            39,641             31,738               5,676            (19,710)           (13,440)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


           14,356             14,293             22,630                ----               ----               ----
          (39,431)          (398,540)          (373,329)            711,776           (106,633)        (1,432,916)
          (15,900)            (1,500)           (79,364)            (16,272)            (5,021)           (61,553)
             ----               ----               ----                ----               ----               ----
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          (40,975)          (385,747)          (430,063)            695,504           (111,654)        (1,494,469)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          (61,867)          (346,106)          (398,325)            701,180           (131,364)        (1,507,909)
           92,952            439,058            701,180                ----            152,555          1,660,464
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $        31,085     $       92,952     $      302,855     $       701,180     $       21,191     $      152,555
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------
                                                                               Short OTC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $        23,530
   Mortality and expense risk charge                                                  (6,679)
                                                                            ------------------
Net investment income(loss)                                                           16,851
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                   (135,435)
                                                                            ------------------
Net realized gain(loss)                                                             (135,435)
                                                                            ------------------

Change in unrealized appreciation/depreciation                                             6
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      (118,578)
                                                                            ==================


                                                                                           Short OTC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        16,851       $         8,049
   Net realized gain(loss)                                                          (135,435)              (47,241)
   Net change in unrealized appreciation/depreciation                                      6                (3,159)
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  (118,578)              (42,351)
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  ----                  ----
   Subaccounts transfers (including fixed account), net                              354,906                21,212
   Transfers for policyowner benefits and terminations                              (213,131)             (155,216)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 141,775              (134,004)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                                23,197              (176,355)
Net assets at beginning of period                                                    143,707               320,062
                                                                            ------------------    ------------------
Net assets at end of period                                                  $       166,904       $       143,707
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                           ProFunds
 -------------------------------------------------------------------------------------------------------------------
        Short
      Small-Cap                              Short Dow                              UltraMid
 ------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $         1,292                       $        12,257                        $         2,073
           (1,438)                               (1,259)                                (2,204)
 ------------------                    -------------------                    -------------------
             (146)                               10,998                                   (131)
 ------------------                    -------------------                    -------------------


             ----                                  ----                                 15,708
          (65,262)                              (32,405)                               122,507
 ------------------                    -------------------                    -------------------
          (65,262)                              (32,405)                               138,215
 ------------------                    -------------------                    -------------------

            4,656                                   591                                    (26)
 ------------------                    -------------------                    -------------------


  $       (60,752)                      $       (20,816)                       $       138,058
 ==================                    ===================                    ===================

            Short Small-Cap                          Short Dow                              UltraMid
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $          (146)    $       (1,167)    $       10,998     $        (2,998)    $         (131)    $       (1,242)
          (65,262)            86,287            (32,405)            (76,822)           138,215            (69,329)
            4,656                 91                591                (513)               (26)                14
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          (60,752)            85,211            (20,816)            (80,333)           138,058            (70,557)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


             ----               ----               ----                ----               ----                510
          296,867             (7,475)            59,800             253,200           (119,706)            87,283
           (8,244)              (934)           (42,580)           (166,734)           (14,018)           (21,236)
             ----               ----               ----                ----               ----               ----
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          288,623             (8,409)            17,220              86,466           (133,724)            66,557
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          227,871             76,802             (3,596)              6,133              4,334             (4,000)
           76,802               ----              6,133                ----              1,820              5,820
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $       304,673     $       76,802     $        2,537     $         6,133     $        6,154     $        1,820
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------

                                                                                UltraOTC
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $          ----
   Mortality and expense risk charge                                                  (8,353)
                                                                            ------------------
Net investment income(loss)                                                           (8,353)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                      2,883
                                                                            ------------------
Net realized gain(loss)                                                                2,883
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (8,325)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       (13,795)
                                                                            ==================


                                                                                           UltraOTC
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (8,353)      $        (5,266)
   Net realized gain(loss)                                                             2,883               226,439
   Net change in unrealized appreciation/depreciation                                 (8,325)                3,585
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   (13,795)              224,758
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                40,106               220,840
   Subaccounts transfers (including fixed account), net                            1,319,091              (664,173)
   Transfers for policyowner benefits and terminations                              (680,762)              (18,544)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 678,435              (461,877)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                               664,640              (237,119)
Net assets at beginning of period                                                     88,859               325,978
                                                                            ------------------    ------------------
Net assets at end of period                                                  $       753,499       $        88,859
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                         ProFunds
 -------------------------------------------------------------------------------------------------------------------
                                                                                  U.S. Gov.
     UltraSmall                             UltraBull                               Plus
------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $         8,830                       $         6,114                        $        22,897
           (4,290)                               (6,564)                                (5,802)
 ------------------                    -------------------                    -------------------
            4,540                                  (450)                                17,095
 ------------------                    -------------------                    -------------------


             ----                               100,789                                   ----
          146,900                              (381,898)                                45,257
 ------------------                    -------------------                    -------------------
          146,900                              (281,109)                                45,257
 ------------------                    -------------------                    -------------------

           (4,105)                              (21,852)                                42,348
 ------------------                    -------------------                    -------------------


  $       147,335                       $      (303,411)                       $       104,700
 ==================                    ===================                    ===================

              UltraSmall                             UltraBull                           U.S. Gov. Plus
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $         4,540     $       (3,714)    $         (450)    $        (4,035)    $       17,095     $       22,441
          146,900             17,440           (281,109)            (10,560)            45,257            135,952
           (4,105)               773            (21,852)             (1,706)            42,348             (6,310)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          147,335             14,499           (303,411)            (16,301)           104,700            152,083
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


             ----                510             40,000             221,350             28,712            220,840
           88,607             46,118          2,048,629             (32,874)           748,801           (442,737)
          (32,778)           (32,392)          (130,632)            (23,901)           (59,689)           (47,549)
             ----               ----               ----                ----               ----               ----
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
           55,829             14,236          1,957,997             164,575            717,824           (269,446)
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

          203,164             28,735          1,654,586             148,274            822,524           (117,363)
           48,879             20,144            150,289               2,015            148,265            265,628
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $       252,043     $       48,879     $    1,804,875     $       150,289     $      970,789     $      148,265
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------

                                                                              Opportunity
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $          ----
   Mortality and expense risk charge                                                  (2,881)
                                                                            ------------------
Net investment income(loss)                                                           (2,881)
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      ----
   Net realized gain(loss) on sale of fund shares                                    (26,355)
                                                                            ------------------
Net realized gain(loss)                                                              (26,355)
                                                                            ------------------

Change in unrealized appreciation/depreciation                                        (5,850)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $       (35,086)
                                                                            ==================


                                                                                          Opportunity
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (2,881)      $        (6,267)
   Net realized gain(loss)                                                           (26,355)               40,642
   Net change in unrealized appreciation/depreciation                                 (5,850)                2,926
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   (35,086)               37,301
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  ----                  ----
   Subaccounts transfers (including fixed account), net                             (107,035)           (1,993,154)
   Transfers for policyowner benefits and terminations                               (22,297)              (35,757)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                (129,332)           (2,028,911)
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                              (164,418)           (1,991,610)
Net assets at beginning of period                                                    182,253             2,173,863
                                                                            ------------------    ------------------
Net assets at end of period                                                  $        17,835       $       182,253
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

                                                        ProFunds
 -------------------------------------------------------------------------------------------------------------------
                                            Precious
     Oil & Gas                               Metals                              Real Estate
------------------                    -------------------                    -------------------

       2007                                   2007                                   2007
 ------------------                    -------------------                    -------------------

  $          ----                       $        19,702                        $         1,224
           (4,333)                               (5,748)                                (1,728)
 ------------------                    -------------------                    -------------------
           (4,333)                               13,954                                   (504)
 ------------------                    -------------------                    -------------------


           11,359                                  ----                                    688
           43,896                                14,100                                  8,071
 ------------------                    -------------------                    -------------------
           55,255                                14,100                                  8,759
 ------------------                    -------------------                    -------------------

           20,045                                51,581                                (22,612)
 ------------------                    -------------------                    -------------------


  $        70,967                       $        79,635                        $       (14,357)
 ==================                    ===================                    ===================

               Oil & Gas                          Precious Metals                          Real Estate
 -------------------------------------- -------------------------------------- --------------------------------------

       2007                2006               2007               2006                2007               2006
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

  $        (4,333)    $       (4,026)    $       13,954     $           (66)    $         (504)    $          145
           55,255            (25,199)            14,100             (21,295)             8,759             34,873
           20,045              9,251             51,581               7,293            (22,612)             7,515
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

           70,967            (19,974)            79,635             (14,068)           (14,357)            42,533
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------


           64,469             64,940             40,000              64,430             56,951             29,244
          (17,631)           346,918          1,195,406             376,668           (282,336)           338,564
         (110,683)           (18,342)          (119,496)            (16,399)               (56)            (2,280)
             ----               ----               ----                ----               ----               ----
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
          (63,845)           393,516          1,115,910             424,699           (225,441)           365,528
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------

            7,122            373,542          1,195,545             410,631           (239,798)           408,061
          404,459             30,917            439,196              28,565            409,720              1,659
 ------------------- ------------------ ------------------ ------------------- ------------------ -------------------
  $       411,581     $      404,459     $    1,634,741     $       439,196     $      169,922     $      409,720
 =================== ================== ================== =================== ================== ===================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           ProFunds
                                                                            ----------------------------------------

                                                                               High Yield
                                                                            ------------------

STATEMENTS OF OPERATIONS                                                          2007
                                                                            ------------------
Investment income:
   Dividend distributions received                                           $         7,575
   Mortality and expense risk charge                                                    (399)
                                                                            ------------------
Net investment income(loss)                                                            7,176
                                                                            ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       305
   Net realized gain(loss) on sale of fund shares                                    (12,551)
                                                                            ------------------
Net realized gain(loss)                                                              (12,246)
                                                                            ------------------

Change in unrealized appreciation/depreciation                                           (61)
                                                                            ------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        (5,131)
                                                                            ==================


                                                                                          High Yield
                                                                            ----------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                               2007                  2006
                                                                            ------------------    ------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $         7,176       $         2,719
   Net realized gain(loss)                                                           (12,246)                  (59)
   Net change in unrealized appreciation/depreciation                                    (61)                  168
                                                                            ------------------    ------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    (5,131)                2,828
                                                                            ------------------    ------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 1,207                  ----
   Subaccounts transfers (including fixed account), net                              (11,697)               38,084
   Transfers for policyowner benefits and terminations                                  (530)                 (146)
   Policyowner maintenance charges                                                      ----                  ----
                                                                            ------------------    ------------------
Net increase(decrease) from policyowner transactions                                 (11,020)               37,938
                                                                            ------------------    ------------------

Total increase(decrease) in net assets                                               (16,151)               40,766
Net assets at beginning of period                                                     40,766                  ----
                                                                            ------------------    ------------------
Net assets at end of period                                                  $        24,615       $        40,766
                                                                            ==================    ==================

The accompanying notes are an integral part of these financial statements.

               ProFunds                                Pimco
 ------------------------------------ ---------------------------------------

   Money Market                            Commodity
 ------------------                    -------------------

       2007                                   2007
 ------------------                    -------------------

  $       495,654                       $       343,585
         (119,754)                              (41,077)
 ------------------                    -------------------
          375,900                               302,508
 ------------------                    -------------------


             ----                                  ----
             ----                                   907
 ------------------                    -------------------
             ----                                   907
 ------------------                    -------------------

             ----                             1,273,763
 ------------------                    -------------------


  $       375,900                       $     1,577,178
 ==================                    ===================


             Money Market                            Commodity
 ------------------------------------ ---------------------------------------

       2007                2006               2007               2006
 ------------------ ----------------- -------------------- ------------------

  $       375,900    $       387,282    $       302,508     $       213,976
             ----               ----                907              30,412
             ----               ----          1,273,763            (270,322)
 ------------------ ----------------- -------------------- ------------------

          375,900            387,282          1,577,178             (25,934)
 ------------------ ----------------- -------------------- ------------------


        5,299,058         13,625,523            638,940           5,213,608
       (3,475,667)         1,334,489            109,775           1,513,147
       (6,751,293)        (4,364,300)          (122,002)            (13,700)
             ----               ----               (498)                (10)
 ------------------ ----------------- -------------------- ------------------
       (4,927,902)        10,595,712            626,215           6,713,045
 ------------------ ----------------- -------------------- ------------------

       (4,552,002)        10,982,994          2,203,393           6,687,111
       15,955,576          4,972,582          6,714,594              27,483
 ------------------ ----------------- -------------------- ------------------
  $    11,403,574    $    15,955,576    $     8,917,987     $     6,714,594
 ================== ================= ==================== ==================

                          AMERITAS LIFE INSURANCE CORP.
                              SEPARATE ACCOUNT LLVA
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIODS ENDED DECEMBER 31, 2007 AND 2006

1.  ORGANIZATION

    Ameritas Life Insurance Corp. Separate Account LLVA (the Account) was established on October 26, 1995, under Nebraska law. The assets of the Account are held by Ameritas Life Insurance Corp. (ALIC) (an indirect wholly owned subsidiary of UNIFI Mutual Holding Company), are segregated from all of ALIC's other assets and are used only to support the variable annuity products issued by ALIC.

    Management believes these financial statements should be read in conjunction with the policyowner statements and policy and fund prospectuses.

    The Account is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account is made up of variable investment options called subaccounts for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund. At December 31, 2007 there are seventy-five subaccounts available within the Account:

    Calvert Asset Management Company, Inc.                    Fidelity Management & Research Company
    (Advisor) (See Note 3)                                      Fidelity
      Calvert (Fund)                                             *Overseas IC
       *Balanced (Subaccount)                                     (Commenced December 28, 2005)
        (Commenced June 20, 2000)                                *Inv. Grade Bond IC
       *International Equity                                      (Commenced June 20, 2000)
        (Commenced July 31, 2000)                                *Equity Income IC
       *Mid Cap                                                   (Commenced October 10, 2005)
        (Commenced August 28, 2000)                              *Growth IC
       *Social Equity                                             (Commenced November 17, 2005)
        (Commenced August 15, 2005)                              *High Income IC
                                                                  (Commenced August 29, 2005)
      Ameritas                                                   *High Income SC
       *Income and Growth                                         (Commenced July 27, 2000)
        (Commenced November 18, 2005)                            *Contrafund IC
       *Index 500                                                 (Commenced August 18, 2005)
        (Commenced June 2, 2000)                                 *Contrafund SC
       *MidCap                                                    (Commenced May 30, 2000)
        (Commenced June 20, 2000)                                *Mid Cap IC
       *Small Cap                                                 (Commenced June 30, 2005)
        (Commenced December 11, 2000)                            *Mid Cap SC
                                                                  (Commenced July 10, 2000)
    Deutsche Investment Management
    Americas Inc.                                             Invesco AIM Advisors, Inc.
      Scudder                                                   AIM
       *Small Cap                                                *Financial
        (Commenced August 11, 2000)                               (Commenced May 21, 2001)
                                                                 *Health
                                                                  (Commenced May 21, 2001)
                                                                 *Technology
                                                                  (Commenced May 21, 2001)


                                     FS-45


1.  ORGANIZATION, continued

    Janus Capital Management LLC                              The Vanguard Group. Inc., continued
      Janus                                                     Vanguard, continued
       *Growth                                                   *REIT Index
        (Commenced March 21, 2003)                                (Commenced August 6, 2001)
                                                                 *Mid-Cap
    Neuberger Berman Management Inc.                              (Commenced June 25, 2001)
      Neuberger Berman                                           *Stock Market Index
       *Balanced                                                  (Commenced November 3, 2005)
        (Commenced February 12, 1997)
       *Growth                                                The Vanguard Group. Inc.  and Wellington Management
        (Commenced March 5, 1997)                             Company, LLP
       *Limited Maturity Bond                                   Vanguard
        (Commenced February 12, 1997)                            *Equity Income
       *Partners                                                  (Commenced May 21, 2001)
        (Commenced March 18, 1997)
                                                              AllianceBernstein L.P. and William Blair & Company,
    Rydex Investments                                         L.L.C.
      Rydex                                                     Vanguard
       *Nova                                                     *Growth
        (Commenced November 1, 1999)                              (Commenced May 22, 2001)
       *OTC
        (Commenced July 25, 1999)                             Wellington Management Company, LLP
       *Precious Metals                                         Vanguard
        (Commenced August 13, 1999)                              *High Yield Bond
       *Inv. S&P 500                                              (Commenced May 22, 2001)
        (Commenced November 1, 1999)                             *Balanced
       *Gov. Long Bond                                            (Commenced October 28, 2005)
        (Commenced July 20, 1999)
       *Inverse OTC                                           Schroder Investment Management North America, Inc.
        (Commenced August 22, 2005)                           and Baillie Gifford Overseas Ltd.
       *Inv. Long Bond                                          Vanguard
        (Commenced January 30, 2006)                             *International
       *Russell                                                   (Commenced June 25, 2001)
        (Commenced August 8, 2005)
       *Sector Rotation                                       Barrow, Hanley, Mewhinney & Strauss, Inc.
        (Commenced October 5, 2005)                             Vanguard
                                                                 *Diversified
    Third Avenue Management LLC                                   (Commenced August 15, 2001)
      Third Avenue
       *Value                                                 Granahan Investment Management, Inc. and Grantham,
        (Commenced May 1, 2001)                               Mayo, Van Otterloo & Co. LLC
                                                                Vanguard
    The Vanguard Group. Inc.                                     *Small Company Growth
      Vanguard                                                    (Commenced June 25, 2001)
       *Money Market
        (Commenced May 25, 2001)                              Wells Fargo Funds Management, LLC
       *Equity Index                                            Wells Fargo
        (Commenced May 22, 2001)                                 *Discovery
       *Total Bond                                                (Commenced April 8, 2005)
        (Commenced May 22, 2001)                                 *Opportunity
                                                                  (Commenced February 10, 1997)

                                     FS-46


1.  ORGANIZATION, continued
    ProFunds Advisors LLC                                     ProFunds Advisors LLC, continued
      ProFunds                                                  ProFunds, continued
       *Bull                                                     *UltraSmall
        (Commenced July 6, 2005)                                  (Commenced September 6, 2005)
       *Europe                                                   *UltraBull
        (Commenced September 5, 2005)                             (Commenced June 24, 2005)
       *Mid-Cap                                                  *U.S. Gov. Plus
        (Commenced June 30, 2005)                                 (Commenced August 24, 2005)
       *OTC                                                      *Opportunity
        (Commenced July 6, 2005)                                  (Commenced August 8, 2005)
       *Small-Cap                                                *Oil & Gas
        (Commenced July 6, 2005)                                  (Commenced July 5, 2005)
       *Small-Cap Value                                          *Precious Metals
        (Commenced September 30, 2005)                            (Commenced September 15, 2005)
       *Classic Dow                                              *Real Estate
        (Commenced May 5, 2006)                                   (Commenced September 23, 2005)
       *Bear                                                     *High Yield
        (Commenced June 24, 2005)                                 (Commenced October 28, 2005)
       *Short OTC                                                *Money Market
        (Commenced June 30, 2005)                                 (Commenced June 9, 2005)
       *Short Small-Cap
        (Commenced August 8, 2005)                            Pacific Investment Management Company LLC
       *Short Dow                                               Pimco
        (Commenced May 12, 2006)                                 *Commodity
       *UltraMid                                                  (Commenced December 14, 2005)
        (Commenced September 6, 2005)
       *UltraOTC
        (Commenced June 24, 2005)

2.  ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS

    The assets of the subaccounts are carried at the net asset value of the underlying portfolios, adjusted for the accrual of dividends. The value of the policyowners' units corresponds to the investment in the underlying subaccounts. Share transactions and security transactions are accounted for on a trade date basis.

    Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date. Realized gains and losses on the sales of investments represent the difference between the proceeds from sales of investments by the subaccounts and the cost of such shares, which is determined on a weighted average cost basis.

    FEDERAL AND STATE TAXES

    The operations of the Account form a part of and are taxed with the operations of ALIC. ALIC is taxed as a life insurance company under Subchapter L of the Internal Revenue Code. Under existing federal income tax law, separate account investment income and capital gains are not taxed to the extent they are applied to increase reserves under a contract issued in connection with the Account. Investment income and realized capital gains and losses on assets of the Account are automatically applied to increase or decrease reserves under the contract. Accordingly, no provision for federal income taxes or unrecognized tax benefits are reflected in these financial statements.

3.  RELATED PARTIES

    Affiliates of ALIC provided management, administrative and investment advisory services for the Ameritas and Calvert subaccounts for a fee. These fees are reflected in the daily value of the underlying portfolio share price. The fee is computed separately for each underlying portfolio on daily average net assets, at an annual rate, as of December 31, 2007 and 2006, as follows:

                                                                      Investment Advisory         Management/
                                                                              Fee            Administrative Fee(1)
                                                                     ----------------------  -----------------------
     Ameritas:
       Income and Growth                                                 0.00570(2)              0.00050
       Index 500                                                         0.00240                 0.00050
       MidCap                                                            0.00800                 0.00050
       Small Cap                                                         0.00850                 0.00050
     Calvert:
       Balanced                                                          0.00425                 0.00275
       International Equity                                              0.00750                 0.00350
       Mid Cap                                                           0.00650                 0.00250
       Social Equity                                                     0.00500                 0.00200

     (1)  Effective   November  18,  2006,  the  $50,000  minimum  for  Ameritas portfolios no longer applies.
     (2) Effective August 7, 2007, Calvert Asset Management Company reduced the .00625 investment advisory fee by .00055.

4.  PURCHASES AND SALES OF INVESTMENTS

    The cost of purchases and proceeds from sales of investments in the subaccounts for the periods ended December 31, 2007 were as follows:

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
    Calvert:
      Balanced                                                         $          431,107      $          334,127
      International Equity                                                      1,753,981               1,463,452
      Mid Cap                                                                     467,269                  65,881
      Social Equity                                                               346,020                 109,328

    Ameritas:
      Income and Growth                                                            23,064                  11,989
      Index 500                                                                   656,076                 909,353
      MidCap                                                                    1,191,165                 329,885
      Small Cap                                                                   311,941                 204,818

    Scudder:
      Small Cap                                                                   430,224                 555,296

    Fidelity:
      Overseas IC                                                               2,429,030               1,202,846
      Inv. Grade Bond IC                                                        2,462,828                 724,071
      Equity Income IC                                                          1,445,259               1,323,440
      Growth IC                                                                 1,647,027                 663,102
      High Income IC                                                            1,021,992                 706,374


                                     FS-48


4.  PURCHASES AND SALES OF INVESTMENTS, continued

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
    Fidelity, continued:
      High Income SC                                                   $        5,798,560      $        7,537,845
      Contrafund IC                                                             9,171,683               2,537,708
      Contrafund SC                                                             3,547,205               6,705,035
      Mid Cap IC                                                                2,365,364                 914,766
      Mid Cap SC                                                                  826,869               1,331,305

    AIM:
      Financial                                                                    98,122                 161,251
      Health                                                                      172,918                 188,406
      Technology                                                                  161,716                 189,483

    Janus:
      Growth                                                                          780                  19,011

    Neuberger Berman:
      Balanced                                                                     59,562                  83,836
      Growth                                                                      549,880                 422,487
      Limited Maturity Bond                                                        38,784                  51,246
      Partners                                                                    151,581                 331,872

    Rydex:
      Nova                                                                      7,954,168              12,223,272
      OTC                                                                       2,772,811               6,357,911
      Precious Metals                                                          10,551,501               9,923,093
      Inv. S&P 500                                                              4,405,872               3,920,400
      Gov. Long Bond                                                            1,616,783               1,179,401
      Inverse OTC                                                                 836,151                 758,971
      Inv. Long Bond                                                              443,364                 508,075
      Russell                                                                     575,677                 669,356
      Sector Rotation                                                           1,379,628                 834,601

    Third Avenue:
      Value                                                                     8,493,999               4,184,249

    Vanguard:
      Money Market                                                             52,816,803              44,753,809
      Equity Index                                                             10,164,556               4,274,786
      Total Bond                                                                8,807,015               1,190,562
      REIT Index                                                                4,287,656               5,879,001
      Mid-Cap                                                                   4,951,184               2,155,486
      Stock Market Index                                                        2,886,396               1,013,752
      Equity Income                                                             6,920,798               3,968,184
      Growth                                                                    2,844,456               2,303,176
      High Yield Bond                                                           1,944,241               1,279,923
      Balanced                                                                  3,270,096               2,682,003
      International                                                            10,933,190               4,540,078
      Diversified                                                               9,164,241               3,791,296
      Small Company Growth                                                      3,342,377               2,065,576


                                     FS-49


4.  PURCHASES AND SALES OF INVESTMENTS, continued

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
    Wells Fargo:
      Discovery                                                        $          185,576      $          206,478
      Opportunity                                                                 144,026                   6,507

    ProFunds:
      Bull                                                                      1,021,096               1,771,502
      Europe                                                                    2,603,642               2,395,361
      Mid-Cap                                                                   1,133,734               1,355,322
      OTC                                                                         889,705               1,624,427
      Small-Cap                                                                 5,017,003               5,337,466
      Small-Cap Value                                                             709,740                 749,593
      Classic Dow                                                              39,396,265              39,829,107
      Bear                                                                      7,146,636               7,255,812
      Short OTC                                                                77,735,216              77,576,590
      Short Small-Cap                                                          14,390,303              14,101,825
      Short Dow                                                                 7,681,679               7,653,461
      UltraMid                                                                 19,138,255              19,256,402
      UltraOTC                                                                 84,629,162              83,959,081
      UltraSmall                                                               48,331,684              48,271,315
      UltraBull                                                                40,064,514              38,006,178
      U.S. Gov. Plus                                                            5,845,094               5,110,176
      Opportunity                                                              12,840,207              12,972,420
      Oil & Gas                                                                 1,690,104               1,746,922
      Precious Metals                                                           2,703,540               1,573,675
      Real Estate                                                               1,947,998               2,173,253
      High Yield                                                                  375,815                 379,354
      Money Market                                                            202,983,020             207,535,023

    Pimco:
      Commodity                                                                 1,921,860                 993,138

5.  FINANCIAL HIGHLIGHTS

    The unit value, units, net assets, investment income ratio (Inv. Income Ratio), expense ratio and total return (certain of which are defined below) are included in the following table (amounts have been rounded).

    Inv. Income Ratio - The Inv. Income Ratio represents the dividend distributions received divided by average daily net assets. This ratio excludes the mortality and expense risk charge and is affected by the timing of the declaration of dividends by the underlying fund portfolio.

    Expense Ratio - The Expense Ratio represents the annualized contract expenses of the subccounts for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges. These fees range between .55 percent and .90 percent (annualized) of net assets, depending on the product selected. Expenses of the underlying fund portfolios and charges made directly to policyowner accounts through the redemption of units are excluded. For this separate account, charges made through the redemption of units ranged up to $25 per policy annually, depending on the product selected.

    Total Return - The Total Return represents the change in the unit value reported year-to-date, however, subaccounts which commenced during a year, as shown in Note 1, are based on shorter return periods. These percentages do not include any expenses assessed through the redemption of units.

    Total returns and expense ratios in this disclosure may not be applicable to all policies.

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Calvert:
 Balanced
 2007                   2.15    2.51        485,571      1,130,594     2.41          0.55           2.19      2.19
 2006                   2.10    2.46        481,854      1,091,088     3.50          0.55           6.48      8.18
 2005                   2.27    2.27        198,390        450,317     1.75          0.55           5.07      5.07
 2004                   2.16    2.16        183,833        397,125     1.98          0.55           7.66      7.66
 2003                   2.01    2.01        114,772        230,288     2.11          0.55          18.67     18.67

 International Equity
 2007                  23.41   26.75         61,574      1,490,854     1.05          0.55           2.01      2.01
 2006                  22.95   26.22         60,303      1,422,269     0.83          0.55          26.83     26.83
 2005                  18.09   20.67         32,530        664,534     0.64          0.55           7.69      9.34
 2004                  18.91   18.91         26,277        496,824     3.21          0.55          17.30     17.30
 2003                  16.12   16.12          3,234         52,128     2.09          0.55          30.97     30.97

 Mid Cap
 2007                  30.80   32.07         31,613        980,181     ----          0.55           9.56      9.56
 2006                  28.11   29.28         18,987        540,524     ----          0.55           6.29      6.29
 2005                  26.45   27.54          8,629        236,292     ----          0.55          (0.13)     3.87
 2004                  27.58   27.58          6,369        175,641     ----          0.55           8.73      8.73
 2003                  25.36   25.36          5,847        148,305     ----          0.55          30.96     30.96

 Social Equity
 2007                  21.16   21.16         43,493        920,312     ----          0.55           9.38      9.38
 2006                  19.34   19.34         33,799        653,811     ----          0.55           9.46      9.46
 2005                  17.67   17.67          5,529         97,716     0.10          0.55           0.36      0.36
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Ameritas:

 Income and Growth
 2007                  14.76   14.76         12,510        184,702     1.55          0.55           2.03      2.03
 2006                  14.47   14.47         12,505        180,941     0.77          0.55           9.63      9.63
 2005                  13.20   13.20         10,870        143,474     0.35          0.55           1.29      1.29
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----



                                     FS-51

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                       Min      Max                                                                 Min       Max
 Ameritas, continued:

 Index 500
 2007                 177.32  177.32          1,620        287,200     1.35          0.55           4.57      4.57
 2006                 169.56  169.56          3,203        543,098     1.50          0.55          14.74     14.74
 2005                 147.77  147.77          3,833        566,397     1.72          0.55           4.01      4.01
 2004                 142.08  142.08          9,825      1,396,013     1.45          0.55           9.90      9.90
 2003                 129.28  129.28         25,365      3,279,309     3.10          0.55          27.54     27.54

 MidCap
 2007                  60.31   60.31         16,296        982,883     ----          0.55          33.94     33.94
 2006                  45.03   45.03          4,092        184,261     ----          0.55           8.65      8.65
 2005                  41.44   41.44          8,161        338,218     ----          0.55          10.67     10.67
 2004                  37.45   37.45          9,506        355,995     ----          0.55          12.78     12.78
 2003                  33.20   33.20          9,539        316,736     ----          0.55          46.49     46.49

 Small Cap
 2007                  36.09   36.09          6,448        232,714     ----          0.55          11.18     11.18
 2006                  32.46   32.46          3,586        116,422     ----          0.55          19.90     19.90
 2005                  27.07   27.07          1,467         39,715     ----          0.55           2.06      2.06
 2004                  26.53   26.53          5,844        155,012     ----          0.55           1.78      1.78
 2003                  26.06   26.06          3,543         92,350     ----          0.55          38.13     38.13

 Scudder:

 Small Cap
 2007                  18.04   18.04         57,376      1,035,175     0.84          0.55          (2.44)    (2.44)
 2006                  18.49   18.49         69,169      1,279,127     0.73          0.55          16.85     16.85
 2005                  15.83   15.83         87,077      1,378,097     0.57          0.55           3.69      3.69
 2004                  15.26   15.26         71,810      1,096,009     0.47          0.55          17.11     17.11
 2003                  13.03   13.03         25,279        329,447     0.34          0.55          45.63     45.63

 Fidelity:

 Overseas IC
 2007                  28.24   28.24        204,122      5,763,711     3.38          0.55          16.67     16.67
 2006                  24.20   24.20        175,855      4,256,169     0.07          0.55          17.44     17.44
 2005                  20.61   20.61          2,193         45,188     ----          0.55           0.24      0.24
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Inv. Grade Bond IC
 2007                  13.71   17.73        464,686      6,671,554     3.62          0.55           3.77      3.77
 2006                  13.21   17.09        347,466      4,889,147     2.30          0.55           3.78      3.78
 2005                  12.73   16.46        100,187      1,568,234     3.46          0.55           (.30)     1.63
 2004                  16.20   16.20         57,536        932,067     4.52          0.55           3.88      3.88
 2003                  15.59   15.59          9,808        152,954     2.32          0.55           4.63      4.63


                                     FS-52


5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Fidelity, continued:

 Equity Income IC
 2007                  30.73   30.73        107,439      3,301,641     1.74          0.55           0.97      0.97
 2006                  30.43   30.43        114,257      3,477,339     3.69          0.55          19.54     19.54
 2005                  25.46   25.46          1,082         27,551     ----          0.55           6.35      6.35
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Growth IC
 2007                  45.19   45.19        107,623      4,863,314     0.82          0.55          26.27     26.27
 2006                  35.79   35.79         86,264      3,087,216     0.01          0.55           6.27      6.27
 2005                  33.68   33.68            377         12,692     ----          0.55           0.92      0.92
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 High Income IC
 2007                   7.51    7.51        164,712      1,236,847     8.30          0.55           2.22      2.22
 2006                   7.35    7.35        134,373        987,107    15.79          0.55          10.63     10.63
 2005                   6.64    6.64          4,863         32,289    17.01          0.55           0.76      0.76
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 High Income SC
 2007                   9.34    9.34        233,765      2,184,110     8.20          0.55           2.09      2.09
 2006                   9.15    9.15        427,486      3,912,245     7.91          0.55          10.57     10.57
 2005                   8.28    8.28        950,658      7,868,414    13.95          0.55           1.96      1.96
 2004                   8.12    8.12        997,681      8,098,576     0.23          0.55           8.87      8.87
 2003                   7.46    7.46        816,096      6,085,043     0.33          0.55          26.28     26.28

 Contrafund IC
 2007                  40.24   40.24        503,855     20,274,232     1.00          0.55          16.95     16.95
 2006                  34.41   34.41        456,566     15,709,378     1.65          0.55          11.11     11.11
 2005                  30.97   30.97         22,757        704,744     ----          0.55           8.85      8.85
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Contrafund SC
 2007                  40.81   40.81        217,488      8,875,080     0.80          0.55          16.86     16.86
 2006                  34.92   34.92        371,194     12,961,788     1.47          0.55          10.98     10.98
 2005                  31.46   31.46        105,776      3,328,150     0.14          0.55          16.21     16.21
 2004                  27.08   27.08         44,592      1,207,332     0.21          0.55          14.71     14.71
 2003                  23.60   23.60         29,564        697,816     0.14          0.55          27.66     27.66


                                     FS-53


5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Fidelity, continued:

 Mid Cap IC
 2007                  45.14   45.14        187,619      8,469,044     0.90          0.55          14.99     14.99
 2006                  39.25   39.25        169,764      6,664,040     0.05          0.55          12.08     12.08
 2005                  35.02   35.02          8,368        293,051     ----          0.55          14.53     14.53
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Mid Cap SC
 2007                  44.98   44.98         36,668      1,649,310     0.68          0.55          14.85     14.85
 2006                  39.16   39.16         52,554      2,058,195     0.24          0.55          11.98     11.98
 2005                  34.97   34.97        170,540      5,964,555     ----          0.55          17.56     17.56
 2004                  29.75   29.75        263,270      7,832,424     ----          0.55          24.09     24.09
 2003                  23.98   23.98         28,061        672,780     0.15          0.55          37.78     37.78

 AIM:

 Financial
 2007                  13.83   13.83          2,821         39,003     1.00          0.55         (22.64)   (22.64)
 2006                  17.87   17.87          6,562        117,296     2.08          0.55          15.81     15.81
 2005                  15.43   15.43          7,314        112,888     1.85          0.55           5.33      5.33
 2004                  14.65   14.65          5,630         82,500     0.68          0.55           8.08      8.08
 2003                  13.56   13.56          5,048         68,438     0.74          0.55          28.88     28.88

 Health
 2007                  23.28   23.28          3,343         77,822     ----          0.55          11.24     11.24
 2006                  20.93   20.93          4,226         88,440     ----          0.55           4.66      4.66
 2005                  20.00   20.00          5,503        110,037     ----          0.55           7.56      7.56
 2004                  18.59   18.59          6,295        117,023     ----          0.55           6.98      6.98
 2003                  17.38   17.38         10,701        185,968     ----          0.55          27.09     27.09

 Technology
 2007                  14.56   14.56          7,649        111,378     ----          0.55           7.11      7.11
 2006                  13.59   13.59         10,137        137,799     ----          0.55           9.88      9.88
 2005                  12.37   12.37         16,526        204,463     ----          0.55           1.62      1.62
 2004                  12.18   12.18          9,651        117,507     ----          0.55           4.06      4.06
 2003                  11.70   11.70          5,429         63,519     ----          0.55          44.51     44.51


                                     FS-54

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Janus:

 Growth
 2007                  26.20   26.20          4,306        112,804     0.71          0.55          14.46     14.46
 2006                  22.89   22.89          5,115        117,074     0.48          0.55          10.77     10.77
 2005                  20.66   20.66         69,274      1,431,254     0.37          0.55           3.72      3.72
 2004                  19.92   19.92         33,296        663,269     0.57          0.55           3.94      3.94
 2003                  19.16   19.16          3,583         68,666     0.09          0.55          26.00     26.00

 Neuberger Berman:

 Balanced
 2007                  32.38   32.38         17,328        561,064     1.19          0.55          14.97     14.97
 2006                  28.16   28.16         18,422        518,845     0.85          0.55          10.06     10.06
 2005                  25.59   25.59         19,254        492,686     0.77          0.55           8.59      8.59
 2004                  23.57   23.57         38,806        914,487     2.50          0.55           8.71      8.71
 2003                  21.68   21.68          6,263        135,774     1.69          0.55          15.64     15.64

 Growth
 2007                  51.12   51.12          7,427        379,630     ----          0.55          22.02     22.02
 2006                  41.89   41.89          4,728        198,041     ----          0.55          13.45     13.45
 2005                  36.93   36.93          6,346        234,318     ----          0.55          12.88     12.88
 2004                  32.71   32.71          9,741        318,649     ----          0.55          15.96     15.96
 2003                  28.21   28.21          5,083        143,397     ----          0.55          30.69     30.69

 Limited Maturity Bond
 2007                  20.76   20.76         11,367        236,003     2.74          0.55           4.20      4.20
 2006                  19.93   19.93         12,235        243,785     3.26          0.55           3.63      3.63
 2005                  19.23   19.23         18,688        359,323     2.85          0.55           0.89      0.89
 2004                  19.06   19.06         15,003        285,919     2.33          0.55           0.23      0.23
 2003                  19.01   19.01         15,429        293,374     3.78          0.55           1.86      1.86

 Partners
 2007                  37.24   37.24         18,981        706,916     0.60          0.55           8.73      8.73
 2006                  34.25   34.25         25,926        887,993     0.73          0.55          11.63     11.63
 2005                  30.68   30.68         41,916      1,286,125     1.16          0.55          17.40     17.40
 2004                  26.14   26.14         23,615        617,180     0.01          0.55          18.32     18.32
 2003                  22.09   22.09         23,147        511,263     ----          0.55          34.36     34.36

 Rydex:

 Nova
 2007                  10.23   13.87         78,090        940,125     0.47          0.55           0.57      0.57
 2006                  10.17   13.79        395,249      5,329,823     1.55          0.55          18.62     18.62
 2005                   8.57   11.62        447,444      5,149,062     0.57          0.55           0.74      3.40
 2004                  11.24   11.24        880,971      9,902,849     0.02          0.55          14.00     14.00
 2003                   9.86    9.86         70,894        699,073     ----          0.55          38.43     38.43


                                     FS-55

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Rydex, continued:

 OTC
 2007                  17.90   18.41         77,132      1,392,619     0.07          0.55          17.18     17.18
 2006                  15.28   15.71        310,432      4,856,795     ----          0.55           5.20      5.20
 2005                  14.52   14.93        328,201      4,896,859     ----          0.55           0.56      0.86
 2004                  14.85   14.85        279,555      4,151,581     ----          0.55           8.75      8.75
 2003                  13.66   13.66         56,178        767,171     ----          0.55          44.62     44.62

 Precious Metals
 2007                  14.34   14.85        340,976      4,989,846     ----          0.55          18.90     18.90
 2006                  12.06   12.49        304,041      3,741,211     ----          0.55          20.77     20.77
 2005                   9.99   10.34        146,643      1,465,837     ----          0.55          20.23     32.24
 2004                   8.31    8.31        140,385      1,165,996     ----          0.55         (14.69)   (14.69)
 2003                   9.74    9.74        162,986      1,586,826     ----          0.55          40.14     40.14

 Inv. S&P 500
 2007                   4.75    5.28        172,085        877,066     2.80          0.55           0.27      0.27
 2006                   4.74    5.27         93,469        464,437     2.47          0.55          (8.01)    (8.01)
 2005                   5.15    5.73        162,666        927,245     ----          0.55          (3.57)    (1.31)
 2004                   5.80    5.80         36,374        211,085     ----          0.55         (10.70)   (10.70)
 2003                   6.50    6.50         19,281        125,298     ----          0.55         (24.07)   (24.07)

 Gov. Long Bond
 2007                  13.01   17.05        122,027      1,690,171     3.59          0.55           9.16      9.16
 2006                  11.92   15.62         92,526      1,204,890     3.64          0.55          (3.87)    (3.67)
 2005                  16.21   16.21         30,759        498,611     3.14          0.55           7.13      7.13
 2004                  15.13   15.13          1,825         27,622     3.37          0.55           7.82      7.82
 2003                  14.03   14.03          2,057         28,878     3.20          0.55          (1.17)    (1.17)

 Inverse OTC
 2007                  18.62   18.62          5,161         96,106     2.91          0.55         (11.77)   (11.77)
 2006                  21.11   21.11          2,864         60,455     1.35          0.55          (1.70)    (1.70)
 2005                  21.51   21.51           ----           ----     ----          0.55          (6.24)    (6.24)
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Inv. Long Bond
 2007                  21.25   21.25          7,004        148,805     3.57          0.55          (5.04)    (5.04)
 2006                  22.37   22.37         10,490        234,706     6.09          0.55           5.19      5.19
 2005                   ----    ----           ----           ----     ----          ----           ----      ----
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----



                                     FS-56

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Rydex, continued:

 Russell
 2007                  38.90   38.90         20,979        815,994     2.03          0.55          (7.25)    (7.25)
 2006                  41.94   41.94         24,926      1,045,308     0.56          0.55          20.19     20.19
 2005                  34.89   34.89          2,332         81,370     0.42          0.55           1.73      1.73
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Sector Rotation
 2007                  17.14   17.14        114,316      1,959,170     ----          0.55          22.07     22.07
 2006                  14.04   14.04         91,439      1,283,762     ----          0.55          10.78     10.78
 2005                  12.67   12.67          8,744        110,822     ----          0.55           4.22      4.22
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Third Avenue:

 Value
 2007                  30.83   32.13        472,613     14,827,118     2.30          0.55          (5.33)    (5.33)
 2006                  32.57   33.94        381,483     12,620,684     1.43          0.55          15.15     15.15
 2005                  28.28   29.47        306,348      8,999,501     1.24          0.55          11.14     14.00
 2004                  25.86   25.86        168,797      4,364,316     0.55          0.55          19.24     19.24
 2003                  21.68   21.68         62,363      1,352,262     0.19          0.55          41.76     41.76

 Vanguard:

 Money Market
 2007                   1.11    1.17     48,131,794     54,415,617     5.10          0.55           4.66      4.66
 2006                   1.06    1.12     42,795,654     46,352,623     4.99          0.55           4.46      4.46
 2005                   1.02    1.07     20,580,095     21,857,602     3.11          0.55           1.58      2.62
 2004                   1.04    1.04     16,560,178     17,244,326     1.28          0.55           0.72      0.72
 2003                   1.03    1.03     15,664,418     16,194,841     0.99          0.55           0.45      0.45

 Equity Index
 2007                  35.52   40.87        762,415     26,625,611     1.53          0.55           4.80      4.80
 2006                  31.99   38.99        631,029     20,791,601     0.56          0.55          15.08     15.08
 2005                  27.80   33.89         92,141      2,954,754     1.44          0.55           4.22      5.05
 2004                  32.51   32.51         53,526      1,740,260     0.98          0.55          10.20     10.20
 2003                  29.50   29.50         63,356      1,869,265     0.95          0.55          27.77     27.77

 Total Bond
 2007                  12.34   14.61      1,935,914     24,310,003     3.42          0.55           6.40      6.40
 2006                  11.60   13.73      1,344,627     15,947,242     2.24          0.55           3.74      3.74
 2005                  11.18   13.23        405,719      4,881,337     2.41          0.55           0.09      1.84
 2004                  13.00   13.00         57,321        744,899     3.77          0.55           3.63      3.63
 2003                  12.54   12.54         20,081        251,804     5.58          0.55           3.45      3.45


                                     FS-57

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Vanguard, continued:

 REIT Index
 2007                  22.50   28.99        539,700     12,404,118     2.08          0.55         (17.06)   (17.06)
 2006                  27.13   34.95        661,898     18,456,625     0.71          0.55          34.19     34.19
 2005                  20.22   26.04         96,607      2,285,294     3.34          0.55           5.35     11.22
 2004                  23.41   23.41         86,135      2,016,796     6.81          0.55          29.80     29.80
 2003                  18.04   18.04        242,740      4,378,848     0.31          0.55          34.75     34.75

 Mid-Cap
 2007                  21.86   24.22        822,552     18,086,175     1.20          0.55           5.56      5.56
 2006                  20.71   22.94        787,017     16,397,767     0.26          0.55          13.13     13.13
 2005                  18.31   20.28         82,297      1,606,048     0.79          0.55           5.11     13.35
 2004                  17.89   17.89         45,218        808,957     0.58          0.55          19.66     19.66
 2003                  14.95   14.95         33,814        505,553     0.27          0.55          33.33     33.33

 Stock Market Index
 2007                  35.43   35.43        304,394     10,784,409     0.99          0.55           4.59      4.59
 2006                  33.88   33.88        265,291      8,986,977     0.10          0.55          14.89     14.89
 2005                  29.48   29.48          5,337        157,346     ----          0.55           2.70      2.70
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Equity Income
 2007                  23.15   30.49        482,703     12,683,561     2.51          0.55           3.96      3.96
 2006                  22.27   29.33        411,421     10,214,549     1.46          0.55          20.04     20.04
 2005                  18.55   24.43        122,247      2,809,276     2.24          0.55           3.17      3.57
 2004                  23.59   23.59         60,232      1,420,992     1.86          0.55          12.70     12.70
 2003                  20.93   20.93         18,830        394,194     1.28          0.55          23.76     23.76

 Growth
 2007                  14.36   15.05        656,471      9,452,696     0.72          0.55           9.61      9.61
 2006                  13.10   13.73        619,520      8,142,998     0.11          0.55           1.36      1.36
 2005                  12.92   13.55        165,618      2,177,134     0.22          0.55           6.53     10.88
 2004                  12.22   12.22         19,449        237,587     0.32          0.55           6.66      6.66
 2003                  11.45   11.45          5,120         58,633     0.25          0.55          25.44     25.44

 High Yield Bond
 2007                   9.36   12.10        621,014      6,099,866     6.73          0.55           1.39      1.39
 2006                   9.23   11.93        589,079      5,742,313     3.96          0.55           7.68      7.68
 2005                   8.57   11.08        180,994      1,926,376     7.05          0.55           0.52      2.19
 2004                  10.85   10.85         85,431        926,544    17.25          0.55           7.93      7.93
 2003                  10.05   10.05         58,993        592,805     5.88          0.55          16.23     16.23


                                     FS-58


5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 Vanguard, continued:

 Balanced
 2007                  23.42   23.42        459,356     10,756,303     2.73          0.55           7.76      7.76
 2006                  21.73   21.73        462,269     10,044,676     0.37          0.55          14.33     14.33
 2005                  19.00   19.00          9,440        179,405     ----          0.55           3.12      3.12
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 International
 2007                  25.50   27.51      1,624,733     41,962,849     1.61          0.55          16.77     16.77
 2006                  21.84   23.56      1,439,558     31,859,581     0.53          0.55          26.06     26.06
 2005                  17.32   18.69        340,392      6,266,437     1.03          0.55          15.67     17.20
 2004                  16.15   16.15        120,638      1,948,874     0.91          0.55          18.77     18.77
 2003                  13.60   13.60         42,822        582,469     0.58          0.55          34.14     34.14

 Diversified
 2007                  17.51   18.54      1,107,816     19,768,594     1.78          0.55           3.36      3.36
 2006                  16.94   17.94        850,501     14,638,265     0.98          0.55          18.23     18.23
 2005                  14.32   15.17        251,942      3,786,037     1.27          0.55           2.47      7.03
 2004                  14.18   14.18        153,437      2,175,006     1.16          0.55          19.80     19.80
 2003                  11.83   11.83         23,492        277,957     0.91          0.55          30.41     30.41

 Small Company Growth
 2007                  22.13   23.81        518,349     11,521,567     0.50          0.55           3.20      3.20
 2006                  21.45   23.07        506,669     10,931,042     0.11          0.55           9.61      9.61
 2005                  19.57   21.05         70,417      1,443,515     ----          0.55           3.53      5.68
 2004                  19.92   19.92         30,773        612,887     0.07          0.55          14.67     14.67
 2003                  17.37   17.37         25,276        439,014     ----          0.55          40.31     40.31

 Wells Fargo:

 Discovery
 2007                  19.81   19.81         18,963        375,675     ----          0.55          21.65     21.65
 2006                  16.29   16.29         20,286        330,366     ----          0.55          14.02     14.02
 2005                  14.28   14.28         16,959        242,220     ----          0.55          15.37     15.37
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Opportunity
 2007                  54.28   54.28         12,901        700,202     0.60          0.55           6.09      6.09
 2006                  51.16   51.16         12,124        620,282     ----          0.55          11.61     11.61
 2005                  45.84   45.84         17,405        797,882     ----          0.55           7.30      7.30
 2004                  42.72   42.72         20,682        883,612     ----          0.55          17.57     17.57
 2003                  36.34   36.34         16,729        607,911     0.08          0.55          36.26     36.26



                                     FS-59



5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max
 ProFunds:

 Bull
 2007                  32.62   32.62         21,372        697,200     0.47          0.90           2.62      2.62
 2006                  31.79   31.79         45,737      1,453,929     0.26          0.90          12.64     12.64
 2005                  28.22   28.22         19,017        536,665     0.25          0.90           3.93      3.93
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Europe
 2007                  36.89   36.89         33,583      1,238,891     1.16          0.90          13.55     13.55
 2006                  32.49   32.49         30,515        991,362     0.20          0.90          16.46     16.46
 2005                  27.90   27.90            207          5,764     0.41          0.90           0.15      0.15
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Mid-Cap
 2007                  38.58   38.58            866         33,420     0.11          0.90           0.06      0.06
 2006                  38.56   38.56          6,505        250,822     0.01          0.90          11.30     11.30
 2005                  34.64   34.64         14,013        485,481     ----          0.90           3.20      3.20
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 OTC
 2007                  18.26   18.26         15,006        273,961     ----          0.90          16.57     16.57
 2006                  15.66   15.66         61,857        968,772     ----          0.90           4.52      4.52
 2005                  14.98   14.98         40,009        599,483     ----          0.90           8.40      8.40
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Small-Cap
 2007                  40.53   40.53            264         10,721     0.16          0.90          (3.10)    (3.10)
 2006                  41.83   41.83          8,293        346,872     ----          0.90          13.73     13.73
 2005                  36.78   36.78         11,363        417,911     ----          0.90           3.28      3.28
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----

 Small-Cap Value
 2007                  35.10   35.10            886         31,085     ----          0.90          (8.06)    (8.06)
 2006                  38.17   38.17          2,435         92,952     ----          0.90          16.38     16.38
 2005                  32.80   32.80         13,386        439,058     ----          0.90          (0.49)    (0.49)
 2004                   ----    ----           ----           ----     ----          ----           ----      ----
 2003                   ----    ----           ----           ----     ----          ----           ----      ----



                                     FS-60


5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                               Min       Max

 ProFunds, continued:

 Classic Dow
 2007                  38.23   38.23          7,922        302,855    0.46           0.90          11.92     11.92
 2006                  34.16   34.16         20,527        701,180    ----           0.90           5.23      5.23
 2005                   ----    ----           ----           ----    ----           ----           ----      ----
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Bear
 2007                  25.84   25.84            820         21,191    2.16           0.90          (3.05)    (3.05)
 2006                  25.77   25.77          5,920        152,555    0.84           0.90          (7.05)    (7.05)
 2005                  28.10   28.10         59,086      1,660,464    ----           0.90          (3.59)    (3.59)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Short OTC
 2007                  16.02   16.02         10,417        166,904    3.00           0.90         (12.26)   (12.26)
 2006                  18.07   18.07          7,955        143,707    2.34           0.90          (2.25)    (2.25)
 2005                  18.48   18.48         17,318        320,062    ----           0.90          (7.87)    (7.87)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Short Small-Cap
 2007                  15.18   15.18         20,065        304,673    0.63           0.90           2.33      2.33
 2006                  14.57   14.57          5,273         76,802    0.27           0.90          (7.38)    (7.38)
 2005                  16.62   16.62           ----           ----    ----           0.90          (2.33)    (2.33)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Short Dow
 2007                  27.36   27.36             93          2,537    5.37           0.90          (5.53)    (5.53)
 2006                  28.06   28.06            219          6,133    ----           0.90          (6.46)    (6.46)
 2005                   ----    ----           ----           ----    ----           ----           ----      ----
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 UltraMid
 2007                  43.60   43.60            141          6,154    0.82           0.90           5.02      5.02
 2006                  41.51   41.51             44          1,820    ----           0.90           9.65      9.65
 2005                  37.86   37.86            154          5,820    ----           0.90           3.53      3.53
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----



                                     FS-61

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                                Min       Max
 ProFunds, continued:

 UltraOTC
 2007                  55.64   55.64         13,543        753,499    ----           0.90          27.33     27.33
 2006                  43.70   43.70          2,034         88,859    ----           0.90          (8.40)    (8.40)
 2005                   2.96    2.96        110,287        325,978    ----           0.90           8.04      8.04
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 UltraSmall
 2007                  32.92   32.92          7,657        252,043    1.91           0.90         (13.96)   (13.96)
 2006                  38.26   38.26          1,278         48,879    0.01           0.90          24.88     24.88
 2005                  30.63   30.63            658         20,144    ----           0.90          (3.32)    (3.32)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 UltraBull
 2007                  25.13   25.13         71,811      1,804,875    0.84           0.90          (0.05)    (0.05)
 2006                  25.15   25.15          5,976        150,289    0.09           0.90          21.96     21.96
 2005                  20.62   20.62             98          2,015    ----           0.90           4.91      4.91
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 U.S. Gov. Plus
 2007                  33.80   33.80         28,719        970,789    3.52           0.90           9.12      9.12
 2006                  30.98   30.98          4,786        148,265    3.32           0.90          (5.40)    (5.40)
 2005                  32.74   32.74          8,112        265,628    0.75           0.90          (4.30)    (4.30)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Opportunity
 2007                  18.48   18.48            965         17,835    ----           0.90          (5.32)    (5.32)
 2006                  20.85   20.85          8,742        182,253    0.01           0.90           9.17      9.17
 2005                  19.10   19.10        113,830      2,173,863    ----           0.90          (2.11)    (2.11)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Oil & Gas
 2007                  75.16   75.16          5,476        411,581    ----           0.90          31.28     31.28
 2006                  57.25   57.25          7,065        404,459    ----           0.90          19.55     19.55
 2005                  47.89   47.89            646         30,917    ----           0.90           4.44      4.44
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----



                                     FS-62

5.  FINANCIAL HIGHLIGHTS, continued

                                    At December 31                        For the Periods Ended December 31
                    ---------------------------------------------- -------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units         ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- ------------- ----------- ------------- -----------------------
                        Min      Max                                                                Min       Max
 ProFunds, continued:

 Precious Metals
 2007                  53.09   53.09         30,790      1,634,741    3.07           0.90          21.36     21.36
 2006                  43.75   43.75         10,039        439,196    0.86           0.90           6.40      6.40
 2005                  41.12   41.12            695         28,565    ----           0.90          15.20     15.20
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Real Estate
 2007                  55.84   55.84          3,043        169,922    0.65           0.90         (20.34)   (20.34)
 2006                  70.09   70.09          5,846        409,720    0.97           0.90          31.30     31.30
 2005                  53.38   53.38             31          1,659    0.09           0.90           0.50      0.50
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 High Yield
 2007                  28.92   28.92            851         24,615   10.59           0.90          (1.32)    (1.32)
 2006                  31.74   31.74          1,284         40,766    5.57           0.90           5.31      5.31
 2005                  30.94   30.94           ----           ----    ----           0.90          (0.89)    (0.89)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Money Market
 2007                   1.06    1.06     10,708,522     11,403,574    3.71           0.90           2.84      2.84
 2006                   1.04    1.04     15,408,022     15,955,576    3.67           0.90           2.78      2.78
 2005                   1.01    1.01      4,935,612      4,972,582    1.31           0.90           0.75      0.75
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----

 Pimco:

 Commodity
 2007                  14.62   14.62        610,037      8,917,987    4.61           0.55          22.56     22.56
 2006                  11.93   11.93        562,938      6,714,594    7.34           0.55          (3.63)    (3.63)
 2005                  12.38   12.38          2,221         27,483    1.14           0.55          (3.16)    (3.16)
 2004                   ----    ----           ----           ----    ----           ----           ----      ----
 2003                   ----    ----           ----           ----    ----           ----           ----      ----



6.  CHANGES IN UNITS OUTSTANDING

    The change in units outstanding for the periods ended December 31, were as follows:

                                                      2007                   2006
                                              ---------------------   --------------------
    Calvert:

    Balanced
    Units issued                                        476,451                 480,903
    Units redeemed                                     (472,734)               (197,439)
                                              ---------------------   --------------------
    Net increase(decrease)                                3,717                 283,464
                                              =====================   ====================

    International Equity
    Units issued                                         84,873                  94,678
    Units redeemed                                      (83,602)                (66,905)
                                              ---------------------   --------------------
    Net increase(decrease)                                1,271                  27,773
                                              =====================   ====================

    Mid Cap
    Units issued                                         21,673                  20,874
    Units redeemed                                       (9,047)                (10,516)
                                              ---------------------   --------------------
    Net increase(decrease)                               12,626                  10,358
                                              =====================   ====================

    Social Equity
    Units issued                                         16,594                  36,273
    Units redeemed                                       (6,900)                 (8,003)
                                              ---------------------   --------------------
    Net increase(decrease)                                9,694                  28,270
                                              =====================   ====================

    Ameritas:

    Income and Growth
    Units issued                                         24,053                  35,872
    Units redeemed                                      (24,048)                (34,237)
                                              ---------------------   --------------------
    Net increase(decrease)                                    5                   1,635
                                              =====================   ====================

    Index 500
    Units issued                                          5,243                   6,547
    Units redeemed                                       (6,826)                 (7,177)
                                              ---------------------   --------------------
    Net increase(decrease)                               (1,583)                   (630)
                                              =====================   ====================

    MidCap
    Units issued                                         23,026                   5,267
    Units redeemed                                      (10,822)                 (9,336)
                                              ---------------------   --------------------
    Net increase(decrease)                               12,204                  (4,069)
                                              =====================   ====================

    Small Cap
    Units issued                                         10,430                  15,902
    Units redeemed                                       (7,568)                (13,783)
                                              ---------------------   --------------------
    Net increase(decrease)                                2,862                   2,119
                                              =====================   ====================



                                     FS-64


6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    Scudder:

    Small Cap
    Units issued                                         24,146                  98,986
    Units redeemed                                      (35,939)               (116,894)
                                              ---------------------   --------------------
    Net increase(decrease)                              (11,793)                (17,908)
                                              =====================   ====================

    Fidelity:

    Overseas IC
    Units issued                                        138,531                 217,884
    Units redeemed                                     (110,264)                (44,222)
                                              ---------------------   --------------------
    Net increase(decrease)                               28,267                 173,662
                                              =====================   ====================

    Inv. Grade Bond IC
    Units issued                                        320,278                 445,483
    Units redeemed                                     (203,058)               (198,204)
                                              ---------------------   --------------------
    Net increase(decrease)                              117,220                 247,279
                                              =====================   ====================

    Equity Income IC
    Units issued                                         50,380                 136,712
    Units redeemed                                      (57,198)                (23,537)
                                              ---------------------   --------------------
    Net increase(decrease)                               (6,818)                113,175
                                              =====================   ====================

    Growth IC
    Units issued                                         51,859                  91,254
    Units redeemed                                      (30,500)                 (5,367)
                                              ---------------------   --------------------
    Net increase(decrease)                               21,359                  85,887
                                              =====================   ====================

    High Income IC
    Units issued                                        158,925                 178,871
    Units redeemed                                     (128,586)                (49,361)
                                              ---------------------   --------------------
    Net increase(decrease)                               30,339                 129,510
                                              =====================   ====================

    High Income SC
    Units issued                                        608,471               1,033,676
    Units redeemed                                     (802,192)             (1,556,848)
                                              ---------------------   --------------------
    Net increase(decrease)                             (193,721)               (523,172)
                                              =====================   ====================

    Contrafund IC
    Units issued                                        286,324                 520,664
    Units redeemed                                     (239,035)                (86,855)
                                              ---------------------   --------------------
    Net increase(decrease)                               47,289                 433,809
                                              =====================   ====================

    Contrafund SC
    Units issued                                        293,939                 677,273
    Units redeemed                                     (447,645)               (411,855)
                                              ---------------------   --------------------
    Net increase(decrease)                             (153,706)                265,418
                                              =====================   ====================



                                     FS-65

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    Fidelity, continued:

    Mid Cap IC
    Units issued                                         63,997                 192,867
    Units redeemed                                      (46,142)                (31,471)
                                              ---------------------   --------------------
    Net increase(decrease)                               17,855                 161,396
                                              =====================   ====================

    Mid Cap SC
    Units issued                                         28,381                  36,712
    Units redeemed                                      (44,267)               (154,698)
                                              ---------------------   --------------------
    Net increase(decrease)                              (15,886)               (117,986)
                                              =====================   ====================

    AIM:

    Financial
    Units issued                                         14,290                  16,389
    Units redeemed                                      (18,031)                (17,141)
                                              ---------------------   --------------------
    Net increase(decrease)                               (3,741)                   (752)
                                              =====================   ====================

    Health
    Units issued                                          8,343                  12,996
    Units redeemed                                       (9,226)                (14,273)
                                              ---------------------   --------------------
    Net increase(decrease)                                 (883)                 (1,277)
                                              =====================   ====================

    Technology
    Units issued                                         12,125                  21,276
    Units redeemed                                      (14,613)                (27,665)
                                              ---------------------   --------------------
    Net increase(decrease)                               (2,488)                 (6,389)
                                              =====================   ====================

    Janus:

    Growth
    Units issued                                           ----                    ----
    Units redeemed                                         (809)                (64,159)
                                              ---------------------   --------------------
    Net increase(decrease)                                 (809)                (64,159)
                                              =====================   ====================

    Neuberger Berman:

    Balanced
    Units issued                                          1,980                  12,517
    Units redeemed                                       (3,074)                (13,349)
                                              ---------------------   --------------------
    Net increase(decrease)                               (1,094)                   (832)
                                              =====================   ====================

    Growth
    Units issued                                         15,408                   2,395
    Units redeemed                                      (12,709)                 (4,013)
                                              ---------------------   --------------------
    Net increase(decrease)                                2,699                  (1,618)
                                              =====================   ====================

    Limited Maturity Bond
    Units issued                                          3,786                   7,570
    Units redeemed                                       (4,654)                (14,023)
                                              ---------------------   --------------------
    Net increase(decrease)                                 (868)                 (6,453)
                                              =====================   ====================



                                     FS-66


6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    Neuberger Berman, continued:

    Partners
    Units issued                                          6,259                  18,415
    Units redeemed                                      (13,204)                (34,405)
                                              ---------------------   --------------------
    Net increase(decrease)                               (6,945)                (15,990)
                                              =====================   ====================

    Rydex:

    Nova
    Units issued                                         684,153               4,039,152
    Units redeemed                                    (1,001,312)             (4,091,347)
                                              ---------------------   --------------------
    Net increase(decrease)                              (317,159)                (52,195)
                                              =====================   ====================

    OTC
    Units issued                                         197,079                 436,554
    Units redeemed                                      (430,379)               (454,323)
                                              ---------------------   --------------------
    Net increase(decrease)                              (233,300)                (17,769)
                                              =====================   ====================

    Precious Metals
    Units issued                                         949,861                 698,557
    Units redeemed                                      (912,926)               (541,159)
                                              ---------------------   --------------------
    Net increase(decrease)                                36,935                 157,398
                                              =====================   ====================

    Inv. S&P 500
    Units issued                                       1,024,009               3,531,900
    Units redeemed                                      (945,393)             (3,601,097)
                                              ---------------------   --------------------
    Net increase(decrease)                                78,616                 (69,197)
                                              =====================   ====================

    Gov. Long Bond
    Units issued                                         121,953                 179,305
    Units redeemed                                       (92,452)               (117,538)
                                              ---------------------   --------------------
    Net increase(decrease)                                29,501                  61,767
                                              =====================   ====================

    Inverse OTC
    Units issued                                          42,055                  27,619
    Units redeemed                                       (39,758)                (24,755)
                                              ---------------------   --------------------
    Net increase(decrease)                                 2,297                   2,864
                                              =====================   ====================

    Inv. Long Bond
    Units issued                                          17,624                  37,849
    Units redeemed                                       (21,110)                (27,359)
                                              ---------------------   --------------------
    Net increase(decrease)                                (3,486)                 10,490
                                              =====================   ====================

    Russell
    Units issued                                          14,697                  33,384
    Units redeemed                                       (18,644)                (10,790)
                                              ---------------------   --------------------
    Net increase(decrease)                                (3,947)                 22,594
                                              =====================   ====================



                                     FS-67



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    Rydex, continued:

    Sector Rotation
    Units issued                                          94,125                 113,786
    Units redeemed                                       (71,248)                (31,091)
                                              ---------------------   --------------------
    Net increase(decrease)                                22,877                  82,695
                                              =====================   ====================

    Third Avenue:

    Value
    Units issued                                         545,113                 727,697
    Units redeemed                                      (453,983)               (652,562)
                                              ---------------------   --------------------
    Net increase(decrease)                                91,130                  75,135
                                              =====================   ====================

    Vanguard:

    Money Market
    Units issued                                      88,957,088             209,975,468
    Units redeemed                                   (83,620,948)           (187,759,909)
                                              ---------------------   --------------------
    Net increase(decrease)                             5,336,140              22,215,559
                                              =====================   ====================

    Equity Index
    Units issued                                         685,459                 688,572
    Units redeemed                                      (554,073)               (149,684)
                                              ---------------------   --------------------
    Net increase(decrease)                               131,386                 538,888
                                              =====================   ====================

    Total Bond
    Units issued                                       1,544,400               1,548,249
    Units redeemed                                      (953,113)               (609,341)
                                              ---------------------   --------------------
    Net increase(decrease)                               591,287                 938,908
                                              =====================   ====================

    REIT Index
    Units issued                                         248,215                 729,713
    Units redeemed                                      (370,413)               (164,422)
                                              ---------------------   --------------------
    Net increase(decrease)                              (122,198)                565,291
                                              =====================   ====================

    Mid-Cap
    Units issued                                         245,962                 829,876
    Units redeemed                                      (210,427)               (125,156)
                                              ---------------------   --------------------
    Net increase(decrease)                                35,535                 704,720
                                              =====================   ====================

    Stock Market Index
    Units issued                                         128,989                 292,877
    Units redeemed                                       (89,886)                (32,923)
                                              ---------------------   --------------------
    Net increase(decrease)                                39,103                 259,954
                                              =====================   ====================

    Equity Income
    Units issued                                         547,240                 375,549
    Units redeemed                                      (475,958)                (86,375)
                                              ---------------------   --------------------
    Net increase(decrease)                                71,282                 289,174
                                              =====================   ====================



                                     FS-68



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    Vanguard, continued:

    Growth
    Units issued                                        383,974                 739,115
    Units redeemed                                     (347,023)               (285,213)
                                              ---------------------   --------------------
    Net increase(decrease)                               36,951                 453,902
                                              =====================   ====================

    High Yield Bond
    Units issued                                        420,683                 767,313
    Units redeemed                                     (388,748)               (359,228)
                                              ---------------------   --------------------
    Net increase(decrease)                               31,935                 408,085
                                              =====================   ====================

    Balanced
    Units issued                                        149,969                 496,073
    Units redeemed                                     (152,882)                (43,244)
                                              ---------------------   --------------------
    Net increase(decrease)                               (2,913)                452,829
                                              =====================   ====================

    International
    Units issued                                        861,315               1,648,027
    Units redeemed                                     (676,140)               (548,861)
                                              ---------------------   --------------------
    Net increase(decrease)                              185,175               1,099,166
                                              =====================   ====================

    Diversified
    Units issued                                      1,324,123               1,025,689
    Units redeemed                                   (1,066,808)               (427,130)
                                              ---------------------   --------------------
    Net increase(decrease)                              257,315                 598,559
                                              =====================   ====================

    Small Company Growth
    Units issued                                        311,314                 603,596
    Units redeemed                                     (299,634)               (167,344)
                                              ---------------------   --------------------
    Net increase(decrease)                               11,680                 436,252
                                              =====================   ====================

    Wells Fargo:

    Discovery
    Units issued                                         12,161                   4,403
    Units redeemed                                      (13,484)                 (1,076)
                                              ---------------------   --------------------
    Net increase(decrease)                               (1,323)                  3,327
                                              =====================   ====================

    Opportunity
    Units issued                                          1,452                     421
    Units redeemed                                         (675)                 (5,702)
                                              ---------------------   --------------------
    Net increase(decrease)                                  777                  (5,281)
                                              =====================   ====================



                                     FS-69



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    ProFunds:

    Bull
    Units issued                                         38,020                 435,069
    Units redeemed                                      (62,385)               (408,349)
                                              ---------------------   --------------------
    Net increase(decrease)                              (24,365)                 26,720
                                              =====================   ====================

    Europe
    Units issued                                        100,348                  76,805
    Units redeemed                                      (97,280)                (46,497)
                                              ---------------------   --------------------
    Net increase(decrease)                                3,068                  30,308
                                              =====================   ====================

    Mid-Cap
    Units issued                                         37,897                  81,811
    Units redeemed                                      (43,536)                (89,319)
                                              ---------------------   --------------------
    Net increase(decrease)                               (5,639)                 (7,508)
                                              =====================   ====================

    OTC
    Units issued                                         69,104                 435,914
    Units redeemed                                     (115,955)               (414,066)
                                              ---------------------   --------------------
    Net increase(decrease)                              (46,851)                 21,848
                                              =====================   ====================

    Small-Cap
    Units issued                                        121,630                 327,332
    Units redeemed                                     (129,659)               (330,402)
                                              ---------------------   --------------------
    Net increase(decrease)                               (8,029)                 (3,070)
                                              =====================   ====================

    Small-Cap Value
    Units issued                                         19,816                  57,540
    Units redeemed                                      (21,365)                (68,491)
                                              ---------------------   --------------------
    Net increase(decrease)                               (1,549)                (10,951)
                                              =====================   ====================

    Classic Dow
    Units issued                                      2,242,078                 857,195
    Units redeemed                                   (2,254,683)               (836,668)
                                               ---------------------   --------------------
    Net increase(decrease)                              (12,605)                 20,527
                                              =====================   ====================

    Bear
    Units issued                                        339,075                 455,361
    Units redeemed                                     (344,175)               (508,527)
                                              ---------------------   --------------------
    Net increase(decrease)                               (5,100)                (53,166)
                                              =====================   ====================

    Short OTC
    Units issued                                      5,087,139               1,792,209
    Units redeemed                                   (5,084,677)             (1,801,572)
                                              ---------------------   --------------------
    Net increase(decrease)                                2,462                   9,363
                                              =====================   ====================




                                     FS-70


6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    ProFunds, continued:

    Short Small-Cap
    Units issued                                      1,147,981               1,825,554
    Units redeemed                                   (1,133,189)             (1,820,281)
                                              ---------------------   --------------------
    Net increase(decrease)                               14,792                   5,273
                                              =====================   ====================

    Short Dow
    Units issued                                        283,269                  63,984
    Units redeemed                                     (283,395)                (63,765)
                                              ---------------------   --------------------
    Net increase(decrease)                                 (126)                    219
                                              =====================   ====================

    UltraMid
    Units issued                                        754,137                 496,413
    Units redeemed                                     (754,040)               (496,523)
                                              ---------------------   --------------------
    Net increase(decrease)                                   97                    (110)
                                              =====================   ====================

    UltraOTC
    Units issued                                      2,906,994              11,653,822
    Units redeemed                                   (2,895,485)            (11,762,075)
                                              ---------------------   --------------------
    Net increase(decrease)                               11,509                (108,253)
                                              =====================   ====================

    UltraSmall
    Units issued                                      1,925,775               2,300,744
    Units redeemed                                   (1,919,396)             (2,300,124)
                                              ---------------------   --------------------
    Net increase(decrease)                                6,379                     620
                                              =====================   ====================

    UltraBull
    Units issued                                      3,045,224               3,655,217
    Units redeemed                                   (2,979,389)             (3,649,339)
                                              ---------------------   --------------------
    Net increase(decrease)                               65,835                   5,878
                                              =====================   ====================

    U.S. Gov. Plus
    Units issued                                        202,273               3,431,813
    Units redeemed                                     (178,340)             (3,435,139)
                                              ---------------------   --------------------
    Net increase(decrease)                               23,933                  (3,326)
                                              =====================   ====================

    Opportunity
    Units issued                                        735,015               3,311,381
    Units redeemed                                     (742,792)             (3,416,469)
                                              ---------------------   --------------------
    Net increase(decrease)                               (7,777)               (105,088)
                                              =====================   ====================

    Oil & Gas
    Units issued                                         46,683                 117,806
    Units redeemed                                      (48,272)               (111,387)
                                              ---------------------   --------------------
    Net increase(decrease)                               (1,589)                  6,419
                                              =====================   ====================



                                     FS-71



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                      2007                   2006
                                              ---------------------   --------------------
    ProFunds, continued:

    Precious Metals
    Units issued                                         60,545                  75,392
    Units redeemed                                      (39,794)                (66,048)
                                              ---------------------   --------------------
    Net increase(decrease)                               20,751                   9,344
                                              =====================   ====================

    Real Estate
    Units issued                                         34,904                  40,208
    Units redeemed                                      (37,707)                (34,393)
                                              ---------------------   --------------------
    Net increase(decrease)                               (2,803)                  5,815
                                              =====================   ====================

    High Yield
    Units issued                                         12,105                   6,407
    Units redeemed                                      (12,538)                 (5,123)
                                              ---------------------   --------------------
    Net increase(decrease)                                 (433)                  1,284
                                              =====================   ====================

    Money Market
    Units issued                                    869,122,128           1,091,153,627
    Units redeemed                                 (873,821,628)         (1,080,681,217)
                                              ---------------------   --------------------
    Net increase(decrease)                           (4,699,500)             10,472,410
                                              =====================   ====================

    Pimco:

    Commodity
    Units issued                                        184,523                 603,216
    Units redeemed                                     (137,424)                (42,499)
                                              ---------------------   --------------------
    Net increase(decrease)                               47,099                 560,717
                                              =====================   ====================

                          AMERITAS LIFE INSURANCE CORP.

                      STATUTORY FINANCIAL STATEMENTS AS OF

            DECEMBER 31, 2007 AND 2006 (RESTATED) AND FOR EACH OF THE

                THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2007

                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Life Insurance Corp.
Lincoln, Nebraska

We have audited the accompanying statutory statements of admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. (the Company), a wholly owned subsidiary of Ameritas Holding Company, as of December 31, 2007 and 2006, and the related statutory statements of operations, changes in surplus, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements give retroactive effect to the merger of the Company and Ameritas Variable Life Insurance Company, which has been accounted for as a statutory merger as described in Note 2 to the financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska, and such practices differ from accounting principles generally accepted in the United States of America. The effects on such financial statements of the differences between the statutory basis of accounting and accounting principles generally accepted in the United States of America are described in Note 19.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of Ameritas Life Insurance Corp. as of December 31, 2007 and 2006, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2007.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, on the basis of accounting described in Note 1.

As discussed in Note 20, the accompanying 2006 and 2005 statutory financial statements have been restated.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 28, 2008

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                              LIABILITIES AND SURPLUS
                                                  (in thousands)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                                        2006
                                                                                                    As Restated,
                               ADMITTED ASSETS                                      2007            See Note 20
                                                                              ------------------ -------------------
    Bonds                                                                      $     1,610,609    $     1,594,673
    Preferred stocks   - unaffiliated                                                   31,921              8,970
                       - affiliated                                                     17,510             20,000
    Common stocks      - unaffiliated                                                  207,390            204,837
                       - affiliated                                                     83,043             49,192
    Mortgage loans                                                                     370,356            341,542
    Real estate  - properties occupied by the company                                   28,417             28,500
                 - properties held for the production of income                         37,446             37,910
                 - properties held for sale                                                  -             10,229
    Cash and cash equivalents                                                          (10,494)            12,085
    Short-term investments                                                              19,495             26,285
    Loans on insurance contracts                                                       105,747            101,699
    Partnerships and limited liability companies - real estate                          26,243             18,231
    Partnerships  - joint ventures                                                      76,401             63,367
    Other investments                                                                    3,455                962
    Receivable for securities                                                            8,066              4,593
                                                                              ------------------ -------------------

                  Total Cash and Invested Assets                                     2,615,605          2,523,075
                                                                              ------------------ -------------------

    Accrued investment income                                                           23,937             24,615
    Deferred and uncollected premiums                                                   18,984             21,098
    Current federal income taxes receivable - affiliates                                 9,050                  -
    Deferred tax asset                                                                  15,763             14,813
    Accounts receivable - affiliates                                                     1,333              4,672
    Data processing and other admitted assets                                            8,072              7,929
    Goodwill                                                                             4,587              5,667
    Separate accounts                                                                3,694,975          3,378,838
                                                                              ------------------ -------------------

                      Total Admitted Assets                                    $     6,392,306    $     5,980,707
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                             LIABILITIES AND SURPLUS
                                         (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                                        2006
                                                                                                    As Restated,
                           LIABILITIES AND SURPLUS                                  2007            See Note 20
                                                                              ------------------ -------------------
Policy reserves                                                                $     1,580,554    $     1,566,418
Deposit-type funds                                                                     109,239             91,531
Reserves for unpaid claims                                                              33,770             34,531
Dividends payable to policyowners                                                       10,171             10,260
Interest maintenance reserve                                                             2,323              2,786
Accrued separate account transfers                                                     (87,191)           (91,802)
Current federal income taxes payable - affiliates                                            -              2,936
Asset valuation reserve                                                                 68,603             62,456
Accounts payable - affiliates                                                            2,179                375
Borrowed money - affiliates                                                             17,479             27,466
Payable for securities                                                                   5,375                385
Other liabilities                                                                       76,709             80,291
Separate accounts                                                                    3,694,975          3,378,838
                                                                              ------------------ -------------------

                  Total Liabilities                                                  5,514,186          5,166,471
                                                                              ------------------ -------------------

Common stock, par value $0.10 per share; 25,000,000 shares
  authorized, issued and outstanding                                                     2,500              2,500
Additional paid-in capital                                                               5,000              5,000
Unassigned surplus                                                                     870,620            806,736
                                                                              ------------------ -------------------

                  Total Surplus                                                        878,120            814,236
                                                                              ------------------ -------------------
                      Total Liabilities and Surplus                            $     6,392,306    $     5,980,707
                                                                              ================== ===================


The accompanying notes are an integral part of these statutory financial statements.

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF OPERATIONS
                                                  (in thousands)

                                                                           Years Ended December 31
                                                          ----------------------------------------------------------
                                                                                    2006                2005
                                                                                As Restated,        As Restated,
                                                                 2007           See Note 20         See Note 20
                                                          ------------------- ------------------ -------------------
INCOME
Premium income                                             $     1,056,206     $     1,124,557    $       934,158
Net investment income                                              137,185             133,519            141,899
Miscellaneous income                                                53,054              50,072             50,283
                                                          ------------------- ------------------ -------------------
                  Total income                                   1,246,445           1,308,148          1,126,340
                                                          ------------------- ------------------ -------------------


EXPENSES
Benefits to policyowners                                           900,640             902,088            859,355
Change in policy reserves                                           14,136             (58,306)           (10,671)
Commissions                                                         57,760              63,961             66,225
General insurance expenses                                         136,709             118,429            126,358
Taxes, licenses and fees                                            17,709              15,091             14,674
Net premium transferred to(from)
  separate accounts                                                 32,454             180,736            (17,044)
                                                          ------------------- ------------------ -------------------
                  Total expenses                                 1,159,408           1,221,999          1,038,897
                                                          ------------------- ------------------ -------------------

Income before dividends, federal income taxes,
   and realized capital gains                                       87,037              86,149             87,443

Dividends appropriated for policyowners                             10,157              10,202             10,479
                                                          ------------------- ------------------ -------------------
Income before federal income taxes and                              76,880              75,947             76,964
   realized capital gains

Federal income tax expense                                          21,484              23,409             21,468
                                                          ------------------- ------------------ -------------------
Income from operations before realized capital gains                55,396              52,538             55,496

Realized capital gains on investments, net of tax
   expense of $13,432, $12,671 and $6,106 and transfers
   to(from) the interest maintenance reserve of $45,
   ($54) and $1,343 in 2007, 2006 and 2005, respectively            22,269              18,107             12,595
                                                          ------------------- ------------------ -------------------

Net income                                                 $        77,665     $        70,645    $        68,091
                                                          =================== ================== ===================


The accompanying notes are an integral part of these statutory financial statements.

                                                                 AMERITAS LIFE INSURANCE CORP.
                                                          STATUTORY STATEMENTS OF CHANGES IN SURPLUS
                                                     FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
                                                                        (in thousands)

                                                     Common Stock               Additional
                                              ------------------------------      Paid-in           Unassigned           Total
                                                 Shares          Amount           Capital            Surplus            Surplus
                                              -------------- --------------- -----------------  ----------------- ------------------
BALANCE, January 1, 2005                            25,000     $    2,500      $       5,000      $     696,276     $       703,776
     Net income                                          -              -                  -             68,091              68,091
     Change in net unrealized gains on
       investments, net of taxes                         -              -                  -              9,556               9,556
     Change in net deferred income taxes                 -              -                  -               (620)               (620)
     Change in non-admitted assets                       -              -                  -             (5,282)             (5,282)
     Change in liability for reinsurance
       in unauthorized companies, net of tax                                                                 (1)                 (1)
     Cumulative effect of change in
       accounting principle                              -              -                  -               (831)               (831)
     Change in asset valuation reserve                   -              -                  -            (17,058)            (17,058)
                                              -------------- --------------- -----------------  ----------------- ------------------

BALANCE, December 31, 2005                          25,000     $    2,500      $       5,000      $     750,131     $       757,631
     Net income                                          -              -                  -             70,645              70,645
     Change in net unrealized gains on
       investments, net of taxes                         -              -                  -            (23,358)            (23,358)
     Change in net deferred income taxes                 -              -                  -              2,114               2,114
     Change in non-admitted assets                       -              -                  -                514                 514
     Change in liability for reinsurance
       in unauthorized companies, net of tax             -              -                  -                  3                   3
     Cumulative effect of change in
       accounting principle                              -              -                  -               (676)               (676)
     Change in asset valuation reserve                   -              -                  -              7,363               7,363
                                              -------------- --------------- -----------------  ----------------- ------------------

BALANCE, December 31, 2006                          25,000     $    2,500      $       5,000      $     806,736     $       814,236
     Net income                                          -              -                  -             77,665              77,665
     Change in net unrealized gains on
       investments, net of taxes                         -              -                  -             (3,629)             (3,629)
     Change in net deferred income taxes                 -              -                  -              4,124               4,124
     Change in non-admitted assets                       -              -                  -             (6,811)             (6,811)
     Change in liability for reinsurance
       in unauthorized companies, net of tax             -              -                  -                (26)                (26)
     Correction of error (see Note 20)                   -              -                  -             (1,292)             (1,292)
     Change in asset valuation reserve                   -              -                  -             (6,147)             (6,147)
                                              -------------- --------------- -----------------  ----------------- ------------------

BALANCE, December 31, 2007                          25,000     $    2,500      $       5,000      $     870,620     $       878,120
                                              ============== =============== =================  ================= ==================

The accompanying notes are an integral part of these statutory financial statements.

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF CASH FLOWS
                                                   (in thousands)

                                                                             Years Ended December 31
                                                               -----------------------------------------------------
                                                                                       2006              2005
                                                                                   As Restated,      As Restated,
                                                                      2007         See Note 20       See Note 20
OPERATING ACTIVITIES                                          ----------------- ---------------- ------------------
 Premium collected net of reinsurance                           $     1,055,551   $    1,125,683   $       931,119
 Net investment income received                                         141,558          136,426           146,546
 Miscellaneous income                                                    67,577           61,080            60,019
 Benefits paid to policyowners                                         (896,566)        (899,323)         (853,533)
 Net transfers (to) from separate accounts                              (30,007)        (178,620)           22,806
 Commissions, expenses and taxes paid                                  (225,802)        (206,404)         (220,092)
 Dividends paid to policyowners                                         (10,233)         (10,393)          (10,532)
 Federal income taxes paid                                              (46,206)         (28,368)          (33,164)
                                                               ----------------- ---------------- ------------------
      Net cash from operating activities                                 55,872               81            43,169
                                                               ----------------- ---------------- ------------------

 INVESTING ACTIVITIES
 Proceeds from investments sold, matured or repaid                      570,314          455,198           424,171
 Cost of investments acquired                                          (654,460)        (475,883)         (497,133)
 Net change in loans on insurance contracts                              (4,021)          (1,265)           (6,611)
                                                               ----------------- ---------------- ------------------
      Net cash from investing activities                                (88,167)         (21,950)          (79,573)
                                                               ----------------- ---------------- ------------------

 FINANCING AND MISCELLANEOUS ACTIVITIES
 Payments on borrowed funds                                              (9,942)          (2,485)                -
 Change in deposit-type funds without life contingencies                 13,880            5,793            (9,784)
 Other miscellaneous, net                                                (1,012)           4,241             3,237
                                                               ----------------- ---------------- ------------------
      Net cash from financing and miscellaneous activities                2,926            7,549            (6,547)
                                                               ----------------- ---------------- ------------------

 NET DECREASE IN CASH AND CASH EQUIVALENTS AND SHORT-TERM
   INVESTMENTS                                                          (29,369)         (14,320)          (42,951)

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS -
   BEGINNING OF YEAR                                                     38,370           52,690            95,641
                                                               ----------------- ---------------- ------------------
 CASH AND CASH EQUIVALENTS AND SHORT- TERM INVESTMENTS - END
   OF YEAR                                                      $         9,001   $       38,370   $        52,690
                                                               ================= ================ ==================

Non-cash transactions:
  Deferred gain on sale of other invested assets                $             -  $             -   $         2,067
  Proceeds on real estate partnerships dissolved and converted                -                -             5,793
  Acquisition cost on partnerships converted to direct
    real estate                                                               -                -             5,796
  Note payable to affiliate on subsidiary stock redemption                    -           29,825                 -
  Mortgage loan foreclosed and transferred to real estate                     -              595                 -
  Mortgage loan from a real estate partnership basis
    adjustment due to refinance                                               -            4,400                 -
  Common stock adjustments on dissolution of affiliates                  10,855           45,987                 -

 The accompanying notes are an integral part of these statutory financial statements.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1.   Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
Ameritas Life Insurance Corp. (the Company), a stock life insurance company domiciled in the state of Nebraska, is a wholly owned subsidiary of Ameritas Holding Company (AHC), which is a wholly owned subsidiary of UNIFI Mutual Holding Company (UNIFI).

Effective January 1, 2006, Ameritas Acacia Mutual Holding Company (AAMHC) and Union Central Mutual Holding Company (UCMHC) merged to form UNIFI in a business combination accounted for as a pooling of interests. In a concurrent event, The Union Central Life Insurance Company (UCL) was converted from an Ohio mutual life insurance company to an Ohio stock life insurance company, wholly owned by the newly formed UCMHC. Also in a concurrent event, the capital stock of Union Central was contributed to UNIFI's wholly-owned holding company, AHC. AHC owns three stock life insurance companies, the Company, Acacia Life Insurance Company (Acacia Life) and UCL. AHC also wholly-owns Summit Investment Advisors, Inc.
(SIA), an advisor providing investment management services.

UNIFI is a mutual insurance holding company. Owners of designated policies issued by the Company have a membership interest in UNIFI, while contractual rights remain with the Company.

The Company owns 100% of First Ameritas Life Insurance Corp. of New York (FALIC), a New York domiciled life insurance subsidiary, LifeRe Insurance Company (acquired July 3, 2007) (LifeRe), a Texas domiciled life insurance subsidiary, and Pathmark Administrators Inc., a third-party administrator. Ameritas Investment Advisors, Inc. (AIA), an advisor providing investment management services, was wholly owned by the Company until July 1, 2007 when it was sold to AHC. Ameritas owns 80% of Ameritas Investment Corp. (AIC), a broker dealer, and the remaining 20% ownership is with Centralife Annuities Services, Inc., a wholly owned subsidiary of Aviva USA (formerly AmerUs Life Insurance Company).

Effective September 1, 2006, AMAL Corporation (AMAL) repurchased its outstanding shares of stock from Acacia Life and Acacia Financial Corporation (AFCO) and issued two notes payable. On this date, AMAL became a wholly owned subsidiary of the Company. Effective September 30, 2006 AMAL was dissolved into its parent, the Company. Prior to September 1, 2006, the Company owned 85.77% of AMAL, which wholly owned Ameritas Variable Life Insurance Company (now merged with the Company, see Note 2) (AVLIC), The Advisors Group, Inc. (TAG), a former broker dealer (dissolved as of December 29, 2006), and a 66.41% interest in Ameritas Investment Corp. (AIC), a broker dealer. Prior to September 26, 2005, the Company owned 52.41% of AMAL.

Acacia Life is an insurance company domiciled in the District of Columbia. Acacia Life is a 100% owner of AFCO, which is a holding company comprised of several financial service companies. Principal subsidiaries of AFCO include:
Calvert Group Ltd. (Calvert), a provider of investment advisory, management and administrative services to The Calvert Group of mutual funds; Acacia Federal Savings Bank (AFSB), a federally chartered savings bank; and Acacia Realty Corporation, owner of real estate properties.

UCL is an insurance company domiciled in the state of Ohio. UCL's wholly owned subsidiaries include Summit Investment Partners, Inc., an investment advisor
(SIP); Carillon Investments, Inc., (prior to June 30, 2006) a broker-dealer (now merged with AIC); PRBA, Inc., the holding company of a pension administration company; Summit Investment Partners, LLC, an investment advisor (liquidated as of July 1, 2007) and Union Central Mortgage Funding, Inc, a mortgage banking business.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Nature of Operations, (continued)
The Company's insurance operations consist of life and health insurance, annuity, group pension, and retirement contracts. The Company and its subsidiaries operate in all 50 states and the District of Columbia.

Basis of Presentation
The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska (the Department).

Accounting practices and procedures of the National Association of Insurance Commissioners ("NAIC") as prescribed or permitted by the Department comprise a comprehensive basis of accounting ("NAIC SAP") other than accounting principles generally accepted in the United States of America ("GAAP"). The more significant differences are as follows:

     (a) Investments in bonds are generally carried at amortized cost, while under GAAP, they are carried at either amortized cost or fair value based on their classification according to the Company's ability and intent to hold or trade the securities;

     (b) Investments in common stocks are valued as prescribed by the Securities Valuation Office ("SVO") of the NAIC, while under GAAP, common stocks are reported at fair value;

     (c) Investments in preferred stocks are carried at cost if the NAIC designation is RP3 and P3 or above. Preferred stocks with NAIC designations of RP4 and P4 or below are carried at the lower of cost or fair value. Under GAAP, preferred stocks are carried at amortized cost or fair value depending upon the characteristics of the security;

     (d) Subsidiaries are included as common stock carried under the equity method, with the equity in net income of subsidiaries credited directly to the Company's unassigned surplus for NAIC SAP, while GAAP requires either consolidation or the equity interest in net income of subsidiaries to be credited to the income statement;

     (e) Investments in limited partnerships, limited liability companies and joint venture investments are accounted for on the GAAP equity method, while under GAAP, such investments are accounted for at cost or the equity method depending upon ownership percentage and control;

     (f) Acquisition costs, such as commissions and other costs related to acquiring new business, are expensed as incurred, while under GAAP, they are deferred and amortized to income as premiums are earned or in relation to estimated gross profits;

     (g) NAIC SAP requires an amount be recorded for deferred taxes, however, there are limitations as to the amount of deferred tax assets that may be reported as "admitted assets"; and a federal income tax provision is required on a current basis for the statutory statements of operations;

     (h) Statutory policy reserves are based on mortality and interest assumptions prescribed or permitted by state statutes, without consideration of withdrawals. Statutory policy reserves generally differ from policy reserves under GAAP, which are based on the Company's estimates of mortality, interest and withdrawals;

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Basis of Presentation, (continued)
     (i) Asset valuation reserves ("AVR") and interest maintenance reserves ("IMR") are established only in the statutory financial statements;

     (j) Assets are reported under NAIC SAP at "admitted-asset" value and "non-admitted" assets are excluded through a charge against unassigned surplus, while under GAAP, "non-admitted assets" are reinstated to the balance sheet, net of any valuation allowance;

     (k) Premium receipts and benefits on universal life-type contracts are recorded as income and expense for statutory purposes. Under GAAP, revenues on universal life-type contracts are comprised of contract charges and fees which are recognized when assessed against the policyowner account balance. Additionally, premium receipts on universal life-type contracts are considered deposits and are recorded as interest-bearing liabilities while benefits are recognized as expenses in excess of the policyowner account balance;

     (l) Reinsurance recoverables on unpaid losses are reported as a reduction of policy reserves, while under GAAP, they are reported as an asset;

     (m) Comprehensive income and its components are not presented in the statutory financial statements; and

     (n) Goodwill under GAAP is calculated as the difference between the cost of acquiring the entity and the fair value of the assets received and liabilities assumed. Under NAIC SAP, goodwill is calculated as the difference between the cost of acquiring the entity and the reporting entity's share of the historical book value of the acquired entity; or as the amount that liabilities exceed assets in assumptive reinsurance transactions. However, under NAIC SAP, the amount of goodwill recorded as an "admitted asset" is subject to limitation.

Use of Estimates
The preparation of financial statements in accordance with statutory accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates susceptible to significant change include reserves and income taxes.

Cash Equivalents
The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Investments
Investments are reported according to valuation procedures prescribed by the NAIC. Bonds not backed by other loans are generally stated at amortized cost using the interest method, except for those with an NAIC designation of 6, which are stated at the lower of amortized cost or fair value.

Mortgage and asset backed securities are stated at either amortized cost or the lower of amortized cost or fair value. Premiums and discounts on mortgage and asset backed bonds and structured securities are amortized

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Investments, (continued)
using the retrospective method based on anticipated prepayments at the date of purchase. Prepayment assumptions are obtained from broker dealer survey values or internal estimates. Changes in estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.

Preferred stocks are stated at cost as the NAIC designation is RP3 and P3 or above.

Common stocks are generally carried at NAIC fair value. The change in the stated value is generally recorded as a change in net unrealized losses on investments, a component of unassigned surplus.

The Company carries subsidiaries and affiliates as follows: FALIC and LifeRe at audited statutory equity; Pathmark, AFSB, AIC and affiliated mutual funds in which the Company has an interest of 10% or more at the Company's proportionate share of the audited GAAP equity; and AIA as non-admitted unaudited GAAP equity (2006 only).

Mortgage loans are stated at aggregate carrying value less accrued interest. The Company records a reserve for losses on mortgage loans as part of the asset valuation reserve.

Investments in real estate are stated at the lower of depreciated cost or fair value less encumbrances. The intent to sell a property exists when management has committed to a plan to dispose of the property by sale to an outside party.

Short-term investments include all investments whose maturities, at the time of acquisition, are one year or less and are stated at amortized cost, which approximates fair value.

Loans on insurance contracts are carried at the unpaid principal balances. If the unpaid balance of the loan exceeds the policy reserves, the excess is considered a non-admitted asset.

Investments in real estate partnerships, limited liability companies and joint ventures are carried based on the underlying GAAP equity of the investee with unrealized gains and losses reflected in unassigned surplus. Other than temporary impairments of $1,078, $670 and $276 were recorded as realized losses during 2007, 2006 and 2005, respectively.

Other investments are primarily collateral loans (2007 only) and low-income housing tax credits carried under the amortized cost method in 2007 and 2006. In 2005, prior to the change in accounting principle, low-income housing tax credits were carried under the equity method.

Derivative instruments are stated at fair value. The Company has issued covered call options outstanding with a fair value of $0 and $24 at December 31, 2007 and 2006, respectively. The purpose of these options is for income generation and not as a hedging activity.

Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded as earned at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method based on estimated principal repayments. Accrual of income is suspended for bonds and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis and recorded in operations.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Investments, (continued)
Accrued interest more than 180 days past due deemed collectible on mortgage loans in default is non-admitted. All other investment income due and accrued with amounts over 90 days past due is non-admitted. No amount was excluded from unassigned surplus at December 31, 2007, 2006 and 2005, respectively.

Property
Property and equipment are carried at cost less accumulated depreciation. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over forty years. Furniture and fixtures are generally depreciated over three to ten years. Depreciation expense was $3,748, $3,758 and $3,648 for the years ended December 31, 2007, 2006 and 2005 respectively.

Maintenance and repairs are charged to expense as incurred.

EDP Equipment and Software
Electronic data processing ("EDP") equipment and operating and nonoperating software are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related asset or three years for EDP equipment and operating system software. Depreciation expense for nonoperating system software is computed using the straight-line method over the lesser of its estimated useful life or five years.

Costs incurred for the development of internal use software are capitalized and amortized using the straight-line method over the lesser of the useful lives of the assets or three years.

Non-Admitted Assets
Certain assets, primarily a portion of deferred tax assets, receivable related to prepaid pension assets, furniture and equipment, and nonoperating system software are designated as non-admitted under statutory reporting requirements. These assets are excluded from the statutory statements of admitted assets, liabilities and surplus by adjustments to unassigned surplus. Total non-admitted assets were $54,618 and $47,807 as of December 31, 2007 and 2006, respectively.

Premiums and Related Commissions
Life premiums are recognized as income over the premium paying period of the related policies. Annuity considerations are recognized as income when received. Health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Consideration received on deposit-type funds, which do not contain any life contingencies, is recorded directly to the related liability.

Expenses incurred in connection with acquiring new insurance business, including acquisition costs such as sales commissions, are charged to operations as incurred.

Policy Reserves and Deposit-type Funds
Life policy reserves provide amounts adequate to discharge estimated future obligations in excess of estimated future premiums on policies in force. Reserves for traditional, flexible premium and commissioned variable life insurance are computed principally by using the Commissioners' Reserve Valuation Method ("CRVM") or the Net Level Premium Method with assumed interest rates and mortality

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Policy Reserves and Deposit-type Funds, (continued) as prescribed by regulatory authorities. Reserves for annuities are calculated using the Commissioners' Annuity Reserve Valuation Method ("CARVM") with appropriate statutory interest and mortality assumptions. Policy reserves include the estimated future obligations for the fixed account options selected by variable life and annuity policyowners; obligations related to variable account options are in the separate accounts. Tabular interest, tabular less actual reserves released and tabular cost for all life contracts are determined based upon statutory regulations. Other policy reserves are established and maintained on the basis of published mortality tables using assumed interest rates and valuation methods as prescribed by the Department.

Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of policyowners, less withdrawals that represent a return to the policyowner. For the determination of tabular interest to deposit-type funds, the valuation interest rate, which varies by issue year, is multiplied by the average funds in force during the year subject to such valuation interest rate.

Reserves for Unpaid Claims
The reserves for unpaid group dental and vision claims are estimated using historic claim lags, and then adjusted upward or downward based on the current level of pended/unprocessed claims relative to the historic level of pended/unprocessed claims during the time period used in generating the claim lag factors. The reserves for unpaid claims for group dental and vision insurance includes claims in course of settlement and incurred but not reported claims. Claim adjustment expenses corresponding to the unpaid claims are accounted for by adding an additional load to the reserve for unpaid claims. To the extent the ultimate liability differs from the amounts recorded, such differences are reflected in operations when additional information becomes known.

Reserves for unpaid life claims include claims reported and unpaid and claims not yet reported, which is estimated based upon historical experience. As such amounts are necessarily estimates, the ultimate liability will differ from the amount recorded and will be reflected in operations when additional information becomes known.

Dividends to Policyowners
A portion of the Company's business has been issued on a participating basis. The amount of insurance in force on individual life participating policies was $3,549,574 or 17.1% and $4,603,861 or 20.5% of the individual life policies in force as of December 31, 2007 and 2006, respectively. The Company distributed dividends in the amount of $10,247, $10,421 and $10,533 to policyowners and did not allocate any additional income to such policyowners for the years ended December 31, 2007, 2006 and 2005, respectively.

Accrued Separate Account Transfers
Accrued separate account transfers primarily consist of the amount of policyowner account values over modified reserves used in the separate account, such as the use of CARVM and CRVM.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Asset Valuation and Interest Maintenance Reserves
The AVR is a required appropriation of unassigned surplus to provide for possible losses that may occur on certain investments of the Company. The reserve is computed based on holdings of all investments and realized and unrealized gains and losses, other than those resulting from interest rate changes. Changes in the reserve are charged or credited to unassigned surplus.

The IMR is calculated based on the prescribed methods developed by the NAIC. Realized gains and losses, net of tax, resulting from interest rate changes on fixed income investments are deferred and credited to this reserve. These gains and losses are then amortized into investment income over what would have been the remaining years to maturity of the underlying investment. Amortization included in net investment income was $508, $383 and $300 for 2007, 2006 and 2005, respectively.

Income Taxes
The Company files a life/non-life consolidated tax return with UNIFI and UNIFI includible affiliates and is party to a federal income tax allocation agreement. The Company's income tax allocation is based upon a written agreement which generally specifies separate income tax return calculations with current credit for net operating losses and/or credits which are used to reduce the portion of the consolidated income tax liability.

The Company is subject to tax-related audits in the normal course of operations. The Company records a contingency for these tax-related matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that the Company has appropriate reserves recorded on the statutory statements of admitted assets, liabilities and surplus. These reserves are based on judgment made by management with respect to the likely outcome of these matters. The Company's judgment could change based on new information, Internal Revenue Service examinations and changes in laws or regulations.

The statute of limitations, generally, is closed for the Company through December 31, 2002. In 2007, the Internal Revenue Service completed and settled an examination for the federal income tax returns of the Company and Acacia Life and their affiliates for the tax years of 2004 and 2003.

Separate Accounts
The Company issues variable annuities, variable life contracts, and experience-rated group annuities, the assets and liabilities of which are legally segregated and recorded in the accompanying statutory statements of admitted assets, liabilities and surplus as assets and liabilities of the separate accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment experience of the separate account is credited directly to the policyowner and can be positive or negative. Mortality, policy administration and surrender charges to all separate accounts are included in miscellaneous income in the statutory statements of operations.

The assets of separate accounts relating to variable annuity, variable life contracts and experience-rated group annuities are carried at fair value and consist primarily of mutual funds held for the benefit of policyowners. Deposits received from, and benefits paid, to separate account policyowners which were invested in the fixed account are recorded as an increase in, or a direct charge to, policy reserves. Investment income and realized and unrealized capital gains and losses related to the assets which support the variable annuity, variable life contracts and experience-rated group annuities are not reflected in the Company's statutory statements of operations.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Fair Values of Financial Instruments
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Bonds and Preferred Stocks-Unaffiliated - The fair values for bonds and preferred stocks are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair values of mortgage and asset backed securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

     Preferred Stocks-Affiliated - The carrying amounts approximate fair value.

     Common Stocks - For publicly traded securities, fair value is determined using prices published by the NAIC Securities Valuation Office. Stocks in affiliates are carried on the equity method and, therefore, are not included as part of the fair value disclosure.

     Mortgage Loans - The fair values for mortgage loans are estimated using discounted cash flow calculations which are based on interest rates currently being offered for similar loans to borrowers with similar credit ratings, credit quality, and maturity of the investments. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral.

     Cash and Cash Equivalents, Short-term Investments, Other Investments, and Accrued Investment Income - The carrying amounts for these instruments approximate their fair values due to the short maturity of these investments, except when an instrument becomes other than temporarily impaired and a new cost basis has been recognized. The fair value for these instruments becomes their new cost basis.

     Loans on Insurance Contracts - The fair values for loans on insurance contracts are estimated using discounted cash flow analysis at interest rates currently offered for similar loans. Loans on insurance contracts with similar characteristics are aggregated for purposes of the calculations.

     Deposit-Type Funds - Deposit-type funds which do not have fixed maturities are carried at the amount payable on demand at the reporting date.

     Borrowed money - The fair value is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements.

     Separate Account Assets and Liabilities - The fair values of separate account assets are based upon net asset values provided by the fund managers. Separate account liabilities are carried at the fair value of the underlying assets.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Vulnerability due to Certain Concentrations
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes. Federal legislation has allowed banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives are likely to negatively impact the demand for these products. The demand for life insurance products that are used to address a customer's estate planning needs may be impacted to the extent any legislative changes occur to the current estate tax laws.

During 2007, decreased liquidity in certain markets adversely impacted the fair value of the Company's investments, in particular mortgage-backed and asset-backed fixed maturity securities. The Company anticipates these conditions will continue over the next year and will continue to evaluate the reasonableness of the fair value of the impacted securities by comparison to alternative market sources along with consideration of credit spreads for similar securities and the characteristics and performance of the underlying collateral.

The Company has an exposure to subprime mortgage loans within its total investments in residential mortgage backed securities (RMBS).

The Company manages its exposure to subprime mortgage loans in several ways. First, the Company monitors its exposure level to RMBS against defined restrictions prescribed by its Investment Policy. Restrictions include exposure at the aggregate level to RMBS along with exposure to ratings classes and subsectors. Also, the Company continually tracks subprime RMBS for factors including credit performance, rating agency actions, prepayment trends and de-levering. Loans with trends that may indicate underperformance are monitored closely for any further deterioration that may result in action by the Company.

As of December 31, 2007, the Company's total investment in RMBS represents securities with an adjusted cost basis of $66,367 and a fair value of $62,965. As of December 31, 2007, the Company's subprime exposure related to subprime RMBS represents securities with an adjusted cost basis of $3,485 and a fair value of $3,600.

Reclassifications
Certain items on the prior year financial statements have been reclassified to conform to current year presentation. Such reclassifications were not material, either individually or in the aggregate.

Accounting Pronouncements
SETTLEMENT REQUIREMENTS FOR INTERCOMPANY TRANSACTIONS, AN AMENDMENT TO SSAP NO. 25 - ACCOUNTING FOR AND DISCLOSURES ABOUT TRANSACTIONS WITH AFFILIATES AND OTHER RELATED PARTIES. STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 96. Effective January 1, 2007, the Company adopted SSAP No. 96, "Settlement Requirements for Intercompany Transactions, An Amendment to SSAP No. 25 - Accounting for and Disclosures about Transactions with Affiliates and Other Related Parties". This statement required transactions between related parties to be in the form of a written agreement and the agreement must provide for timely settlement of amounts owed. The adoption of this statement did not have a material impact on the financial statements.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Accounting Pronouncements, (continued)
INVESTMENTS IN SUBSIDIARY, CONTROLLED AND AFFILIATED ENTITIES, A REPLACEMENT OF SSAP NO. 88. STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 97.
Effective January 1, 2007, the Company adopted SSAP No. 97, "Investments in Subsidiary, Controlled and Affiliated Entities, A Replacement of SSAP No. 88". This statement provided additional guidance on the audit requirements for subsidiaries. The adoption of this statement did not have a material impact on the financial statements.

ACCOUNTING FOR LOW INCOME HOUSING TAX CREDIT PROPERTY INVESTMENTS, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 93 Effective January 1, 2006, the Company adopted SSAP No. 93, "Accounting for Low Income Housing Tax Credit Property Investments". This statement establishes the valuation method for recording investments in low income housing tax credit properties. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 93 was a reduction in unassigned surplus of $676 which was comprised of a reduction to other investments of $788 and a reduction to the AVR beginning balance of $112. The Company has up to 8 remaining years of unexpired tax credits and is required to hold these investments for up to 12 years. The prior period has not been restated as it was not permitted by SSAP No. 93.

INVESTMENTS IN SUBSIDIARY, CONTROLLED, AND AFFILIATED ENTITIES, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 88
Effective January 1, 2005, the Company adopted SSAP No. 88, "Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 46". SSAP No. 88 addresses the valuation of subsidiary, controlled, and affiliated entities. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 88 was a reduction in unassigned surplus of $831.

2.   Statutory Merger and Business Combination

The Company merged with AVLIC, a wholly owned subsidiary of the Company, on May 1, 2007. This transaction was accounted for as a statutory merger. No additional shares of the Company were issued. Prior year has been adjusted to reflect comparative merged company financial information.

The following information is provided "as if" the merger occurred at the balance sheet date of December 31:

                                                                   2006
                  --------------------------------------------------------------------------------------------------
                                                                     Ameritas Life
                     Ameritas Life       AVLIC                         As Merged,      Correction     Ameritas Life
                    As Previously   As Previously                      Prior To        Of Error,        As Merged
                       Reported       Reported      Eliminations     Restatement      See Note 20     And Restated
--------------------------------------------------------------------------------------------------------------------
Income            $      867,257   $     277,090  $     (7,463)    $    1,136,884   $    171,264    $    1,308,148
Net Income                54,214          19,331        (2,900)            70,645              -            70,645
Total Surplus            814,236         141,740      (141,740)           814,236              -           814,236
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

2.   Statutory Merger and Business Combination, (continued)

The following information is provided "as if" the merger occurred at the balance sheet date of December 31:

                                                                2005
                 ---------------------------------------------------------------------------------------------------
                                                                    Ameritas Life
                    Ameritas Life       AVLIC                         As Merged,       Correction   Ameritas Life As
                    As Previously   As Previously                      Prior To        Of Error,       Merged And
                       Reported       Reported      Eliminations     Restatement      See Note 20       Restated
--------------------------------------------------------------------------------------------------------------------
Income            $      668,693   $     283,233  $    (15,280)    $      936,646   $    189,694    $    1,126,340
Net Income                52,690          15,401             -             68,091              -            68,091
Total Surplus            757,631         125,913      (125,913)           757,631              -           757,631
--------------------------------------------------------------------------------------------------------------------

Effective July 3, 2007, the Company purchased 100% of the outstanding common stock of LifeRe Corporation, a Texas domiciled holding company, which owned 100% of LifeRe Insurance Company, a Texas domiciled life, accident and health insurance company for $21,262 in cash. The transaction was accounted for as a statutory purchase and resulted in goodwill recorded in the investment carrying value in the amount of $11,331. Goodwill amortization relating to this purchase was $2,518 for the year ended December 31, 2007.

3.  Investments

Bonds
The table below provides additional information relating to bonds held at December 31, 2007:

                                                                       Gross           Gross
                                                Book/Adjusted       Unrealized      Unrealized
                                                Carrying Value         Gains          Losses           Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          189,139  $        6,117  $          616 $          194,640
All Other Governments                                     1,428              28               -              1,456
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          200,613           1,111           1,189            200,535
Public Utilities (Unaffiliated)                         101,460           1,900             971            102,389
Industrial & Miscellaneous (Unaffiliated)             1,117,969          24,720          13,678          1,129,011
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,610,609  $       33,876  $       16,454 $        1,628,031
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

3.   Investments, (continued)

Bonds, (continued)
The table below provides additional information relating to bonds held at December 31, 2006:

                                                                       Gross           Gross
                                                Book/Adjusted       Unrealized      Unrealized
                                                Carrying Value         Gains          Losses           Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          220,309  $        3,745  $        3,443 $          220,611
All Other Governments                                     2,239              40               -              2,279
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          205,040             243           4,510            200,773
Public Utilities (Unaffiliated)                         108,451           1,741           1,842            108,350
Industrial & Miscellaneous (Unaffiliated)             1,058,634          20,296          14,116          1,064,814
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,594,673  $       26,065  $       23,911 $        1,596,827
====================================================================================================================

Bonds and Stocks
An aging of unrealized losses on the Company's investments in bonds, preferred stocks - unaffiliated and common stocks - unaffiliated were as follows:

                                                                    December 31, 2007
                                       -----------------------------------------------------------------------------
                                          Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                            Fair     Unrealized      Fair      Unrealized      Fair       Unrealized
                                            Value      Losses        Value       Losses        Value        Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    34,820 $       200   $    18,922 $       416   $    53,742 $       616
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                     13,931         107        81,004       1,082        94,935       1,189
Public Utilities (Unaffiliated)              21,157         253        27,421         718        48,578         971
Industrial & Miscellaneous
  (Unaffiliated)                            212,128       7,272       237,063       6,406       449,191      13,678
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 282,036       7,832       364,410       8,622       646,446      16,454
--------------------------------------------------------------------------------------------------------------------
Preferred Stocks (Unaffiliated)              13,374         785             -           -        13,374         785
Common Stocks (Unaffiliated)                 59,100       4,710         1,213         240        60,313       4,950
--------------------------------------------------------------------------------------------------------------------
Total                                   $   354,510 $    13,327   $   365,623 $     8,862   $   720,133 $    22,189
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

3.   Investments, (continued)

Bonds and Stocks, (continued)

                                                                    December 31, 2006
                                       -----------------------------------------------------------------------------
                                          Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                            Fair     Unrealized      Fair      Unrealized      Fair       Unrealized
                                            Value      Losses        Value       Losses        Value        Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    36,777 $       277   $   111,613 $     3,167   $   148,390 $     3,443
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                     32,409         254       153,425       4,255       185,834       4,510
Public Utilities (Unaffiliated)              24,234         312        40,969       1,531        65,203       1,842
Industrial & Miscellaneous
  (Unaffiliated)                            137,195       1,210       405,745      12,905       542,940      14,116
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 230,615       2,053       711,752      21,858       942,367      23,911
--------------------------------------------------------------------------------------------------------------------
Preferred Stocks (Unaffiliated)               1,020           2         1,566          58         2,586          60
Common Stocks (Unaffiliated)                 16,611         768             -           -        16,611         768
--------------------------------------------------------------------------------------------------------------------
Total                                   $   248,246 $     2,823   $   713,318 $    21,916   $   961,564 $    24,739
--------------------------------------------------------------------------------------------------------------------

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above bonds, the Company has concluded that the declines in the fair values of the Company's investments in bonds at December 31, 2007 or 2006 are temporary.

For substantially all preferred stocks - unaffiliated and common stocks - unaffiliated securities with an unrealized loss greater than 12 months, such unrealized loss was less than 25% of the Company's carrying value of each preferred stock or common stock security. The Company considers various factors when considering if a decline in the fair value of a preferred stock and common stock security is other than temporary, including but not limited to, the length of time and magnitude of the unrealized loss; the volatility of the investment; analyst recommendations and price targets; opinions of the Company's investment managers; market liquidity; and the Company's intentions to sell or ability to hold the investments. Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company's investments in both unaffiliated preferred stocks and common stocks at December 31, 2007 or 2006 are temporary.

The Company's bond and short-term investment portfolios are predominantly comprised of investment grade securities. At December 31, 2007 and 2006, bonds totaling $68,903 and $58,365, respectively, (4.3% and 3.5%, respectively, of the total bond and short-term portfolios) are considered "below investment grade". Securities are classified as "below investment grade" by utilizing rating criteria established by the NAIC. During 2007, 2006 and 2005, the Company recorded realized losses for other than temporary impairments on bonds of $1,657, $1,890 and $405, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

3.   Investments, (continued)

Bonds and Stocks, (continued)
The carrying value and fair value of bonds at December 31, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               Book/Adjusted
                                                                              Carrying Value        Fair Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                      $        80,795    $        81,054
Due after one year through five years                                                387,442            396,708
Due after five years through ten years                                               636,140            639,285
Due after ten years                                                                  362,479            361,514
Bonds with multiple repayment dates                                                  143,753            149,470
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                                                  $     1,610,609    $     1,628,031
====================================================================================================================

Bonds not due at a single maturity date have been included in the table above in the year of final maturity.

Sales of bond investments in 2007, 2006 and 2005 resulted in proceeds of $91,850, $35,770 and $65,311, respectively, on which the Company realized gross gains of $3,474, $983 and $1,867, respectively, and gross losses of $420, $520 and $1,540, respectively.

Mortgage Loans
The Company invests in mortgage loans collateralized principally by commercial real estate. The maximum and minimum lending rates for mortgage loans issued during 2007 are 6.75% and 5.93%. The maximum percentage of any one loan to the value of security at the time the loan was originated, exclusive of insured, guaranteed or purchase money mortgages, was 75% with the exception of two loans for which the portion exceeding 75% is admitted under investment "basket" provisions. The Company has not included taxes, assessments or other amounts advanced in mortgage loans at December 31, 2007, 2006 and 2005.

The Company's mortgage loans finance various types of commercial and multi-family residential properties throughout the United States. The geographic distributions of the mortgage loans at December 31, 2007 and 2006 are as follows:

                                                                                      2007              2006
--------------------------------------------------------------------------------------------------------------------
California                                                                       $        44,024  $        38,930
Utah                                                                                      25,533           19,140
Minnesota                                                                                 25,363           19,757
Ohio                                                                                      25,281           18,224
Arizona                                                                                   22,344           24,197
Oklahoma                                                                                  21,775           18,805
Texas                                                                                     21,086           26,945
All other states                                                                         184,950          175,544
--------------------------------------------------------------------------------------------------------------------
                                                                                 $       370,356  $       341,542
====================================================================================================================

At December 31, 2007, 2006 and 2005, the Company does not have any impaired mortgage loans or interest income on impaired mortgage loans. Interest income on impaired mortgage loans is generally recognized on a cash basis.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

3.   Investments, (continued)

Fair Value of Financial Instruments
The book/adjusted carrying value and fair value of financial instruments at December 31 are as follows:

                                                               2007                             2006
                                                 -------------------------------------------------------------------
                                                  Book/Adjusted                    Book/Adjusted
                                                  Carrying Value    Fair Value     Carrying Value    Fair Value
--------------------------------------------------------------------------------------------------------------------
Financial Assets:
    Bonds                                         $    1,610,609  $    1,628,031   $    1,594,673  $    1,596,827
    Preferred stocks - unaffiliated                       31,921          31,507            8,970           9,352
    Preferred stocks - affiliated                         17,510          17,510           20,000          20,000
    Common stocks - unaffiliated                         207,390         207,390          204,837         204,856
    Mortgage loans                                       370,356         380,775          341,542         339,909
    Cash and cash equivalents                            (10,494)        (10,494)          12,085          12,085
    Short-term investments                                19,495          19,495           26,285          26,285
    Loans on insurance contracts                         105,747         104,421          101,699         101,699
    Other investments                                      3,455           3,455              962             962
    Accrued investment income                             23,937          23,937           24,615          24,615
    Assets related to separate accounts                3,694,975       3,694,975        3,378,838       3,378,838
Financial Liabilities:
    Deposit-type funds                            $      109,239  $      109,239   $       91,531  $       91,531
    Borrowed money - affiliates                           17,479          17,526           27,466          27,359
    Liabilities related to separate accounts           3,694,975       3,694,975        3,378,838       3,378,838
--------------------------------------------------------------------------------------------------------------------

4.  Income Taxes

The following are federal income taxes paid in the current and prior years that will be available for recoupment in the event of future losses:

                                     $
          2007                          32,002
          2006                          37,944
          2005                          27,998

Federal income taxes incurred at December 31 consist of the following major components:

                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Current federal income taxes
Operations                                                     $        21,484   $        23,409  $        21,468
Capital gains                                                           13,432            12,671            6,106
Correction of error (see Note 20)                                         (696)                -                -
--------------------------------------------------------------------------------------------------------------------
                                                                        34,220            36,080           27,574
Change in net deferred income taxes                                     (4,124)           (2,114)             620
--------------------------------------------------------------------------------------------------------------------
    Total federal income taxes incurred                        $        30,096   $        33,966  $        28,194
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

4.   Income Taxes, (continued)

The difference between the U.S. federal income tax rate and the federal income taxes incurred at December 31 is summarized as follows:

                                                                       2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Income before federal income taxes and realized capital gains     $     76,880      $     75,947     $     76,964
Net realized capital gains before federal income taxes and
  transfers to IMR                                                      35,746            30,724           20,044
Correction of error (see Note 20)                                       (1,988)                -                -
--------------------------------------------------------------------------------------------------------------------
Total pretax income                                                    110,638           106,671           97,008
Change in non-admitted assets                                           (6,588)           (1,096)          (2,377)
Tax exempt income                                                      (10,784)          (11,467)         (12,278)
Nondeductible expenses                                                    (114)            5,337              614
Change in accounting principle                                               -              (788)               -
Other                                                                   (4,479)           (1,446)          (1,339)
--------------------------------------------------------------------------------------------------------------------
                                                                        88,673            97,211           81,628
Statutory tax rate                                                        0.35              0.35             0.35
--------------------------------------------------------------------------------------------------------------------
                                                                        31,036            34,024           28,570
Change in federal income tax reserve                                      (647)              221              115
Tax credits                                                               (293)             (279)            (491)
--------------------------------------------------------------------------------------------------------------------
      Total federal income taxes incurred                         $     30,096      $     33,966     $     28,194
====================================================================================================================

The items that give rise to deferred tax assets and liabilities at December 31 relate to the following:

                                                                                      2007              2006
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Unrealized investment losses                                                     $         3,008  $         2,458
Deferred policy acquisition costs                                                         18,042           18,416
Future policy and contract benefits                                                        6,810            7,429
Policyowner dividends                                                                      3,560            3,591
Acacia Life Insurance Company distribution                                                 2,420            2,814
Pension and postretirement benefits                                                       10,884            9,364
Non-admitted assets                                                                       13,655           11,349
Other                                                                                      1,958            1,563
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                 60,337           56,984
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Unrealized investment gains                                                               18,365           18,209
Acacia National Life Insurance Company inforce                                             1,134            1,461
Other                                                                                      9,472            7,999
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                            28,971           27,669
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                    31,366           29,315
Less:  non-admitted deferred tax assets                                                   15,603           14,502
--------------------------------------------------------------------------------------------------------------------
Net admitted deferred tax asset                                                  $        15,763  $        14,813
====================================================================================================================

Increase (decrease) in deferred tax assets non-admitted                          $         1,101  $        (1,657)
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

4.   Income Taxes, (continued)

The change in net deferred income taxes is comprised of the following:

                                                                          December 31
                                                                     2007             2006             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        60,337   $        56,984  $         3,353
Gross deferred tax liabilities                                          28,971            27,669            1,302
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        31,366   $        29,315            2,051
==================================================================================================
Tax effect of unrealized gains                                                                              2,073
                                                                                                 -------------------
Change in net deferred income tax                                                                 $         4,124
                                                                                                 ===================

                                                                          December 31
                                                                     2006             2005             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        56,984   $        55,508  $         1,476
Gross deferred tax liabilities                                          27,669            24,266            3,403
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        29,315   $        31,242           (1,927)
==================================================================================================
Tax effect of unrealized gains                                                                              4,041
                                                                                                 -------------------
Change in net deferred income tax                                                                 $         2,114
                                                                                                 ===================

                                                                          December 31
                                                                     2005             2004             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        55,508   $        56,315  $          (807)
Gross deferred tax liabilities                                          24,266            35,523          (11,257)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        31,242   $        20,792           10,450
==================================================================================================
Tax effect of unrealized gains                                                                            (11,070)
                                                                                                 -------------------
Change in net deferred income tax                                                                 $          (620)
                                                                                                 ===================

The Company files income tax returns with the Internal Revenue Service and various state tax jurisdictions. From time to time, the Company is subject to routine audits by those agencies and those audits may result in proposed adjustments. The Company has considered the alternative interpretations that may be assumed by the various taxing agencies and believes its positions taken regarding its filings are valid. Based upon review of the Company's tax contingencies, the reserve held for tax related contingencies was decreased by $647 in 2007.

5.   Information Concerning Parent, Subsidiaries and Affiliates

Effective June 30, 2007, the Company sold 100% of the outstanding common shares of AIA to the Company's parent, AHC, for $660 in cash resulting in a realized capital gain of $559. AIA subsequently changed its name to SIA. SIA is an advisor providing investment management services to all the insurance companies within UNIFI.

Effective July 1, 2007, Summit Investment Partners LLC, an advisor that provided investment management services, was liquidated into its parent company, UCL. UCL contributed its unaffiliated investment service contracts to SIP.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

5.   Information Concerning Parent, Subsidiaries and Affiliates, (continued)

On November 7, 2007, LifeRe Corporation was dissolved into the Company whereby the Company is currently a 100% owner of LifeRe Insurance Company. Upon dissolution, the Company received consideration in the amount of $17 resulting in no realized capital gain or loss. Included in the book/adjusted carrying value of LifeRe Corporation was $8,813 of goodwill, which was released upon the dissolution.

With the AMAL dissolution into the Company as of September 30, 2006, included in the book/adjusted carry value of AMAL was $21,711 of goodwill, which was released at that time. The Company received assets totaling $2,766 and liabilities of $40,856 (including $29,825 as disclosed in Note 6 - Borrowed Money and $10,000 related to a note with the Company, which was subsequently retired upon the dissolution).

On December 29, 2006, TAG was dissolved into the Company. Upon dissolution the Company received consideration in the amount of $807 resulting in no realized capital gain or loss.

On January 30, 2003, the Company purchased 520,562 shares of common stock from AFSB valued on that date for $10,000. During 2005, the Company made additional contributions of $1,479 as paid in capital to AFSB.

On December 20, 1999, the Company purchased $25,000 of redeemable preferred stock from Acacia Life. The stock, which pays dividends in an amount per annum equal to 6.66% in 2007, 2006 and 2005, and is non-voting, provides for redemption beginning in 2005 with final redemption on or by January 1, 2015. On June 1, 2007 and 2006, the Company redeemed 100,000 shares at $2,500.

In 2003, the Company received $2,452 in bonds and related accrued interest as of November 30, 2003 in payment of a $2,500 dividend declared by Pathmark Administrators, Inc. The remaining $48 was paid in cash. The bonds were transferred at fair value with the Company recording a deferred gain of $120 to be amortized over the life of the bonds.

On December 30, 2005, Veritas Corp. was dissolved into the Company. Upon dissolution, the Company received consideration in the amount of $159 resulting in a realized capital gain of $23.

Effective April 1, 2002, AVLIC (now merged with the Company) and Acacia National Life Insurance Company (merged with Acacia as of January 1, 2004) entered into agreements under which the Company accepted, either on a coinsurance (the fixed account business) or on a modified coinsurance basis (the separate account business), the rights, liabilities and obligations of the variable life and annuity products of Acacia. In addition, the Company entered into an assumptive reinsurance agreement to assume these ceded policies upon regulatory or policyowner approval as required. In connection with these agreements, assets and liabilities were transferred from Acacia to the Company at fair value, which resulted in recording goodwill of $10,794, which is being amortized over 10 years. Amortization of goodwill was $1,080, $1,079 and $1,080 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company's variable life and annuity products are distributed through affiliated broker dealers. Policies placed by these affiliates generated commission expense of $20,449, $21,528 and $23,793 for the years ended December 31, 2007, 2006 and 2005, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

5.   Information Concerning Parent, Subsidiaries and Affiliates, (continued)

The Company has a variable insurance trust (VIT). The Company offers, in conjunction with FALIC, the VIT as an investment option to policyowners through their separate accounts. The Company had separate account investments of $637,900 and $604,966 in the VIT as of December 31, 2007 and 2006, respectively. FALIC had separate account investments of $238 and $259 in the VIT as of December 31, 2007 and 2006, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers mutual funds of Calvert Variable Series, Inc. (CVS) and Summit Mutual Funds, Inc. (SMF), affiliates, to policyowners through the separate accounts. Separate account investments in the mutual funds offered through CVS and SMF were $312,611 and $253,367 as of December 31, 2007 and 2006, respectively.

The Company had short-term investments of $116 and $491 in mutual funds of an affiliate at December 31, 2007 and 2006, respectively, included in short-term investments.

The Company reported the following amounts due from (to) the below listed affiliates. The terms of the intercompany agreements require that these amounts be settled within 30 days.

                                                                                        Receivable (Payable)
--------------------------------------------------------------------------------------------------------------------
Ameritas Holding Company                                                                 $          (425)
Union Central Life Insurance Company                                                              (1,392)
LifeRe Insurance Company                                                                             287
First Ameritas Life Insurance Corp. of New York                                                      487
Pathmark Administrators Inc.                                                                        (209)
Ameritas Investment Corp.                                                                            379
Summit Investment Advisors, Inc.                                                                     (11)
Acacia Life Insurance Company                                                                       (142)
Acacia Federal Savings Bank                                                                            4
Acacia Financial Corporation                                                                           2
Calvert Group, LTD                                                                                   146
Summit Investment Partners, Inc.                                                                      28
--------------------------------------------------------------------------------------------------------------------

Aviva USA, through assumption reinsurance, has assumed approximately 99% of the Company's equity indexed annuity business as of December 31, 2007 and 2006, reducing the respective ceded allowance to $82 and $81 which is included as a reduction of policy reserves. As a condition to assumption reinsurance, certain states have required the Company remain contingently liable in the event the assuming reinsurer is unable to fulfill its obligations. The Company is contingently liable for $1,290 and $1,806 of additional reserves as of December 31, 2007 and 2006, respectively.

The Company provides technical, financial, legal and marketing support to its affiliates under various administrative service and cost-sharing agreements. Included in miscellaneous income is $271, $827 and $1,147 received under administrative service agreements for the years ended December 31, 2007, 2006 and 2005, respectively. Reimbursements of $14,006, $7,006 and $3,777 for the years ended December 31, 2007, 2006 and 2005 related to cost-sharing agreements with affiliates have been recorded as a reduction in general insurance expenses. In addition, the Company receives investment

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

5.   Information Concerning Parent, Subsidiaries and Affiliates, (continued)

advisory services from an affiliate. Costs related to this agreement, included as an investment expense and reducing net investment income, totaled $2,570, $2,041 and $2,001 for the years ended December 31, 2007, 2006 and 2005, respectively.

6.   Borrowed Money

Effective September 1, 2006 the Company has an outstanding liability for borrowed money in the amount of $29,825 payable to two affiliates, Acacia Life and AFCO. These notes were issued by a 100% owned subsidiary, AMAL, during the repurchase of its outstanding common stock from Acacia Life and AFCO. These notes are payable in twelve equal quarterly installments beginning on December 1, 2006 with the final installment due on September 1, 2009. The notes carry a fixed interest rate of 5.56% based on the Bloomberg Fair Value 3-year Single "A" U.S. Insurer Index plus 0.020%. The Company may not prepay the notes in whole or in part at any time prior to the maturity date. There are no collateral requirements associated with these notes.

The Company has a $15,000 unsecured line of credit available at December 31, 2007. No balance was outstanding at any time during 2007 or 2006. The line of credit expires May 31, 2008.

7.   Benefit Plans

Defined Benefit Plan
The Company participates in a non-contributory defined benefit plan (the Plan or the Pension Plan) sponsored by AHC. The Plan was formerly sponsored by the Company as a non-contributory defined benefit pension plan (Ameritas Plan) covering substantially all employees of the Company. During 2000, the Ameritas Plan was merged with the Acacia Retirement Plan (Acacia Plan), sponsored by Acacia Life.

Upon the merger of the Ameritas and Acacia Plans, accumulated benefits of the Plan were frozen, and AHC became the Plan sponsor. Accordingly, the Company's prepaid benefit cost was transferred to AHC, and the Company holds a pre-funded pension expense receivable, due from AHC. During 2007, 2006 and 2005, the Company paid $5,000, $5,000 and $15,650, respectively to AHC which in turn contributed the money to the Plan. The balance of the prefunded pension expense receivable was $13,982 and $12,085 at December 31, 2007 and 2006, respectively, and is a non-admitted asset.

While their pension plans were merged, the separate benefit formulas of the Ameritas Plan and Acacia Plan still exist within the Plan and are used to determine the amount of Plan expense to allocate from AHC to the participating companies. The Company incurred pension expense of $3,103, $3,447 and $14,041 in 2007, 2006 and 2005, respectively, for its participation in the Plan.

The Plan's assets include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $102,960 and $98,000 at December 31, 2007 and 2006, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

7.   Benefit Plans, (continued)

Defined Contribution Plans
The Company's employees and agents participate in defined contribution plans sponsored by AHC that cover substantially all full-time employees and agents. Company matching contributions under the defined contribution plan range from 0.5% to 3% of the participant's compensation. In addition, for eligible employees who are not Pension Plan participants, the Company makes a contribution of 6% of the participant's compensation for those employees hired prior to January 1, 2006 and 5% of the participant's compensation for those hired after January 1, 2006. Contributions by the Company to the employee and agents defined contribution plans were $4,230, $3,410 and $3,383 in 2007, 2006 and 2005, respectively.

The defined contribution plans' assets also include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, the Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $229,191 and $207,500 at December 31, 2007 and 2006, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

Postretirement Benefit Plans
The Company provides certain health care benefits to retired employees who were hired prior to January 1, 2005. For associates eligible to retire at January 1, 2000, these benefits are a specified percentage of premium until age 65 and a flat dollar amount thereafter. For associates eligible for retirement after January 1, 2000, benefits will be provided until the associate becomes eligible for Medicare. Employees become eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the Company's medical plan for the immediately preceding five years.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The postretirement benefit obligation and net periodic postretirement benefit cost in the financial statements and accompanying notes do reflect the effects of the Act on the Plan.

In May 2004, additional guidance became available to specific companies who elected deferral and were able to determine if their plans are actuarially equivalent to recognize the impact of the Act no later than the first annual reporting period beginning after June 15, 2004. In January 2005, the Center for Medicare and Medicaid Services issued the final regulations for the Act including the determination of actuarial equivalence. The Company has determined that its plans are actuarially equivalent. The Company qualified for and elected to receive the 28% federal subsidy on allowable gross prescription drug costs of qualified retirees. The Company received subsidy payments of $77 and $47 in 2007 and 2006, respectively. The Company did not receive any subsidy payments in 2005. The measures of benefit obligations and net periodic pension cost reflect effects of the Act.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

7.   Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The following tables provide a reconciliation of the changes in the postretirement benefit obligations and fair value of assets for the years ended December 31, 2007, 2006 and 2005 and a statement of the funded status as of the December 31 measurement date of all years:

                                                                    2007              2006              2005
--------------------------------------------------------------------------------------------------------------------
Reconciliation in benefit obligation
    Benefit obligation at beginning of year                    $         6,503  $         5,558   $         6,693
    Transfer of obligation from dissolution of AMAL                          -              106                 -
    Service cost                                                            71               69                57
    Interest cost                                                          368              331               315
    Actuarial (gain) or loss                                              (140)           1,164            (1,279)
    Special termination benefits                                             -                -                81
    Federal subsidy receipts                                                77               47                 -
    Benefits paid                                                         (735)            (772)             (309)
--------------------------------------------------------------------------------------------------------------------
    Benefit obligation at end of year                          $         6,144  $         6,503   $         5,558
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Reconciliation of fair value of plan assets
    Fair value of plan assets at beginning of year             $         2,795  $         2,754   $         2,557
    Transfer of plan assets from dissolution of AMAL                         -              156                 -
    Actual return on plan assets                                           139              147               131
    Employer contributions                                                 496              401               303
    Benefits paid                                                         (584)            (663)             (237)
--------------------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year                   $         2,846  $         2,795   $         2,754
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Funded status
    Funded status at end of year                               $        (3,298) $        (3,708)  $        (2,804)
    Unrecognized net actuarial loss                                      2,658            3,009             1,995
    Unrecognized prior service cost                                         (1)              (1)               (1)
--------------------------------------------------------------------------------------------------------------------
    Accrued benefit cost                                       $          (641) $          (700)  $          (810)
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

7.   Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The amount of the postretirement obligation for nonvested employees was $901 and $849 at December 31, 2007 and 2006, respectively.

Periodic postretirement medical expense included the following components:

                                                                             Years Ended December 31
--------------------------------------------------------------------------------------------------------------------
                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Service cost                                                   $            71   $            69  $            57
Interest cost                                                              368               331              315
Expected return on plan assets                                            (148)             (156)            (139)
Early retirement one-time cost                                               -                 -               81
Amortization of net loss                                                   219               175              176
--------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                      $           510   $           419  $           490
--------------------------------------------------------------------------------------------------------------------

Plan assets are invested in 100% fixed income investments. The expected rate of return on these investments is 6%. The Company expects to contribute $640 to its postretirement benefits plans and 401(h) account in 2008.

The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

                                                                                            Expected Net
    Fiscal Year                                                                           Benefit Payments
--------------------------------------------------------------------------------------------------------------------
    2008                                                                                 $          774
    2009                                                                                            788
    2010                                                                                            800
    2011                                                                                            787
    2012                                                                                            746
    2013 - 2017                                                                                   3,523
--------------------------------------------------------------------------------------------------------------------

The assumptions used in the measurement of the postretirement benefit obligations are:

                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                        6.25%             6.00%            5.75%
Expected long term rate of return on plan assets                     6.00%             6.00%            6.00%
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

7.   Benefit Plans, (continued)

The assumptions used to determine net periodic post retirement benefit costs are:

                                                                             2007          2006          2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                                  6.00%         5.75%         6.00%
Expected long term rate of return on plan assets                               6.00%         6.00%         6.00%
--------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rates as of December 31 were:
                                                                             2007          2006          2005
--------------------------------------------------------------------------------------------------------------------
Healthcare Cost Trend Rate Assumed for Next Year                               8.0%          9.0%          7.0%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Trend
   Rate)                                                                       5.0%          5.0%          5.0%
Year the Rate Reaches the Ultimate Trend Rate                                2011          2011          2008
--------------------------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in health care trend rates would have the following effects:

--------------------------------------------------------------------------------------------------------------------
                                                                                   1% increase      1% decrease
--------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components of net
periodic postretirement health care benefit cost                                      $     50         $    (45)

Effect on the health care component of the accumulated
postretirement benefit obligation                                                     $    568         $   (519)
--------------------------------------------------------------------------------------------------------------------

Other Plans
Separate supplemental retirement agreements totaled $12,584 and $11,696 included in other liabilities at December 31, 2007 and 2006, respectively, cover certain active and retired employees. These plans are unfunded.

8. Dividend Restrictions and Surplus

The Company is subject to regulation by the Department, which restricts the advancement of funds to parent and affiliated companies as well as the amount of dividends that may be paid without prior approval. Dividend payments by the Company cannot exceed the greater of 10% of surplus as of the preceding year-end or the statutory net gain from operations for the previous calendar year, without prior approval from the Department. Based on this limitation, the Company would be able to pay $87,812 in dividends in 2008 without prior approval. No dividends to parent or affiliated companies were paid in 2007, 2006 or 2005.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

8.   Dividend Restrictions and Surplus, (continued)

Unassigned surplus represents the undistributed and unappropriated amount of surplus at the statement date. The cumulative effect related to the portion of unassigned surplus represented or reduced by each of the following items as of December 31:

                                                                     2007              2006              2005
-------------------------------------------------------------------------------------------------------------------
Unrealized gains on investments, net of taxes
  of $20,075, $18,002 and $13,961                             $        45,221   $        57,355  $        60,568
Nonadmitted asset values                                              (54,618)          (47,807)         (46,651)
Asset valuation reserves                                              (68,603)          (62,456)         (69,931)
Liability for reinsurance in unauthorized companies,
  net of tax                                                              (26)                -               (3)
-------------------------------------------------------------------------------------------------------------------

9.   Commitments and Contingencies

As a condition of doing business, all states and jurisdictions have adopted laws requiring membership in life and health insurance guaranty funds. Member companies are subject to assessments each year based on life, health or annuity premiums collected in the state. In some states these assessments may be applied against premium taxes. The Company estimated its cost related to past insolvencies and has provided a reserve included in other liabilities of $526 and $520 as of December 31, 2007 and 2006, respectively, and estimated recoveries from premium taxes included in data processing and other admitted assets of $454 and $427 as of December 31, 2007 and 2006, respectively.

From time to time the Company is involved in pending and threatened litigation in the normal course of business in which claims for monetary damages are asserted. In the opinion of management, the ultimate liability, if any, arising from such pending or threatened litigation is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

The Company had no claims (per claim or claimant) where amounts were paid to settle claims related to extra contractual obligations or bad faith claims resulting from lawsuits during 2007, 2006 or 2005.

Securities commitments of $28,275 and $20,990 and mortgage loan and real estate commitments of $23,346 and $26,375 were outstanding for investments to be purchased in subsequent years as of December 31, 2007 and 2006, respectively. Low income housing tax credit property investment commitments were $442 and $139 as of December 31, 2007 and 2006, respectively. These commitments have been made in the normal course of business and are not reflected in the accompanying financial statements. The Company's exposure to credit loss is represented by the contractual notional amount of these commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments.

Companies operating in the insurance and financial services markets have come under the scrutiny of regulators with respect to market conduct and compliance issues. Under certain circumstances, companies have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyowner. The Company monitors its sales materials and enforces compliance procedures to mitigate any exposure to potential litigation. The Company and its life insurance subsidiaries are members of the Insurance Marketplace Standards Association, an organization which advocates ethical market conduct.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

9.   Commitments and Contingencies, (continued)

The Company engages in securities lending transactions to generate additional income. The program is administered by an authorized financial institution and requires the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the loaned securities. The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as bonds and common stocks in the statutory statements of admitted assets, liabilities, and surplus. The carrying value of bonds loaned as of December 31, 2007 and 2006 were $25,744 and $33,449 respectively. The carrying value of common stocks loaned as of December 31, 2007 and 2006 were $28,077 and $5,414, respectively. The fair value of cash collateral held was $56,998 and $39,958 as of December 31, 2007 and 2006, respectively. There was no non-cash collateral on deposit at December 31, 2007 and 2006.

In 2007, assets are held by the Federal Home Loan Bank (FHLB) of Topeka, as custodian, to use as collateral to support the issuance of funding agreements. The Company maintains control over these assets and the estimated fair value at December 31, 2007 is $20,386. As of December 31, 2007, the Company had issued $12,000 of funding agreements with the FHLB of Topeka.

10.  Gain or Loss to the Reporting Entity from Uninsured Accident and Health
     Plans

ASO Plans
The gain from operations from administrative services only (ASO) uninsured plans is as follows for the year ended December 31:

                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Net reimbursement for administrative expenses (including       $         3,205   $         3,793  $         3,602
  administrative fees) in excess of actual expenses
Total net other income (expense) (including interest paid to
  or received from ASO uninsured plans)                                      -                 -                -
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                       $         3,205   $         3,793  $         3,602
--------------------------------------------------------------------------------------------------------------------
Total claim payment volume                                     $        82,313   $        65,044  $        55,611
--------------------------------------------------------------------------------------------------------------------

ASC Plans
The gain from operations from administrative services contract (ASC) uninsured plans is as follows for the year ended December 31:

                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Gross reimbursement for medical cost incurred                  $           543   $           430  $           380
Other income or expenses (including interest paid
  to or received from plans)                                                35                27               24
Gross expenses incurred (claims and administrative)                        571               452              399
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                       $             7   $             5  $             5
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

11.  Other Items

Troubled Debt Restructuring
The Company has several long-term bond holdings with restructured terms. The carrying value at December 31, 2007 and 2006, has been written down to $0, whereby the Company recorded no realized capital losses. The Company incurred no amount of commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructuring. The Company's income recognition policy for interest income on an impaired loan is the cash basis/cost recovery method.

Securities on Deposit
Securities with a book/adjusted carrying value of $7,684 and $10,466 at December 31, 2007 and 2006, respectively, were on deposit with government agencies as required by law in various jurisdictions in which the Company conducts business.

Uncollectibility of Assets
The Company had admitted assets of $953 and $995 at December 31, 2007 and 2006, respectively, in accounts receivable for uninsured plans and included with data processing and other admitted assets on the statutory statements of admitted assets, liabilities and surplus. The Company routinely assesses the collectibility of these receivables. Based upon Company experience, less than 1% of the balance may become uncollectible and the potential loss is not material to the Company's financial condition.

Participating Contracts
Effective October 1, 1998 (the Effective Date) the Company formed a closed block (the Closed Block) of policies, under an arrangement approved by the Department, to provide for dividends on policies that were in force on the Effective Date and which were within the classes of individual policies for which the Company had a dividend scale in effect on the Effective Date. The Closed Block was designed to give reasonable assurance to owners of affected policies that the assets will be available to support such policies including maintaining dividend scales in effect at the Effective Date, if the experience underlying such scales continues. The assets, including revenue thereon, will accrue solely to the benefit of the owners of policies included in the block until the block is no longer in effect.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

12.  Reinsurance

Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established. The Company conducts reinsurance business with FALIC, Acacia Life, Aviva USA, and other non-affiliated companies.

Following is a summary of the transactions through reinsurance operations:

                                                                                  Years Ended December 31
                                                                        --------------------------------------------
                                                                             2007          2006           2005
--------------------------------------------------------------------------------------------------------------------
Premium Income:
  Assumed (related party $80, $115 and $100
    in 2007, 2006 and 2005)                                              $     56,885  $     71,398   $     77,951
  Ceded (related party $2,125, $3,955 and $3,964
    in 2007, 2006 and 2005)                                                    29,231        27,904         26,931
Benefits To Policyowners:
  Assumed (related party $214, $0 and $0 in
    2007, 2006 and 2005)                                                       47,418        54,910         54,397
  Ceded (related party $1,588, $2,694 and $907 in
    2007, 2006 and 2005)                                                       18,115        18,835          8,394
Policy Reserves:
  Assumed (related party $36 and $42 in
    2007 and 2006)                                                                402         1,523             NA
  Ceded (related party $1,061 and $1,582 in
    2007 and 2006)                                                             63,732        58,218             NA
--------------------------------------------------------------------------------------------------------------------

The Company is not relieved of its primary liability in the event that a reinsurer is unable to meet the obligations ceded under a reinsurance agreement.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

13.  Changes in Unpaid Claims and Claim Adjustment Expenses

The change in the liability for unpaid accident and health claims and claim adjustment expenses which is reported within reserves for unpaid claims is summarized as follows:

                                                                     2007             2006              2005
--------------------------------------------------------------------------------------------------------------------
Balance at January 1                                           $        31,820   $        30,599  $        28,215
Less reinsurance recoveries                                             (8,776)           (9,929)          (9,835)
--------------------------------------------------------------------------------------------------------------------
Net balance at January 1                                                23,044            20,670           18,380
--------------------------------------------------------------------------------------------------------------------

Incurred related to:
    Current year                                                       307,896           280,572          252,232
    Prior year                                                          (4,871)           (3,739)          (4,634)
--------------------------------------------------------------------------------------------------------------------
        Total incurred                                                 303,025           276,833          247,598
--------------------------------------------------------------------------------------------------------------------

Paid related to:
    Current year                                                       284,128           257,528          231,562
    Prior year                                                          18,172            16,931           13,746
--------------------------------------------------------------------------------------------------------------------
        Total paid                                                     302,300           274,459          245,308
--------------------------------------------------------------------------------------------------------------------

Net balance at December 31                                              23,769            23,044           20,670
Plus reinsurance recoveries                                              6,487             8,776            9,929
--------------------------------------------------------------------------------------------------------------------
Total reserve for unpaid claims                                $        30,256   $        31,820  $        30,599
====================================================================================================================

As a result of favorable settlement of prior years' estimated claims, the provision for claims and claim adjustment expenses decreased by $4,871, $3,739 and $4,634 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company paid assumed reinsurance claims of $49,224, $55,422 and $54,530, and incurred assumed reinsurance claims of $46,929, $54,919 and $54,405 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company paid ceded reinsurance claims of $549, $598 and $661, and incurred ceded reinsurance claims of $537, $601 and $652 for the years ended December 31, 2007, 2006 and 2005, respectively.

14.  Policy Reserves

The Company waives deduction of deferred fractional premiums due upon death of the insured and returns any portion of the final premium beyond the date of death on traditional business. Surrender values are not provided in excess of legally computed reserves.

Additional premiums are charged for policies issued on substandard lives according to underwriting classification. Reserves for substandard policies are included in the policy reserve.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

14.  Policy Reserves, (continued)

As of December 31, 2007 and 2006, respectively, the Company had $1,380,130 and $1,630,085 of insurance in force for which the gross premiums are less than the net premiums according to the standard valuation set by the Department. Reserves to cover the above insurance totaled $10,679 and $10,462 at December 31, 2007 and 2006, respectively.

15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics

Withdrawal characteristics of annuity reserves and deposit-type funds at December 31 are as follows:

                                                                                               2007
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       509,088         13.2%
  At book value less current surrender charge of 5% or more                              517,349         13.4%
  At fair value                                                                          976,074         25.3%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 2,002,511         51.9%
  At book value without adjustment  (minimal or no charge)                             1,784,313         46.3%
Not subject to discretionary withdrawal                                                   65,034          1.7%
--------------------------------------------------------------------------------------------------------------------
Total gross                                                                      $     3,851,858        100.0%
Reinsurance ceded                                                                           (165)         0.0%
--------------------------------------------------------------------------------------------------------------------
Total Net                                                                        $     3,851,693        100.0%
====================================================================================================================

                                                                                               2006
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       437,643         12.3%
  At book value less current surrender charge of 5% or more                              564,490         15.9%
  At fair value                                                                          792,670         22.4%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 1,794,803         50.6%
  At book value without adjustment  (minimal or no charge)                             1,683,692         47.4%
Not subject to discretionary withdrawal                                                   69,861          2.0%
--------------------------------------------------------------------------------------------------------------------
Total gross                                                                      $     3,548,356        100.0%
Reinsurance ceded                                                                            (23)         0.0%
--------------------------------------------------------------------------------------------------------------------
Total Net                                                                        $     3,548,333        100.0%
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics, (continued)

The following information is obtained from the applicable Exhibit in the Company's December 31 Annual Statement and related Separate Accounts Annual Statement, both of which are filed with the Department, and is provided to reconcile annuity reserves and deposit-type funds to amounts reported in the statutory statements of admitted assets, liabilities and surplus as of December 31:

                                                                                      2007              2006
--------------------------------------------------------------------------------------------------------------------
Life and Accident and Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)                                        $       869,434  $       856,491
Exhibit 5, Supplementary Contracts with Life Contingencies Section,
  Total (net)                                                                             10,735           10,800
Exhibit 7, Deposit-Type Contracts, Line 14, Column 1                                     109,239           91,531
--------------------------------------------------------------------------------------------------------------------
                                                                                         989,408          958,822
Separate Accounts Annual Statement:
Exhibit 3, Line 0299999, Column 2                                                      2,862,285        1,796,841
Page 3, Line 2, Column 3                                                                       -          792,670
--------------------------------------------------------------------------------------------------------------------
Total                                                                            $     3,851,693  $     3,548,333
====================================================================================================================

16.  Premium and Annuity Considerations Deferred and Uncollected

Deferred and uncollected life insurance premiums and annuity considerations as of December 31 are as follows:

                                               2007                      2006                      2005
                                    --------------------------------------------------------------------------------
                                                      Net of                     Net of                   Net of
                Type                     Gross       Loading       Gross        Loading      Gross       Loading
--------------------------------------------------------------------------------------------------------------------
Ordinary new business                $        23  $        20  $        71  $        60  $       345  $       195
Ordinary renewal                           4,838        4,430        5,221        4,785        5,011        8,213
--------------------------------------------------------------------------------------------------------------------
Totals                               $     4,861  $     4,450  $     5,292  $     4,845  $     5,356  $     8,408
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

17.  Separate Accounts

Information regarding the nonguaranteed separate accounts of the Company is as follows:

                                                                         2007            2006            2005
--------------------------------------------------------------------------------------------------------------------
For the years ended December 31:
    Premiums, considerations or deposits                            $      480,315  $      605,460  $      613,898
--------------------------------------------------------------------------------------------------------------------
At December 31:
Reserves by valuation basis
    Fair value                                                      $    3,604,435  $    3,285,850
====================================================================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal
    At book value without fair value adjustment and with current
     surrender charge of 5% or more                                 $      418,760  $      696,736
    At fair value                                                          976,074         792,670
    At book value without adjustment (minimal or no charge)              2,208,875       1,796,444
----------------------------------------------------------------------------------------------------
Sub-total                                                           $    3,603,709  $    3,285,850
Not subject to discretionary withdrawal                                        726               -
----------------------------------------------------------------------------------------------------
Total                                                               $    3,604,435  $    3,285,850
====================================================================================================

--------------------------------------------------------------------------------------------------------------------
Reconciliation of net transfers to (from) separate accounts at December 31:
Transfers as reported in the statutory statement of operations of the separate accounts annual statement:
    Transfers to separate accounts                                  $      480,315  $      458,918  $      265,126
    Transfers from separate accounts                                      (447,861)       (324,135)       (335,397)
--------------------------------------------------------------------------------------------------------------------
    Net transfers to (from) separate accounts                               32,454         134,783         (70,271)
--------------------------------------------------------------------------------------------------------------------
Net transfers as reported in the statutory statements of            $       32,454  $      134,783  $      (70,271)
  operations of the Company
Correction of error (see Note 20)                                                -          45,953          53,227
--------------------------------------------------------------------------------------------------------------------
    Net transfers                                                   $       32,454  $      180,736  $      (17,044)
====================================================================================================================

18.  EDP Equipment and Software

Electronic data processing ("EDP") equipment and operating and nonoperating software consisted of the following at December 31:
                                                                                         2007            2006
--------------------------------------------------------------------------------------------------------------------
Electronic data processing equipment                                                 $       12,289 $       12,156
Operating system software                                                                     3,868          3,198
Nonoperating system software                                                                 18,468         13,673
--------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                 34,625         29,027
Accumulated depreciation                                                                    (26,731)       (25,605)
--------------------------------------------------------------------------------------------------------------------
Balance, net                                                                         $        7,894 $        3,422
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

18.  EDP Equipment and Software, (continued)

EDP equipment and operating software included in data processing and other admitted assets are $3,167 and $2,419 at December 31, 2007 and 2006, respectively.

Depreciation expense related to EDP equipment and operating and nonoperating software totaled $2,948, $2,956 and $3,413 for the year ended December 31, 2007, 2006 and 2005, respectively.

19. Reconciliation of Statutory Net Income and Surplus to GAAP Net Income and Equity

As described in Note 1, the Company has prepared these financial statements in conformity with statutory accounting practices prescribed or permitted by the Department. These practices differ from accounting principles generally accepted in the United States of America (GAAP). The following tables reconcile statutory net income to GAAP net income and statutory surplus to GAAP equity.

                                                                         2007            2006            2005
--------------------------------------------------------------------------------------------------------------------
Statutory net income as reported                                    $       77,665  $       70,645  $       68,091
Insurance reserves                                                           3,751           2,777           4,631
Deferred policy acquisition costs                                           (4,196)         15,657             241
Deferred income taxes and other tax reclassifications                            6          (5,287)         19,140
Statutory investment reserves                                                 (463)           (437)          1,043
Goodwill amortization                                                        1,080           1,079           1,080
Earnings of subsidiaries                                                     4,887           2,561          (5,353)
Other                                                                        5,231             456            (805)
--------------------------------------------------------------------------------------------------------------------
GAAP net income                                                     $       87,961  $       87,451  $       88,068
====================================================================================================================

                                                                         2007            2006           2005
--------------------------------------------------------------------------------------------------------------------
Statutory surplus as reported                                       $      878,120  $      814,236  $      757,631
Insurance reserves                                                        (107,633)       (121,757)       (119,484)
Deferred policy acquisition costs                                          262,741         272,602         254,014
Deferred income taxes                                                      (58,652)        (62,809)        (58,679)
Valuation of investments                                                    (5,545)        (13,420)         (2,580)
Statutory investment reserves                                               70,926          65,242          73,155
Goodwill                                                                    (4,587)         (5,667)         (6,746)
Subsidiary equity                                                           13,474             974         (30,076)
Statutory non-admitted assets                                               54,618          47,807          48,321
Post retirement and pension benefit obligations                            (21,490)              -               -
Other                                                                       (3,185)          5,736            (518)
--------------------------------------------------------------------------------------------------------------------
GAAP equity                                                         $    1,078,787  $    1,002,944  $      915,038
====================================================================================================================

20.  Correction of Errors

Subsequent to the issuance of the Company's 2006 statutory financial statements, the Company's management determined that there was an error in the calculation of reinsurance assumed reserves and reinsurance ceded premium income on term life products with one reinsurer. As a result, unassigned surplus and net income as reported in the Company's statutory financial statements and its statutory filing with the Department at December 31, 2006 were overstated by $1,292, net of taxes of $696. As the amount is not material to the prior year financial statements, in accordance with SSAP No. 3, "Accounting Changes and Corrections of Errors", it is recorded in unassigned surplus during the year ended December 31, 2007.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands)
--------------------------------------------------------------------------------

20.  Correction of Errors, (continued)

In addition, subsequent to the issuance of the Company's 2006 statutory financial statements, the Company's management determined that certain group annuity products should have been accounted for as life contracts rather than deposit-type contracts. As a result, the statutory statement of admitted assets, liabilities, and surplus at December 31, 2006 has been restated to classify $436,866 as policy reserves rather than deposit-type funds. The statutory statements of operations for the years ended December 31, 2006 and 2005 have been restated to reflect premium income, benefits to policyowners, change in policy reserves and net premiums transferred to separate accounts on a gross basis. A summary of the impact of the restatement on the statutory statements of operations for the years ended December 31, 2006 and 2005 is presented in the following table:

-------------------------------------------------------------------------------------------------------------------
                                                              Financial                              Financial
                                                           Statement, Prior       Correction        Statement, as
                                                            to Restatement         of Error           Restated
-------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2006
Income
   Premium income                                       $      953,293        $      171,264      $    1,124,557
   Total income                                              1,136,884               171,264           1,308,148
-------------------------------------------------------------------------------------------------------------------
Expenses
   Benefits to policyowners                                    793,688               108,400             902,088
   Change in policy reserves                                   (75,217)               16,911             (58,306)
   Net premiums transferred to (from) separate
     accounts                                                  134,783                45,953             180,736
   Total expenses                                            1,050,735               171,264           1,221,999
-------------------------------------------------------------------------------------------------------------------
 Net income                                             $       70,645        $            -      $       70,645
-------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2005
Income
   Premium income                                       $      744,464        $      189,694      $      934,158
   Total income                                                936,646               189,694           1,126,340
-------------------------------------------------------------------------------------------------------------------
Expenses
   Benefits to policyowners                                    756,086               103,269             859,355
   Change in policy reserves                                   (43,869)               33,198             (10,671)
   Net premiums transferred to (from) separate
     accounts                                                  (70,271)               53,227             (17,044)
   Total expenses                                              776,156               189,694           1,038,897
-------------------------------------------------------------------------------------------------------------------
Net income                                              $       68,091        $            -      $       68,091
-------------------------------------------------------------------------------------------------------------------

There was no impact to total assets, total liabilities, surplus or net income in 2006 or 2005.

PART C

                                OTHER INFORMATION

     Item 26.     Exhibits

     Exhibit
     Number       Description of Exhibit

     (a)(1) Board of Directors Resolution of Ameritas Variable Life Insurance Company Establishing Ameritas Variable Separate Account V (formerly known as Ameritas Variable Life Insurance Company Separate Account
             V).(1)
     (a)(2) Resolution of Board of Directors of Ameritas Life Insurance Corp. authorizing the transfer of Ameritas Variable Life Insurance Company Separate Account V to Ameritas Life Insurance Corp. (2)
     (b)     Custodian Agreements. Not Applicable.
     (c)     Principal Underwriting Agreement and Amendment. (1,) (2)
     (d)     Form of Policy.(3)
     (e)     Form of Application.(3)
     (f) Articles of Incorporation of Ameritas Life Insurance Corp. (4) Bylaws of Ameritas Life Insurance Corp. (5)
     (g)     Reinsurance Agreement.
     (h)     Participation Agreements:
             (1)     AIM Variable Insurance Funds.(3)
             (2)     The Alger American Fund. (6)
             (3)     American Century Investments.(3)
             (4)     Calvert Variable Series, Inc.(3)
             (5)     DWS Variable Series I and II. (7)
             (6)     Fidelity Variable Insurance Products Funds. (7)
             (7)     Franklin Templeton Variable Insurance Products Trust
             (8)     MFS Variable Insurance Trust. (1)
             (9)     Neuberger Berman Advisers Management Trust. (4)
             (10)    Oppenheimer Variable Account Funds.
             (11)    PIMCO Variable Insurance Trust. (7)
             (12)    Summit Mutual Funds, Inc.(3)
             (13)    T. Rowe Price Equity Series, Inc.(3)
             (14)    Third Avenue Variable Series Trust.(3)
             (15)    The Universal Institutional Funds, Inc. (1)
             (16)    Participation Agreement with W&R Target Funds, Inc. (8)
     (i)     Administrative Contracts. Not Applicable.(9)
     (j)     Other Material Contracts: Powers of Attorney.
     (k)     Legal Opinion.
     (l)     Actuarial Opinion. Not applicable.
     (m)     Calculation. Not applicable.
     (n) Consents of Independent Auditors and Independent Registered Public Accounting Firm.
     (o)     No financial statements are omitted from Item 24.
     (p)     Initial Capital Agreements. Not applicable.
     (q)     Transfer and Redemption Procedures Pursuant to Rule 6e-3(T)(b)
             (12)(iii).

Footnotes:
1. Incorporated by reference to Ameritas Variable Life Insurance Company Separate Account V Form S-6 initial Registration Statement No. 333-15585, filed on November 6, 1996, EX-99.A1, EX-99.A3A, EX-99.A8C, EX-99.A8D.
2. Incorporated by reference to Ameritas Variable Separate Account VA-2 Form N-4 initial Registration Statement No. 333-142483 filed on May 1, 2007, EX-99.A, EX-99.C, EX-99.D, EX-99.H.
3. Incorporated by reference to Ameritas Variable Separate Account V Form N-6 Registration Statement No. 333-151913 submitted to the SEC on June 25, 2008, EX. 99.D, E, H.2, H.3, H.4, H.5, and H.6.
4. Incorporated by reference to Ameritas Life Insurance Corp. Separate Account LLVA Form N-4 initial Registration Statement No. 333-05529, filed on June 7, 1996, EX-99.B6A, EX-99.B8A.
5. Incorporated by reference to Ameritas Life Insurance Corp. Separate Account LLVA Form N-4 Post-Effective Amendment No. 4 for Registration Statement No. 333-05529, filed on February 26, 1999, EX-99.(6)(B).
6. Incorporated by reference to Ameritas Variable Life Insurance Company Separate Account V Form S-6 Pre-Effective Amendment No. 1 to Registration Statement No. 333-15585, filed on January 17, 1997, EX-99.A8B.
7. Incorporated by reference to Ameritas Life Insurance Corp. Separate Account LLVL Form N-6 Pre-Effective Amendment No. 1 to Registration Statement No. 333-151912 submitted to the SEC on October 28, 2008, EX.99.H.1, H.2, and .H.3.
8. Incorporated by reference to Carillon Life Account Form N-6 Pre-Effective Amendment No. 1 to Registration Statement No. 333-151914 submitted to the SEC on October 28, 2008 EX.99.H.2.
9. Incorporated by reference to Ameritas Variable Separate Account VA-2 Form N-4 Post-Effective Amendment No. 4 to Registration No. 333-142485, filed on July 23, 2008, EX-99.H.


Item 27.   Directors and Officers of the Depositor
           Name and Principal               Position and Offices
           Business Address*                with Depositor

           JoAnn M. Martin                  Director, Chairman, President & Chief Executive Officer
           James P. Abel                    Director
           William W. Cook, Jr.             Director
           Bert A. Getz                     Director
           James R. Knapp                   Director
           Tonn M. Ostergard                Director
           Paul C. Schorr, III              Director
           Winston J. Wade                  Director
           Kurt Allen                       Senior Vice President & Chief Marketing Officer, Individual & Retirement Plans
           Robert C. Barth                  Senior Vice President, Controller, & Chief Accounting Officer
           Jan M. Connolly                  Senior Vice President & Corporate Secretary
           Nancy A. Dalessio                Senior Vice President & Chief Information Officer
           Raymond M. Gilbertson            Vice President, Corporate Compliance
           Arnold D. Henkel                 Senior Vice President, Individual Distribution
           Dale D. Johnson                  Senior Vice President and Corporate Actuary
           Robert P. Kocher                 Senior Vice President, Strategic Thinking
           Robert G. Lange                  Vice President, General Counsel & Assistant Secretary
           William W. Lester                Senior Vice President, Investments & Treasurer
           Kevin W. O'Toole                 Senior Vice President
           Mitchell F. Politzer             Senior Vice President, Ameritas Advisor
           Robert-John H. Sands             Senior Vice President
           Janet L. Schmidt                 Senior Vice President, Human Resources
           Steven J. Valerius               Senior Vice President
           Kenneth L. VanCleave             President, Group Division

* Principal business address: Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.


Item 28.   Persons Controlled by or Under Common Control with the Depositor or the Registrant

Name of Corporation (state where organized)                            Principal Business

UNIFI Mutual Holding Company (NE)......................................mutual insurance holding company
     Ameritas Holding Company (NE).....................................stock insurance holding company
         Acacia Life Insurance Company (DC)............................life insurance company
              Acacia Financial Corporation (MD)........................holding company
                  Acacia Federal Savings Bank (DE).....................federally chartered bank
                     Acacia Service Corp. (VA).........................deposit solicitation
                  Calvert Group, Ltd. (DE).............................holding company
                     Calvert Asset Management Company (DE).............asset management services
                     Calvert Shareholder Services, Inc. (DE)...........administrative services
                     Calvert Administrative Services Company (DE)......administrative services
                     Calvert Distributors, Inc. (DE)...................broker-dealer

         Ameritas Life Insurance Corp. (NE)............................life/health insurance company
              Ameritas Investment Corp. (NE)...........................securities broker dealer and investment adviser owned by
                                                                       Ameritas Life Insurance Corp. (80%) and Centralife Annuities
                                                                       Service, Inc. (20%)

              First Ameritas Life Insurance Corp. of New York (NY).....life insurance company
              Life Re Insurance Company (TX)...........................life insurance company
              Pathmark Administrators, Inc. (NE).......................third-party administrator

         The Union Central Life Insurance Company (OH).................life insurance company
              Union Central Mortgage Funding, Inc. (OH)................mortgage loan and servicing
              PBRA, Inc. (CA)..........................................holding company
                  Price, Raffel & Browne Administrators, Inc. (DE).....pension administration services
              Summit Investment Partners, Inc. (OH)....................investment adviser

         Summit Investment Advisors, Inc. (NE).........................investment adviser

Subsidiaries are indicated by indentations. Ownership is 100% by the parent company except as noted.

Item 29.      Indemnification

Ameritas Life Insurance Corp.'s By-laws provide as follows:

         "The Corporation shall indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent authorized by the laws of Nebraska."

         Section 21-2004 of the Nebraska Business Corporation Act, in general, allows a corporation to indemnify any director, officer, employee or agent of the corporation for amount paid in settlement actually and reasonably incurred by him or her in connection with an action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         In a case of a derivative action, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court in which the action was brought shall determine that such person is fairly and reasonably entitled to indemnify for such expenses which the Court shall deem proper.

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30.      Principal Underwriter

     a) Ameritas Investment Corp. ("AIC") serves as the principal underwriter for the variable life insurance contracts issued through Ameritas Variable Separate Account V, as well as Ameritas Variable Separate Account VL, Ameritas Life Insurance Corp. Separate Account LLVL, First Ameritas Variable Life Separate Account, and Carillon Life Account. AIC also serves as the principal underwriter for variable annuity contracts issued through Ameritas Variable Separate Account VA-2, Ameritas Variable Separate Account VA, Ameritas Life Insurance Corp. Separate Account LLVA, First Ameritas Variable Annuity Separate Account, and Carillon Account.

     b) The following table sets forth certain information regarding the officers and directors of the principal underwriter, Ameritas Investment Corp.

          Name and Principal                         Positions and Offices
          Business Address                           With Underwriter
          ----------------                           ----------------
          JoAnn M. Martin*                           Director, Chair
          Salene Hitchcock-Gear*                     Director, President & Chief Executive Officer
          Kent M. Campbell**                         Director
          William W. Lester*                         Director, Vice President & Treasurer
          Billie B. Beavers****                      Senior Vice President
          Cheryl L. Heilman*                         Vice President, Chief Operating Officer
          Robert G. Lange*                           Vice President, Secretary, & General Counsel
          Bruce D. Lefler****                        Senior Vice President, Public Finance
          Gregory C. Sernett*                        Vice President, Chief Compliance Officer, and Assistant Secretary
          Michael M. Van Horne****                   Senior Vice President


          * Principal business address: Ameritas Investment Corp., 5900 "O" Street, Lincoln, Nebraska 68510.
          ** Principal business address: AVIVA USA, 611 Fifth Avenue, Des Moines, Iowa 50309.
          *** Principal business address: The Union Central Life Insurance Company, 1876 Waycross Road, Cincinnati OH 45240.
          **** Principal business address: Ameritas Investment Corp., 440
               Regency Parkway Drive, Suite 222, Omaha, Nebraska 68114.

(c) Compensation From the Registrant.

          (1)                          (2)                     (3)                    (4)               (5)
                                 Compensation on
                                Net Underwriting       Events Occasioning
     Name of Principal           Discounts and         the Deduction of a          Brokerage           Other
     Underwriter                 Commissions          Deferred Sales Load         Commissions       Compensation

     Ameritas Investment
     Corp. ("AIC")               $10,123,322                   $0                   $12,753           $232,565

          (2)+(4)+(5) = Gross variable life compensation received by AIC.
          (2) = Sales compensation received and paid out by AIC as underwriter;
                AIC retains 0.
          (4) = Sales compensation received by AIC for retail sales.
          (5) = Sales compensation received by AIC and retained as underwriting fee.


Item 31.  Location of Accounts and Records

          The Books, records and other documents required to be maintained by
          Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder are maintained at Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.

Item 32.  Management Services

          Not Applicable.

Item 33.  Fee Representation

          Ameritas Life Insurance Corp. represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Ameritas Variable Separate Account V, has caused this Pre-Effective Amendment to Registration Statement No. 333-151913 on Form N-6 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, County of Lancaster, State of Nebraska on this day of September, 2008.

                                AMERITAS VARIABLE SEPARATE ACCOUNT V, Registrant

                                        AMERITAS LIFE INSURANCE CORP., Depositor



                                                       By: JoAnn M. Martin*
                                                       -------------------------
                                                           Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September , 2008.

     SIGNATURE                              TITLE

     JoAnn M. Martin *                  Director, Chairman, President & Chief Executive Officer
     James P. Abel *                    Director
     William W. Cook, Jr. *             Director
     Bert A. Getz *                     Director
     James R. Knapp *                   Director
     Tonn M. Ostergard *                Director
     Paul C. Schorr, III *              Director
     Winston J. Wade *                  Director
     Robert C. Barth *                  Senior Vice President, Controller, & Chief Accounting Officer
     Jan M. Connolly*                   Senior Vice President & Corporate Secretary
     William W. Lester *                Senior Vice President, Investments & Treasurer

     /S/Robert G. Lange
        Robert G. Lange                 Vice President, General Counsel & Assistant Secretary


* Signed by Robert G. Lange under Powers of Attorney executed effective as of August 27, 2008.

                                  Exhibit Index

     Exhibit

     (g) Reinsurance Agreement

     (h) Participation Agreements:
         1. Franklin Templeton Variable Insurance Products Trust
         2. Oppenheimer Variable Account Funds

     (j) Other Material Contracts: Powers of Attorney

     (k) Legal Opinion

     (n) Consents of Independent Auditors and
         Independent Registered Public Accounting Firm

     (q) Transfer and Redemption Procedures Pursuant to Rule
         6e-3(T)(b)(12)(iii)

                                  EXHIBIT (j)
                  Other Material Contracts: Powers of Attorney

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

James P. Abel,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:          /s/ James P. Abel
                                    --------------------------------------------
                                                   James P. Abel
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Robert C. Barth,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                   Signed:          /s/ Robert C. Barth
                            --------------------------------------------
                                          Robert C. Barth
                   Senior Vice President, Controller, & Chief Accounting Officer

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Jan M. Connolly,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V........................SEC File 811-04477
     Excel Performance VUL.............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL.........SEC File 811-08868
     Ameritas Advisor VUL..............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:          /s/ Jan M. Connolly
                                    --------------------------------------------
                                                  Jan M. Connolly
                                    Senior Vice President & Corporate Secretary

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

William W. Cook, Jr.,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:           /s/ William W. Cook, Jr.
                                    --------------------------------------------
                                               William W. Cook, Jr.
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Bert A. Getz,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V..........................SEC File 811-04477
     Excel Performance VUL...............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL...........SEC File 811-08868
     Ameritas Advisor VUL................................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:          /s/ Bert A. Getz
                                    --------------------------------------------
                                                   Bert A. Getz
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

James R. Knapp,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:            /s/ James R. Knapp
                                    --------------------------------------------
                                                  James R. Knapp
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products


Robert G. Lange,
whose signature appears below, constitutes and appoints Jan M. Connolly and JoAnn M. Martin, and any such person(s) as Jan M. Connolly may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V..........................SEC File 811-04477
     Excel Performance VUL...............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL...........SEC File 811-08868
     Ameritas Advisor VUL................................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                      Signed:            /s/ Robert G. Lange
                               --------------------------------------------
                                             Robert G. Lange
                          Vice President, General Counsel & Assistant Secretary

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

William W. Lester,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:            /s/ William W. Lester
                                    --------------------------------------------
                                                 William W. Lester
                                  Senior Vice President, Investments & Treasurer

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

JoAnn M. Martin,
whose signature appears below, constitutes and appoints Robert G. Lange and Jan
M. Connolly, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V..........................SEC File 811-04477
     Excel Performance VUL...............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL...........SEC File 811-08868
     Ameritas Advisor VUL................................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                      Signed:            /s/ JoAnn M. Martin
                               --------------------------------------------
                                             JoAnn M. Martin
                          Chair, Director, President & Chief Executive Officer

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Tonn M. Ostergard,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V........................SEC File 811-04477
     Excel Performance VUL.............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL.........SEC File 811-08868
     Ameritas Advisor VUL..............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:            /s/ Tonn M. Ostergard
                                    --------------------------------------------
                                                 Tonn M. Ostergard
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Paul C. Schorr, III,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V.........................SEC File 811-04477
     Excel Performance VUL..............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL..........SEC File 811-08868
     Ameritas Advisor VUL...............................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                           Signed:             /s/ Paul C. Schorr, III
                                    --------------------------------------------
                                                Paul C. Schorr, III
                                                     Director

                                Power of Attorney

                                 With Respect To
                          Ameritas Life Insurance Corp.
                        Variable Life Insurance Products

Winston J. Wade,
whose signature appears below, constitutes and appoints Robert G. Lange and JoAnn M. Martin, and any such person(s) as Robert G. Lange may designate in writing directed to the President of Ameritas Life Insurance Corp., and each of them, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign the initial registration statement for the Ameritas Life Insurance Corp. variable life insurance products listed below, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission ("SEC") and necessary regulatory authorities of any State, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

The separate accounts and variable products covered by this Power of Attorney are specified as:

AMERITAS VARIABLE SEPARATE ACCOUNT V..........................SEC File 811-04477
     Excel Performance VUL...............................SEC File No. 333-151913

AMERITAS LIFE INSURANCE CORP. SEPARATE ACCOUNT LLVL...........SEC File 811-08868
     Ameritas Advisor VUL................................SEC File No. 333-151912

This Power of Attorney is effective August 27, 2008 and remains in effect until revoked or revised.

                                   EXHIBIT (k)

                                  Legal Opinion

                                              Ameritas Life Insurance Corp. Logo

October 28, 2008

Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentlemen:

With reference to the Pre-Effective Amendment No. 1 to Registration Statement 333-151913 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account V with the Securities and Exchange Commission, covering Excel Performance VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

     2. Ameritas Variable Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable universal life policies, when issued as contemplated by said Amendment to the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Form N-6 Registration Statement.

Sincerely,

/S/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary